As filed with the Securities and Exchange Commission on September 20, 2023.

Registration No. 333-263879

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

AMENDMENT NO. 17
TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

Elephant Oil Corp.
(Exact name of registrant as specified in its charter)

____________________

Nevada	1311	86-3759087
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Pennzoil Place
700 Milam, Suite 1300
Houston, TX 77002
(832) 871-5050
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________

Matthew Lofgran
Chief Executive Officer
Elephant Oil Corp.
Pennzoil Place
700 Milam, Suite 1300
Houston, TX 77002
(832) 871-5050
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

Copies to:

Robert Cohen, Esq. Richard Bass, Esq. McDermott Will & Emery LLP One Vanderbilt Avenue New York, 10017 Telephone: (212) 547-5885	Joseph M. Lucosky, Esq. Scott E. Linsky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 Telephone: (732) 395-4402

____________________

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2023

PRELIMINARY PROSPECTUS

1,666,667 Shares of Common Stock

Elephant Oil Corp.

This is our initial public offering (“IPO”). We are registering on the registration statement of which this prospectus forms a part 1,666,667 shares of common stock, par value $0.0001 per share (“Common Stock”). The IPO of the shares of Common Stock is referred to herein as the “Offering”. We currently estimate that the offering price of the Common Stock will be between $4.00 and $5.00 per share.

Prior to the Offering, there has been no public market for our Common Stock. We have applied to list our Common Stock on The Nasdaq Capital Market (“Nasdaq”) under the symbol “ELEP.” The closing of this Offering is contingent upon the successful listing of our Common Stock on Nasdaq.

We are an “emerging growth company” under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our Common Stock involves a high degree of risk. Before buying any Common Stock, you should carefully read the discussion of the material risks of investing in our Common Stock under the heading “Risk Factors” beginning on page 14 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price of the Common Stock	$4.50	$7,500,000
Underwriting discounts and commissions(1)	$0.36	$600,000
Proceeds, before expenses, to us	$4.14	$6,900,000

____________

(1)    Does not include the following additional compensation payable to the underwriters. In addition to the compensation referenced above, we have agreed to pay the representative of the underwriters, Spartan Capital LLC, which we refer to as Spartan or the Representative, warrants (the “Representative’s Warrants”) to purchase in the aggregate the number of shares of our Common Stock equal to five percent (5%) of the number of shares of Common Stock sold in this Offering. The registration statement of which this prospectus forms a part also registers the issuance of the shares of Common Stock issuable upon exercise of the Representative’s Warrants. See also “Underwriting” for a description of compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to 250,001 additional shares of Common Stock (equal to an additional 15% of the Offering of the Common Stock) solely to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $690,000, and the total proceeds to us, before expenses, will be $7,935,000.

Delivery of the Common Stock is expected to be made on or about            , 2023.

Spartan Capital Securities, LLC

The date of this prospectus is            , 2023

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the shares of Common Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the Offering of the shares of Common Stock and the distribution of this prospectus outside the United States.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

i

FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements as of June 30, 2023 and 2022, represent the operations of Elephant Oil Corp. and its wholly-owned subsidiaries, Elephant Oil Limited (UK) and Elephant Oil Benin SA (Benin). All inter-company balances and transactions among the companies have been eliminated upon consolidation.

ABOUT THIS PROSPECTUS

Except where the context otherwise requires or where otherwise indicated throughout this registration statement, the terms “Elephant Oil,” “we,” “us,” our,” “our company,” “Company” and “our business” refer to Elephant Oil Corp. and its wholly-owned subsidiaries, Elephant Oil Limited (UK) and Elephant Oil Benin SA (Benin).

ii

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

If our listing application is not approved by Nasdaq, we will not be able to consummate the Offering.

ELEPHANT OIL CORP.

Overview

We are an independent oil and gas exploration stage company, led by an experienced management and technical team, which is focused on under-explored regions in Africa. Our current asset portfolio includes an exploration license onshore in the Republic of Benin (“Benin”), as well as an exploration license onshore in the Republic of Namibia (“Namibia”). As of the date of this prospectus, we have not drilled any wells and there can be no assurance that we will drill any wells in the future. Additionally, the Company continues to review other potential assets for expansion.

Republic of Benin

In October 2013, Elephant Oil signed a Production Sharing Agreement with Benin (the “Production Sharing Agreement”) providing a 100% licensed interest under the Production Sharing Agreement in onshore Block B, which is over 1.1 million acres, or 1,772 square miles or 4,590 square kilometers and is accessible by local roadways in a low density tropical forest environment. The Benin Hydrocarbons Corporation (“SOBEH”), now known as SNH-Benin, the national oil company of Benin, has an option to acquire a 10% interest upon commercial discovery. The exploration period is 9 years and, unless extended, would have terminated in October 2022. However, we are in advanced negotiations with the Ministry of Water and Mines of Benin (the “Ministry of Water and Mines”) for a New Production Sharing Agreement (as defined below). Because we are currently in negotiations for a new agreement, as per a July 2018 letter from the Ministry of Water and Mines and Article 53 of the Petroleum Code (as defined below), our rights under the Production Sharing Agreement are extended and remain valid until the negotiations are finalized. We intend to continue exploring Block B while we continue negotiations with the Ministry of Water and Mines for a New Production Sharing Agreement (as defined below).

The Production Sharing Agreement provides for an initial exploration phase of three years, with two possible extension phases of three years each. Elephant Oil is currently under the exploration phase, and is in the second three year extension. As discussed below, by virtue of the enactment of the Petroleum Code, the Production Sharing Agreement is currently still in effect. In the event that a commercial discovery is made on Block B, the Production Sharing Agreement further entitles Elephant Oil to apply for and receive, subject to Benin government approval, a production license of up to 25 years, renewable for a period of up to 10 years, from the Ministry of Water and Mines.

The Production Sharing Agreement may be terminated by the Minister in charge of Hydrocarbons of the Republic of Benin upon the following scenarios: (i) if we fail to correct any significant breach, not attributable to the Government of Benin or any of its representatives, after thirty (30) days of notification of such breach; (ii) a delay of over three (3) months in payment to the Government of the Republic of Benin, for reasons not attributable to the Government of the Republic of Benin or any of its representatives; (iii) the interruption of field work that lasts over six (6) months unless either approved by the Government of the Republic of Benin or due to a Force Majeure event; (iv) breach of the Production Sharing Agreement due to illegal operations or conducting business that violates national or international law; (v) if we fail to comply with an arbitration judgment that stems from this arrangement; or (vi) if we declare bankruptcy or go through a court-ordered liquidation. Royalties payable under the Production Sharing Agreement are as follows: (i) for oil - we shall pay royalties at a rate of 12.5% of the total available production excluding losses regarding operations starting with the first barrels produced, and the remaining quantity of the crude oil shall be referred to as ‘‘Available Crude,” and this royalty rate shall be negotiable for the condensate; and (ii) in case of discovery of gas — both parties shall come together to define the royalties as well as the sharing proportion for the gas. Pursuant to the Production Sharing Agreement, we shall be bound to pay in accordance with the Benin Tax Code all of the taxes and dues to which we shall be subject namely the Income Tax, which shall not exceed 45% of the taxable profit.

In 2019, the government of Benin enacted a new petroleum code (the “Petroleum Code”) and model production sharing agreement (“Model PSA”). Prior to the enactment, Elephant Oil had held numerous discussions with the government to amend, advance and clarify its standing under the existing Production Sharing Agreement and petroleum code signed in 2013.

The government of Benin took the position that with the enactment of the Petroleum Code, it wanted all oil and gas stakeholders to negotiate and transfer their current license(s) under the new legislation. The existing Production Sharing Agreement expressly provides that upon a change in law in Benin that reduces the benefits or advantages of the contracting party, the terms of the Production Sharing Agreement shall be modified in order to balance the economic benefits of the contracting party. Elephant Oil and the government of Benin have entered into negotiations in good faith to bring the existing Production Sharing Agreement under the new code and model form.

In December 2021 Elephant Oil executed the new form of production sharing agreement (the “New Production Sharing Agreement”) and delivered the New Production Sharing Agreement to the government of Benin for signature and ratification. The New Production Sharing Agreement is anticipated to be signed in the fourth quarter of 2023, but there can be no assurance that it will be signed in this time frame, or at all. In the event the New Production Sharing Agreement is not signed, we will continue with our exploration program in Namibia and accelerate our exploration of opportunities in other areas of Africa using the intended proceeds directed toward Benin.

Trilogy Resource Corporation had previously operated on Block B, but ceased its operations and relinquished its title to the property in 1992. Elephant Oil began exploration on Block B in 2013, and through the date of this prospectus has continued to explore Block B, including by: (i) procuring a Full Tensor Gravity (Aero Gravity Gradiometry) survey undertaken by Fugro Airborne Surveys Pty Ltd over the entire Block B, (ii) reprocessing existing onshore 2D seismic survey prepared by Trilogy Resource Corporation and integrating such data with new offshore 2D seismic data from SNH-Benin, (iii) procuring a Passive Seismic survey undertaken by GeoDynamics Worldwide, which has helped in Elephant Oil’s understanding of the structural fabric and basin setting, and (iv) procuring an Environmental and Social Impact Assessment (ESIA), which was performed by RPS Energy Limited. We commissioned a third party evaluation by RISC (UK) Limited, which was provided in June 2021, to review exploration opportunities in Block B, onshore Benin, west Africa. The RISC review suggested the probable presence of exploration opportunities in Benin Block B, in particular identifying 5 plays (groups of oil fields or prospects in the same region controlled by the same set of geological circumstances) over Block B and reviewing 15 leads (subsurface structural or stratigraphic features with the potential to have entrapped oil or natural gas) associated with one of the plays. Seismic data acquired from the aforementioned surveys show that the offshore line ties into the onshore line, providing a discernible and exciting target for us to drill. Furthermore, Benin’s Block B is adjacent, on both sides, to oil refineries with significant production in Ghana and Nigeria. Elephant Oil plans to mobilize a drilling rig to Benin in 2024 to commence exploration drilling and additional surveys on the block. For further details on anticipated expenditures related to the plans described above and throughout this prospectus, see “Use of Proceeds” contained elsewhere in this prospectus.

Republic of Namibia

In August 2021, Elephant Oil signed a Petroleum Agreement with Namibia for onshore Block 1919 (the “Petroleum Agreement”), which includes a minimum exploration expenditure of $5,000,000. The $5,000,000 minimum exploration expenditure condition will be deemed satisfied if the minimum work obligations are properly executed using best oil field practices, regardless of the specified expenditure amount. Elephant Oil holds a 70% working interest in Block 1919 on over 2.8 million acres, or 4,507 square miles, or 11,675 square kilometers, which is onshore and accessible by local roadways in brushland environment. Niikela Exploration (PTY) LTD holds a 20% working interest and NAMCOR, a Namibian state-owned entity, holds the remaining 10% interest in the license on a carried interest basis. In August 2022, the Company paid $100,000 in license fees under the Petroleum Agreement. The exploration period is 8 years (as described in more detail below) and, unless extended, will terminate on August 22, 2029. After a period of four years, Elephant Oil must relinquish 50% of its interest in Block 1919, and after a period of an additional two years, it must relinquish an additional 25% of its interest. Elephant Oil is currently in the second year of the initial 4 year term of the exploration period under the Petroleum Agreement, which may be extended for two additional two year terms upon the NMME’s (as defined below) consent, bringing the total exploration period to 8 years. In the event that an economically viable resource discovery is made at the licensed property, the Petroleum Agreement further entitles Elephant Oil to apply for and receive, subject to Namibian government approval, a production license of up to 25 years, renewable for a period of up to 10 years, from the Namibia Ministry of Mines and Energy (the “NMME”).

The Petroleum Agreement shall continue to be in full force for as long as we hold an exploration license or production license. NMME may terminate the agreement with notice in writing if the Company is liquidated or it fails to comply with any final award made pursuant to arbitration proceedings arising under the Petroleum Agreement. Royalties payable under the Petroleum Agreement include a 5% quarterly royalty on the petroleum produced. Pursuant to the Petroleum Agreement, the Company shall owe a petroleum income tax of 42% of any taxable income received, as well as certain additional profits taxes depending on the accumulated net cash position of the Company at the end of each year. Further, we are subject to an annual charge under the Petroleum Agreement, pursuant to which we pay a fee equal to the number of square kilometers included in Block 1919 increased by certain multipliers which increase each time our license is renewed.

Namibia has geology that is similar tectono-stratigraphically to prolific hydrocarbon regions on both sides of the Atlantic, including the Santos and the Campos basins in Brazil, the Kwanza basin in Angola, the Congo basin to the north, the Colorado basin in Argentina and the South Pelotas basin in Uruguay. According to “Basin Evolution, Configuration Styles, and Hydrocarbon Accumulation of the South Atlantic Conjugate Margins” by Z. Wen et al., 2019, a total of 111 giant oil and gas fields with recoverable reserves of nearly 260 billion barrels of oil have been discovered along the South Atlantic.

In 2022, there were two promising offshore oil discoveries in Namibia. On February 4, 2022, Shell plc (NYSE: SHEL) had a major discovery in Namibia. NAMCOR, Shell Namibia Upstream B.V., and Qatar Energy, announced that the Graff-1 deep-water exploration well has made a discovery of light oil in both primary and secondary targets. The Graff-1 well has proved a working petroleum system for light oil in the Orange Basin, offshore Namibia, 270 km from the town of Oranjemund. Drilling operations commenced in early December 2021 and were safely completed in early February 2022. On February 24, 2022, TotalEnergies SE (NYSE: TTE) had a major discovery. NAMCOR announced a major light oil and associated gas discovery on the Venus-1X prospect, located in block 2913B (PEL 56) in the Orange Basin, offshore southern Namibia. The Venus-1X discovery is located approximately 290 kilometers off the coast of Namibia, in the deep-water offshore exploration block. The well was drilled to a total depth of 6,296 meters, by the Maersk Voyager drillship, and encountered a high-quality, light oil-bearing sandstone reservoir of Lower Cretaceous age. We believe these recent discoveries will make Namibia one of Africa’s centers of oil and gas operations in the coming years. We do not own any interests in the foregoing properties, and any of the information reported is not indicative of our future results. As of now we have no proved reserves and areas that we decide to drill may not yield oil and natural gas in commercial quantities or quality, or at all. Further, any estimates provided above were taken from source material, and such estimates may or may not have been prepared in conformance with recognized industry standard reporting guidelines.

In the short term, we are immediately focused on onshore activities. Reconnaissance Energy Africa Ltd. (“ReconAfrica”) is actively exploring their blocks in Namibia adjacent to Elephant Oil’s block. We have targeted a block adjacent to the south of ReconAfrica’s block in the Kavango Basin where the drilling and seismic studies have taken place as where we plan to conduct our onshore activities. For further details on anticipated expenditures related to these plans, see “Use of Proceeds” contained elsewhere in this prospectus.

Our Strategy

We believe that we will be able to achieve our primary business objective of creating value for our shareholders by executing on the following strategies in the next four years:

•        Moving forward on our exploration program, including mobilizing a drilling rig in 2024 followed by drilling two oil wells onshore in Benin, on what we believe to be attractive identified leads in Block B. We will also continue to complete survey work in 2023 through 2025 to identify additional structures in Block B for future drilling.

Map of Benin & Namibia

BENIN
BLOCK B
ALLADA
PORT-NOVO
COTONOU
LOME
VORSTERSHOOP
BLOCK 1919
NAMIBIA
OMATAKO
MANGETTI DUNE
OMBORA
NAMIBIA

Map of “Block B” in Benin

Map of “Block 1919” in Namibia

ZAMBIA
ANGOLA
BLOCK 1919
WINDHOEK
WALVIS BAY
BOTSWANA
NAMIBIA
LÜDERITZ
SOUTH AFRICA

•        In Namibia, we will begin exploration by performing surveys on shore, which we anticipate will lead to future drilling. Given the recent onshore drilling success of ReconAfrica and the recent offshore drilling successes of Shell plc and TotalEnergies SE as noted above, we may decide to increase our pace of exploration activity.

•        We are focused on the acquisition, exploration, appraisal and development of existing and new opportunities in Africa, including identifying, capturing and testing additional high-potential prospects to grow resources and develop reserves with an aim of generating net asset value and delivering returns to our shareholders.

•        We are led by an experienced management team with an average experience in the energy industry of over 12 years.

•        Elephant Oil actively engages with local communities and partners to ensure a strong environmental, social & governance (“ESG”) policy, including:

•        Donating numerous supplies and building schools in Benin.

•        Completing rigorous Environmental Social Impact assessment prior to work in the field.

Our Team

We are led by a team of individuals with experience in the oil and gas sector, particularly in the area of conducting oil exploration and production activities, and officers and directors have an average of 24 years of experience. In addition, each of our three non-employee directors has an educational background in geological science, which we believe will aid our ability to manage and grow our operations. Further, we have a team of five technical specialists, who have expertise in geology, drilling, and international oil and gas operations, who will assist us in our endeavors.

Corporate Structure

Immediately after the consummation of this Offering, we will file a Registration Statement on Form S-8 to register restricted stock and options to purchase stock issuable to certain of our executive officers, directors and employees under the 2022 Incentive Plan (the “2022 Incentive Plan” or “Plan”). The Plan provides for the grant of non-qualified stock options (“NQSOs”), incentive stock options (“ISOs”), restricted stock awards, restricted stock units (“RSUs”), unrestricted stock awards, stock appreciation rights, and other forms of stock-based compensation. These restricted shares and options will be subject to certain vesting conditions. For a complete description of these transactions, please see the sections “Executive Compensation — 2022 Incentive Plan” in this prospectus.

The Company currently has the following wholly-owned subsidiaries which perform the following functions — Elephant Oil Limited functions as our holding company and Elephant Oil Benin SA functions as our local subsidiary handling all operations in Benin.

Name of Subsidiary	Jurisdiction of Incorporation	Date of Incorporation
Elephant Oil Limited	United Kingdom	January 14, 2013
Elephant Oil Benin SA	Benin	July 6, 2014

Summary of Risk Factors

Investing in our Common Stock involves risks. In addition, our business and operations are subject to a number of risks, which you should be aware of prior to making a decision to invest in our Common Stock. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. Below is a summary of these risks.

Risks Relating to Our Business

•        Our business and operations may be adversely affected by the COVID-19 pandemic and may be adversely affected by other similar outbreaks.

•        We have no proved reserves and areas that we decide to drill may not yield oil and natural gas in commercial quantities or quality, or at all.

•        We face substantial uncertainties in estimating the characteristics of our prospects, so you should not place undue reliance on any of our measures.

•        Drilling wells are speculative, often involving significant costs that may be more than our estimates and may not result in any discoveries or additions to our future production or future reserves. Any material inaccuracies in drilling costs, estimates or underlying assumptions will materially affect our business.

•        Our identified future drilling locations are scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

•        The oil and gas industry, including the acquisition of exploratory licenses in Africa, is intensely competitive and many of our competitors possess and employ substantially greater resources than us.

•        Under the terms of our various license agreements, we are contractually obligated to drill wells and declare any discoveries in order to retain exploration and production rights. In the competitive market for our license areas, failure to declare any discoveries and thereby establish development areas may result in substantial license renewal costs or loss of our interests in the undeveloped parts of our license areas, which may include certain of our prospects.

•        We have been an exploration stage entity and our future performance is uncertain.

•        We are dependent on certain members of our management and technical team.

•        Our business plan requires substantial additional capital, which we may be unable to raise on acceptable terms in the future, which may in turn limit our ability to develop our exploration, appraisal, development and production activities.

•        A substantial or extended decline in both global and local oil and natural gas prices may adversely affect our business, financial condition and results of operations.

•        We may not be able to commercialize our interests in any natural gas produced from our license areas in Africa.

•        Our inability to access appropriate equipment and infrastructure in a timely manner may hinder our access to oil and natural gas markets or delay any future oil and natural gas production.

•        We are subject to numerous risks inherent to the exploration and production of oil and natural gas.

•        We are subject to drilling and other operational environmental hazards.

•        The development schedule of oil and natural gas projects, including the availability and cost of drilling rigs, equipment, supplies, personnel and oilfield services, is subject to delays and cost overruns.

•        Our licenses are in Africa, which subjects us to an increased risk of loss of revenue or curtailment of future production from factors specifically affecting Africa.

•        Our future operations may be adversely affected by political and economic circumstances in the countries in which we operate.

•        The oil and gas industry, including the acquisition of exploratory licenses in Africa, is intensely competitive and many of our competitors possess and employ substantially greater resources than us.

•        Participants in the oil and gas industry are subject to numerous laws that can affect the cost, manner or feasibility of doing business.

•        We and our operations are subject to numerous environmental, health and safety regulations which may result in material liabilities and costs.

•        We may be exposed to liabilities under the U.S. Foreign Corrupt Practices Act (the “FCPA”) and other anti-corruption laws, and any determination that we violated the FCPA or other such laws could have a material adverse effect on our business.

•        We may incur substantial losses and become subject to liability claims as a result of future oil and natural gas operations, for which we may not have adequate insurance coverage.

•        We may be subject to risks in connection with acquisitions and the integration of significant acquisitions may be difficult.

•        If we fail to realize the anticipated benefits of a significant acquisition, our results of operations may be adversely affected.

•        The requirements of being a public company may strain our resources, result in more litigation and divert management’s attention.

•        We are a U.S.-based multinational company subject to tax in the U.S. and multiple foreign tax jurisdictions, and it is possible that our tax positions may be challenged by jurisdictional tax authorities, which may have a significant impact on our global provision for income taxes.

•        We are currently negotiating a New Production Sharing Agreement with the Benin government, and cannot guarantee we will enter into a new agreement and this may impair our oil and gas assets, affect our operations and ultimately adversely impact our results of operations, liquidity and financial condition.

•        Under the terms of our Production Sharing Agreement with Benin, we are contractually obligated to make a discovery of crude oil and/or natural gas. Failure to declare any discoveries and thereby establish development areas may result in substantial license renewal costs or loss of our interests in the undeveloped parts of Block B.

Risks Relating to This Offering

•        An active and liquid trading market for our Common Stock may not develop.

•        Our share price may be volatile, and purchasers of our Common Stock could incur substantial losses.

•        A substantial portion of our total issued and outstanding shares of Common Stock may be sold into the market at any time. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

•        The concentration of our share capital ownership among our largest shareholders, and their affiliates, will limit your ability to influence corporate matters.

•        Certain of our executive officers and directors have significant duties with, and spend significant time serving, entities that may compete with us in seeking acquisitions and business opportunities and, accordingly, may have conflicts of interest in allocating time or pursuing business opportunities.

•        For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

•        If you purchase our Common Stock in this Offering, you will suffer immediate and substantial dilution of your investment.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or JOBS Act. As an “emerging growth company” we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•        the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•        not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•        not being required to comply with any requirements that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•        reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this Offering. However, if any of the following events occur prior to the end of such five-year period, (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period, or (iii) we become a “large accelerated filer,” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), we will cease to be an emerging growth company prior to the end of such five-year period. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period.

Corporate Information

We were formed as a Nevada corporation in March 2021. In April 2021, we acquired Elephant Oil Limited (UK), an oil and gas exploration company focused on under-explored areas in onshore West Africa founded in 2013. Our principal executive offices are located at Pennzoil Place, 700 Milam, Suite 1300, Houston, TX 77002 and our telephone number is (832) 871-5050. Our website address is http://elephant-oil.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

The Offering

Common Stock offered by us	1,666,667 shares of Common Stock (or 1,916,668 shares of Common Stock if the underwriters exercise the over-allotment option to purchase additional Common Stock in full).
Common Stock outstanding immediately before the Offering:	12,248,411 shares of Common Stock.
Over-allotment option

We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the total number of shares of Common Stock to be offered by us in this Offering, solely for the purpose of covering over-allotments. This over-allotment option shall be for shares of Common Stock as priced in this Offering, less the underwriting discounts.

Common Stock to be outstanding after this Offering

14,746,196 shares of Common Stock, which includes (i) the shares of Common Stock sold in this Offering and (ii) the 831,118 shares of Common Stock issued pursuant to the Conversion Agreements (as defined below) (excludes 250,001 shares of Common Stock that would be issued if the underwriters exercise their over-allotment option in full).

Use of Proceeds

We estimate that the net proceeds from our sale of Common Stock in this Offering will be approximately $3.7 million (or approximately $4.7 million if the underwriters exercise their over-allotment option in full), based on an assumed IPO price of $4.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this Offering of Common Stock for oil and drilling activities (including exploration and production operations), and for working capital and other general corporate purposes. For a more complete description of our intended use of the proceeds from this Offering, see “Use of Proceeds.”

Representative’s Warrants

Upon the closing of this Offering, we have agreed to issue to the representative of the underwriters, Spartan Capital Securities, LLC, (the “Representative”), or its designees, the Representative’s Warrants that will be exercisable for the period commencing six months from the effective date of this Offering and expiring four and a half years from the effective date of the Offering, entitling the Representative to purchase five percent (5%) of the number of shares of Common Stock sold in this Offering. The registration statement of which this prospectus is a part also covers the Representative’s Warrants and the Common Stock issuable upon the exercise thereof. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Lock-up agreements

We and our executive officers, directors and stockholders have agreed with the underwriters not to sell, transfer or dispose of any Common Stock or similar securities for 180 days after the date of this prospectus. For additional information regarding our arrangement with the underwriters, please see the section titled “Underwriting.”

Risk factors

You should read the section titled “Risk Factors” beginning on page 14 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Common Stock.

Proposed Nasdaq Capital Market Symbol

We have applied to list our Common Stock on The Nasdaq Capital Market under the symbol “ELEP.” If our listing application is not approved by Nasdaq, we will not be able to consummate the Offering and will terminate the Offering.

Immediately after the consummation of this Offering, we will file a Registration Statement on Form S-8 to register restricted stock and options to purchase stock issuable to certain of our executive officers, directors and employees under the 2022 Incentive Plan. The Plan provides for the grant of NQSOs, ISOs, restricted stock awards, RSUs, unrestricted stock awards, stock appreciation rights, and other forms of stock-based compensation. These restricted shares and options will be subject to certain vesting conditions. For a complete description of these transactions, please see the sections “Executive Compensation — 2022 Incentive Plan” in this prospectus.

The number of shares of our Common Stock to be outstanding after this Offering is based on 14,746,196 shares of our Common Stock outstanding as of September 20, 2023 and excludes:

•        up to 1,890,596 shares of Common Stock issuable upon exercise of NQSOs, ISOs, RSUs, unrestricted stock awards, stock appreciation rights, and other forms of stock-based compensation which we intend to grant to our employees and directors under the 2022 Incentive Plan, pursuant to a Registration Statement on Form S-8 to be filed immediately after the consummation of this Offering; and

•        up to 83,334 shares of Common Stock issuable upon exercise of the Representative’s Warrants issued in connection with this Offering.

SUMMARY FINANCIAL DATA

The following tables set forth our summary financial data for the periods indicated. We have derived the following summary of our consolidated statements of operations data for the years ended June 30, 2023 and 2022, and the balance sheet data as of June 30, 2023 from our audited consolidated financial statements included elsewhere in this prospectus. We have prepared the financial statements on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments that, in our opinion, are necessary to state fairly the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that should be expected for any future period. You should read the following summary financial data in conjunction with the other financial information contained in this prospectus, including under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our financial statements and the related notes included elsewhere in this prospectus.

	As of June 30,
	2023	2022
	(Audited)	(Audited)
Revenue	$—	$—

Operating expenses:
Exploration expense	9,911	63,238
Selling, general and administrative	1,711,474	2,901,209
Total operating expenses	1,721,385	2,964,447

Loss from operations	(1,721,385)	(2,964,447)
Other (expense)	(820,811)	(81,376)
Loss before income taxes	(2,542,196)	(3,045,823)
Provision for income taxes	—	—
Net loss	$2,452,196	$(3,045,823)
Weighted-average Common Stock outstanding, basic and diluted	12,205,256	12,198,951
Basic and diluted net loss per share of Common Stock	$(0.21)	$(0.25)
	As of June 30, 2023
	Actual	As Adjusted(1)(2)(4)(5)
Balance Sheet Data:
Cash	$514	$3,708,311
Working capital(3)	$(5,506,432)	$970,437
Total assets	$5,202,386	$7,261,112
Total liabilities	$5,535,249	$2,204,028
Accumulated deficit	$(7,313,926)	$(8,178,979)
Total equity	$(332,863)	$5,057,084

____________

(1)      The as adjusted balance sheet data gives effect to the issuance and sale of shares of Common Stock in this Offering at an assumed IPO price of $4.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2)      Each $1.00 increase (decrease) in the assumed IPO price of $4.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) as adjusted cash and cash equivalents, working capital, total assets, and total equity by approximately $1.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 shares in the number of shares offered by us at the assumed IPO price, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us would increase (decrease) as adjusted cash and cash equivalents, working capital, total assets, and total equity by approximately $0.4 million. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual IPO price and other terms of our IPO determined at pricing.

(3)      We define working capital as current assets less current liabilities and deferred offering costs.

(4)      The as adjusted cash balances have been increased to reflect the expected net proceeds from this Offering after estimated offering costs and underwriting discounts. The as adjusted cash balance also reflects the receipt of $80,000 in cash for the issuance of 20,000 shares of Common Stock to investors at a price of $4.00 per share described elsewhere herein. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Issuance of Common Stock to Investors” for more information. For purposes of the “Use of Proceeds”, we have added back approximately $1,100,000 of deferred offering expenses as that amount has already been paid by the Company.

(5)      The as adjusted total liabilities balance as of June 30, 2023 has been adjusted to reflect the conversion upon IPO of the following: i) the $479,018 balance of the Dragon Note into 288,767 shares of Common Stock, ii) the balance of $540,833 of the December 2022 Note into 309,900 shares of Common Stock, iii) the $443,670 balance of accrued interest due to Gavin Burnell into 201,682 shares of Common Stock through the Accrued Interest Payable Conversion Agreement (as defined below), and iv) the $90,000 balance of an accrued liability due to TraDigital into 30,769 shares of Common Stock through the TraDigital Conversion Agreement (as defined below).

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus, including our financial statements and related notes appearing elsewhere in this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our Common Stock. Our business, financial condition, results of operations or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Common Stock could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below. For a summary of these risk factors, please see “Summary of Risk Factors” in the section titled “Prospectus Summary” beginning on page 1 of this prospectus.

Risks Relating to Our Business

Our business and operations may be adversely affected by the COVID-19 pandemic and may be adversely affected by other similar outbreaks.

As a result of the COVID-19 pandemic or other adverse public health developments, including voluntary and mandatory quarantines, travel restrictions, and other restrictions, our operations, may experience delays or disruptions and temporary suspensions of operations. In addition, our financial condition and results of operations may be adversely affected by the COVID-19 pandemic.

The timeline and potential magnitude of the COVID-19 outbreak are currently unknown. The continuation or amplification of this coronavirus could continue to more broadly affect the United States and global economy, including our business and operations, and the demand for oil and gas. For example, the outbreak of coronavirus has resulted in a widespread health crisis that will adversely affect the economies and financial markets of many countries, resulting in an economic downturn that will affect our operating results. Other contagious diseases in the human population could have similar adverse effects. In addition, the effects of COVID-19 and concerns regarding its global spread have recently negatively impacted the domestic and international demand for crude oil and natural gas, which has contributed to price volatility, impacted the price we receive for oil and natural gas, and has materially and adversely affected the demand for and marketability of production, and is anticipated to continue to adversely affect the same for the foreseeable future. As the potential impact from COVID-19 is difficult to predict, the extent to which it will negatively affect our operating results, or the duration of any potential business disruption is uncertain. The magnitude and duration of any impact will depend on future developments and new information that may emerge regarding the severity and duration of COVID-19 and the actions taken by authorities to contain it or treat its impact, all of which are beyond our control. These potential impacts might negatively affect our operations along with other factors, including potential further decreases in, or prolonged periods of decreased pricing in, oil and gas, and the possible continued decline in global demand for oil and gas.

We have no proved reserves and areas that we decide to drill may not yield oil and natural gas in commercial quantities or quality, or at all.

We have no proved reserves. The entirety of our oil and natural gas portfolio consists of identified yet unproven prospects based on available seismic and geological information that indicates the potential presence of hydrocarbons. However, the areas we decide to drill may not yield oil or natural gas in commercial quantities or quality, or at all. Most of our current prospects are in various stages of evaluation that will require substantial additional analysis and interpretation. Even when properly used and interpreted, 2D and 3D seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. Accordingly, we do not know if any of our prospects will contain oil or natural gas or contain oil or natural gas in sufficient quantities or quality to recover drilling and completion costs or to be economically viable. Even if oil or natural gas is found on our prospects in commercial quantities, construction costs of gathering lines, and transportation costs may prevent such discoveries or prospects from being economically viable, and approval of plans of development (“PoDs”) by various regulatory authorities, a necessary step in order to designate a discovery as “commercial,” may not be forthcoming. Additionally, the analogies drawn by us using available data from other wells, more fully explored discoveries or producing fields may not prove valid with respect to our drilling prospects. We may terminate our drilling program for a discovery or prospect if data, information, studies and previous reports indicate that the possible development of a discovery or prospect is not commercially viable and, therefore, does not merit further investment. If a significant number of our discoveries or prospects do not prove to be successful, our business, financial condition and results of operations will be materially adversely affected.

Block B in Benin is an area in which we focus a substantial amount of our exploration efforts. We currently do not have reserves and we may not be successful in developing commercially viable production from Block B or any other discoveries and prospects in Benin. “Block 1919” in Namibia is a newly acquired license that will require substantial amount of exploration, efforts, prior to knowing the potential economic viability for future hydrocarbon production. We currently do not have reserves and we may not be successful in developing commercially viable production from Block 1919 or any other discoveries and prospects in Namibia.

We face substantial uncertainties in estimating the characteristics of our prospects, so you should not place undue reliance on any of our measures.

In this prospectus, we may provide numerical and other measures of the characteristics, including with regard to size and quality, of our prospects. These measures may be incorrect, as the accuracy of these measures is a function of available data, geological interpretation and judgment. To date, none of our prospects have been drilled. Any analogies drawn by us from other wells, discoveries or producing fields may not prove to be accurate indicators of the success of developing reserves from our discoveries and prospects. Furthermore, we have no way of evaluating the accuracy of the data from analog wells or prospects produced by other parties, which we may use.

It is possible that few or none of our wells to be drilled in the future will find accumulations of hydrocarbons in commercial quality or quantity. Any significant variance between actual results and our assumptions could materially affect the quantities of hydrocarbons attributable to any particular prospect.

Drilling wells are speculative, often involving significant costs that may be more than our estimates, and may not result in any discoveries or additions to our future production or future reserves. Any material inaccuracies in drilling costs, estimates or underlying assumptions will materially affect our business.

Exploring for and developing hydrocarbon reserves involves a high degree of operational and financial risk, which precludes definitive statements as to the time required and costs involved in reaching certain objectives. The budgeted costs of planning, drilling, completing and operating wells are often exceeded and can increase significantly when drilling costs rise due to a tightening in the supply of various types of oilfield equipment and related services or unanticipated geologic conditions. Before a well is spud, we incur significant geological and geophysical (seismic) costs, which are incurred whether a well eventually produces commercial quantities of hydrocarbons, or is drilled at all. Drilling may be unsuccessful for many reasons, including geologic conditions, weather, cost overruns, equipment shortages and mechanical difficulties. Exploratory wells bear a much greater risk of loss than development wells. Furthermore, the successful drilling of a well does not necessarily result in the commercially viable development of a field. A variety of factors, including geologic and market-related, can cause a field to become uneconomic or only marginally economic. All of our prospects will require significant additional exploration and development, regulatory approval and commitments of resources prior to commercial development. The successful drilling of a single well may not be indicative of the potential for the development of a commercially viable field. In Africa, we face higher above-ground risks necessitating higher expected returns, the requirement for increased capital expenditures due to a general lack of infrastructure and underdeveloped oil and gas industries, and increased transportation expenses due to geographic remoteness, which either require a single well to be exceptionally productive, or the existence of multiple successful wells, to allow for the development of a commercially viable field. See risk factor heading “— Our future operations may be adversely affected by political and economic circumstances in the countries in which we operate.” Furthermore, if our actual drilling and development costs are significantly more than our estimated costs, we may not be able to continue our business operations as proposed and would be forced to modify our PoD.

Our identified future drilling locations are scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

Our management team has identified and scheduled future drilling locations on our license areas over a multi-year period. Our ability to drill and develop these locations depends on a number of factors, including the availability of equipment and capital, approval by block regulators, seasonal conditions, oil prices, assessment of risks, costs and drilling results. The final determination on whether to drill any of these locations will be dependent upon the factors described elsewhere in this prospectus. Because of these uncertainties, we do not know if the drilling locations we have identified will be drilled within our expected timeframe or at all or if we will be able to economically produce hydrocarbons from these or any other potential drilling locations. As such, our actual drilling activities may be materially different from our current expectations, which could adversely affect our results of operations and financial condition.

The oil and gas industry, including the acquisition of exploratory licenses in Africa, is intensely competitive and many of our competitors possess and employ substantially greater resources than us.

The international oil and gas industry, including in Africa, is highly competitive in all aspects, including the exploration for, and the development of, new license areas. We operate in a highly competitive environment for acquiring exploratory licenses and hiring and retaining trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than us, which can be particularly important in the areas in which we operate. These companies may be better able to withstand the financial pressures of unsuccessful drill attempts, sustained periods of volatility in financial markets and generally adverse global and industry-wide economic conditions, and may be better able to absorb the burdens resulting from changes in relevant laws and regulations, which would adversely affect our competitive position. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable licenses and to consummate transactions in a highly competitive environment. Also, there is substantial competition for available capital for investment in the oil and gas industry. As a result of these and other factors, we may not be able to compete successfully in an intensely competitive industry, which could cause a material adverse effect on our results of operations and financial condition.

Under the terms of our various license agreements, we are contractually obligated to drill wells and declare any discoveries in order to retain exploration and production rights. In the competitive market for our license areas, failure to declare any discoveries and thereby establish development areas may result in substantial license renewal costs or loss of our interests in the undeveloped parts of our license areas, which may include certain of our prospects.

In order to protect our exploration and production rights in our license areas, we must meet various drilling and declaration requirements. In general, unless we make and declare discoveries within certain time periods specified in our various petroleum agreements and licenses, our interests in the undeveloped parts of our license areas may lapse. While we expect that our current drilling schedule will enable us to retain the rights to develop the prospects we have identified in this prospectus under the agreements currently in place, or the agreements expected to be entered into in the near future, should they yield discoveries, we cannot assure you that we will not face delays in drilling these prospects or otherwise have to relinquish these prospects. The costs to maintain our licenses over such areas may fluctuate and may increase significantly since the original term, and we may not be able to renew or extend such licenses on commercially reasonable terms or at all. Our actual future drilling activities may therefore materially differ from our current expectations, which could adversely affect our business.

Regarding our license in Benin, the Production Sharing Agreement, and the subsequent New Production Sharing Agreement which is anticipated to be signed in the fourth quarter of 2023 (but there can be no assurance that it will be signed in this time frame, or at all), both cover Block B and include three exploration phases covering nine years, from their respective effective dates. The production periods are for up to 25 years and can be extended an additional 10 years.

Regarding our license in Namibia, the Petroleum Agreement for onshore Block 1919 includes three exploration phases covering eight years, from its effective date. The production period is for 25 years and can be extended an additional 10 years.

For each of these license areas, we cannot assure you that any renewals or extensions will be granted or whether any new agreements will be available on commercially reasonable terms, or, in some cases, at all.

We have been an exploration stage entity and our future performance is uncertain.

We have been an exploration stage entity and will continue to be so until we generate revenue. Exploration stage entities face substantial business risks and may suffer significant losses. We have generated substantial net losses and negative cash flows from operating activities since our inception and expect to continue to incur substantial net losses as we continue our exploration and appraisal program. We face challenges and uncertainties in financial planning as a result of the unavailability of historical data and uncertainties regarding the nature, scope and results of our future activities. As a new public company, we will need to develop additional business relationships, establish additional operating procedures, hire additional staff, and take other measures necessary to conduct our intended business activities. We may not be successful in implementing our business strategies or in completing the development of the facilities necessary to conduct our business as planned. In the event that one or more of our drilling programs is not completed, is delayed or terminated, our operating results will be adversely affected and our operations will differ materially from the activities described in this prospectus. There are uncertainties surrounding our future business operations which must be navigated if we transition from an exploration stage entity and commence generating revenues, some of which may cause a material adverse effect on our results of operations and financial condition.

We are dependent on certain members of our management and technical team.

Investors in our Common Stock must rely upon the ability, expertise, judgment and discretion of our management and the success of our technical team in identifying, discovering, evaluating and developing reserves. Our performance and success are dependent, in part, upon key members of our management and technical team, and their loss or departure could be detrimental to our future success. In making a decision to invest in our Common Stock, you must be willing to rely to a significant extent on our management’s discretion and judgment. A significant amount of the pre-offering interests in our Company held by members of our management and technical team will be vested at the time of this Offering. While a new equity incentive plan will be in place following this Offering, there can be no assurance that our management and technical team will remain in place. The loss of any of our management and technical team members could have a material adverse effect on our results of operations and financial condition, as well as on the market price of our Common Stock. See “Management.”

Our business plan requires substantial additional capital, which we may be unable to raise on acceptable terms in the future, which may in turn limit our ability to develop our exploration, appraisal, development and production activities.

We expect our capital outlays and operating expenditures to be substantial over the next several years as we expand our operations. Obtaining seismic data, as well as exploration, appraisal, development and production activities entail considerable costs, and we expect that we will need to raise substantial additional capital, through future private or public equity offerings, strategic alliances or debt financing.

Our future capital requirements will depend on many factors, including:

•        the scope, rate of progress and cost of our exploration, appraisal, development and production activities;

•        oil and natural gas prices;

•        our ability to locate and acquire hydrocarbon reserves;

•        our ability to produce oil or natural gas from those reserves;

•        the terms and timing of any drilling and other production-related arrangements that we may enter into;

•        the cost and timing of governmental approvals and/or concessions; and

•        the effects of competition by larger companies operating in the oil and gas industry.

While we believe our operations, upon the consummation of this Offering, will be adequately funded through the initial exploration phase on each license, additional financing may not be available on favorable terms, or at all. Even if we succeed in selling additional securities to raise funds, at such time the ownership percentage of our existing shareholders would be diluted, and new investors may demand rights, preferences or privileges senior to those of existing shareholders. If we raise additional capital through debt financing, the financing may involve covenants that restrict our business activities. If we choose to farm-out interests in our licenses, we may lose operating control or influence over such license areas.

Assuming we are able to commence exploration, appraisal, development and production activities or successfully exploit our licenses during the exploratory term, our interests in our licenses (or the development/production area of such licenses as they existed at that time, as applicable) would extend beyond such term for a fixed period or life of production, depending on the jurisdiction. If we are unable to meet our well commitments and/or declare development of the prospective areas of our licenses during this time, we may be subject to significant potential forfeiture of all or part of the relevant license interests. If we are not successful in raising additional capital, we may be unable to continue our future exploration and production activities or successfully exploit our license areas, and we may lose the rights to develop these areas upon the expiration of exploratory terms.

A substantial or extended decline in both global and local oil and natural gas prices may adversely affect our business, financial condition and results of operations.

The prices that we will receive for our oil and natural gas will significantly affect our revenue, profitability, access to capital and future growth rate. Historically, the oil and natural gas markets have been volatile and will likely continue to be volatile in the future. The prices that we will receive for our future production and the levels of our future production depend on numerous factors. These factors include, but are not limited to, the following:

•        changes in supply and demand for oil and natural gas;

•        the actions of the Organization of the Petroleum Exporting Countries (“OPEC”);

•        speculation as to the future price of oil and natural gas and the speculative trading of oil and natural gas futures contracts;

•        global economic conditions;

•        political and economic conditions, including embargoes in oil-producing countries or affecting other oil-producing activities, particularly in the Middle East, Africa, Russia and South America;

•        the continued threat of terrorism and the impact of military and other action, including U.S. military operations in the Middle East;

•        the level of global oil and natural gas exploration and production activity;

•        the level of global oil inventories and oil refining capacities;

•        weather conditions and natural disasters;

•        technological advances affecting energy consumption;

•        governmental regulations and taxation policies;

•        proximity and capacity of transportation facilities;

•        the price and availability of competitors’ supplies of oil and natural gas; and

•        the price and availability of alternative fuels.

Lower oil prices may not only decrease our revenues on a per share basis but also may reduce the amount of oil that we can produce economically. A substantial or extended decline in oil and natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

We may not be able to commercialize our interests in any natural gas produced from our license areas in Africa.

The development of the market for natural gas in Africa is in its early stages. Currently the infrastructure to transport and process natural gas on commercial terms is limited and the expenses associated with constructing such infrastructure ourselves may not be commercially viable given local prices currently paid for natural gas. Accordingly, there may be limited or no value derived from any natural gas produced from our African license areas.

Unless we replace our oil reserves, our reserves and production will decline over time. Our business is dependent on our continued successful identification of productive fields and prospects and the identified locations in which we drill in the future may not yield oil or natural gas in commercial quantities.

Production from oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Accordingly, our current proved reserves will decline as these reserves are produced. Our future oil reserves and production, and therefore our cash flows and income, are highly dependent on our success in efficiently developing our current reserves and economically finding or acquiring additional recoverable reserves. While we have had success in identifying and developing commercially exploitable deposits and drilling locations in the past, we may be unable to replicate that success in the future. We may not identify any more commercially exploitable deposits or successfully drill, complete or produce more oil reserves, and the wells which we have drilled and currently plan to drill within our blocks or concession areas may not discover or produce any further oil or gas or may not discover or produce additional commercially viable quantities of oil or gas to enable us to continue to operate profitably. If we are unable to replace our current and future production, the value of our reserves will decrease, and our business, financial condition and results of operations will be materially adversely affected.

Our inability to access appropriate equipment and infrastructure in a timely manner may hinder our access to oil and natural gas markets or delay our future oil and natural gas production.

Our ability to market our future oil production will depend substantially on the availability and capacity of processing facilities, oil tankers and other infrastructure. Our failure to obtain such facilities on acceptable terms could materially harm our business. We will also rely on access to drilling rigs suitable for the environment in which we operate. The delivery of drilling rigs may be delayed or cancelled, and we may not be able to gain access to suitable rigs. We may be required to shut in oil wells because of the absence of a market or because access to processing facilities may be limited or unavailable. If that were to occur, then we would be unable to realize revenue from those wells until arrangements were made to deliver the production to market, which could cause a material adverse effect on our financial condition and results of operations.

Additionally, the exploitation and sale of associated and non-associated natural gas and liquids will be subject to timely commercial processing and marketing of these products, which depends on the contracting, financing, building and operating of infrastructure by third parties.

We are subject to numerous risks inherent to the exploration and production of oil and natural gas.

Oil and natural gas exploration and future production activities involve many risks that a combination of experience, knowledge and interpretation may not be able to overcome. Our future will depend on the success of our exploration and future production activities and on the development of infrastructure that will allow us to take advantage of our discoveries. As a result, our oil and natural gas exploration and future production activities are subject to numerous risks, including the risk that drilling will not result in commercially viable oil and natural gas production. Our decisions to purchase, explore or develop discoveries, prospects or licenses will depend in part on the evaluation of seismic data through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations.

Furthermore, the marketability of expected oil and natural gas production from any future discoveries and prospects will also be affected by numerous factors. These factors include, but are not limited to, market fluctuations of prices, proximity, capacity and availability of processing facilities, transportation vehicles and pipelines, equipment availability and government regulations (including, without limitation, regulations relating to prices, taxes, royalties, allowable production, domestic supply requirements, importing and exporting of oil and natural gas, environmental protection and climate change). The effect of these factors, individually or jointly, may result in us not receiving an adequate return on invested capital.

In the event that our currently undeveloped discoveries and prospects are developed and become operational, they may not produce oil and natural gas in commercial quantities or at the costs anticipated, and our projects may cease production, in part or entirely, in certain circumstances. Discoveries may become uneconomic as a result of an increase in operating costs to produce oil and natural gas. Our actual operating costs may differ materially from our current estimates. Moreover, it is possible that other developments, such as increasingly strict environmental, climate change, health and safety laws and regulations and enforcement policies thereunder and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities, delays, an inability to complete the development of our discoveries or the abandonment of such discoveries, which could cause a material adverse effect on our financial condition and results of operations.

We are subject to drilling and other operational environmental hazards.

The oil and natural gas business involves a variety of operating risks, including, but not limited to:

•        fires, blowouts, spills, cratering and explosions;

•        mechanical and equipment problems, including unforeseen engineering complications;

•        uncontrolled flows or leaks of oil, well fluids, natural gas, brine, toxic gas or other pollution;

•        gas flaring operations;

•        formations with abnormal pressures;

•        pollution, other environmental risks, and geological problems; and

•        weather conditions and natural disasters.

The development schedule of oil and natural gas projects, including the availability and cost of drilling rigs, equipment, supplies, personnel and oilfield services, is subject to delays and cost overruns.

Historically, some oil and natural gas development projects have experienced delays and capital cost increases and overruns due to, among other factors, the unavailability or high cost of drilling rigs and other essential equipment, supplies, personnel and oilfield services. To the extent we locate commercially viable reserves through our exploration activities, the cost to develop our projects will not have been fixed and will remain dependent upon a number of factors, including the completion of detailed cost estimates and final engineering, contracting and procurement costs. Our construction and operation schedules may not proceed as planned and may experience delays or cost overruns. Any delays may increase the costs of the projects, requiring additional capital, and such capital may not be available in a timely and cost-effective fashion.

Our licenses are in Africa, which subjects us to an increased risk of loss of revenue or curtailment of production from factors specifically affecting Africa.

Our current exploration licenses are in Africa. Our licenses could be affected should such region experience any of the following factors (among others):

•        severe weather or natural disasters or other acts of God;

•        delays or decreases in production, the availability of equipment, facilities, personnel or services;

•        delays or decreases in the availability of capacity to transport, gather or process production; or

•        military conflicts.

For example, oil and natural gas operations in Africa may be subject to higher political and security risks than those operations under the sovereignty of the United States. We plan to maintain insurance coverage for only a portion of risks we face from doing business in these regions. There also may be certain risks covered by insurance where the policy does not reimburse us for all of the costs related to a loss.

Our future operations may be adversely affected by political and economic circumstances in the countries in which we operate.

Oil and natural gas exploration, development and future production activities are subject to political and economic uncertainties (including but not limited to changes in energy policies or the personnel administering them), changes in laws and policies governing operations of foreign based companies, expropriation of property, cancellation or modification of contract rights, revocation of consents or approvals, obtaining various approvals from regulators, foreign exchange restrictions, currency fluctuations, royalty increases and other risks arising out of foreign governmental sovereignty, as well as risks of loss due to civil strife, acts of war, guerrilla activities, terrorism, acts of sabotage, territorial disputes and insurrection. In addition, we are subject both to uncertainties in the application of the tax laws in the countries in which we operate and to possible changes in such tax laws (or the application thereof), each of which could result in an increase in our tax liabilities. These risks may be higher in the developing countries in which we conduct our activities.

Our operations in these areas increase our exposure to risks of war, local economic conditions, political disruption, civil disturbance, expropriation, piracy, tribal conflicts and governmental policies that may:

•        disrupt our operations;

•        require us to incur greater costs for security;

•        restrict the movement of funds or limit repatriation of profits;

•        lead to U.S. government or international sanctions; or

•        limit access to markets for periods of time.

Some countries in Africa have experienced political instability in the past. Disruptions may occur in the future, and losses caused by these disruptions may occur that will not be covered by insurance. Consequently, our Africa exploration, development and production activities may be substantially affected by factors which could have a material adverse effect on our results of operations and financial condition. Furthermore, in the event of a dispute arising from non-U.S. operations, we may be subject to the exclusive jurisdiction of courts outside the United States or may not be successful in subjecting non-U.S. persons to the jurisdiction of courts in the United States, which could adversely affect the outcome of such dispute.

Our operations may also be adversely affected by laws and policies of the jurisdictions, including Benin, Namibia, the United States, the United Kingdom, and other jurisdictions in which we do business, that affect foreign trade and taxation. Changes in any of these laws or policies or the implementation thereof, could materially and adversely affect our financial position, results of operations and cash flows.

The oil and gas industry, including the acquisition of exploratory licenses in Africa, is intensely competitive and many of our competitors possess and employ substantially greater resources than us.

The international oil and gas industry, including in Africa, is highly competitive in all aspects, including the exploration for, and the development of, new license areas. We operate in a highly competitive environment for acquiring exploratory licenses and hiring and retaining trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than us, which can be particularly important in the areas in which we operate. These companies may be better able to withstand the financial pressures of unsuccessful drill attempts, sustained periods of volatility in financial markets and generally adverse global and industry-wide economic conditions, and may be better able to absorb the burdens resulting from changes in relevant laws and regulations, which would adversely affect our competitive position. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable licenses and to consummate transactions in a highly competitive environment. Also, there is substantial competition for available capital for investment in the oil and gas industry. As a result of these and other factors, we may not be able to compete successfully in an intensely competitive industry, which could cause a material adverse effect on our results of operations and financial condition.

Participants in the oil and gas industry are subject to numerous laws that can affect the cost, manner or feasibility of doing business.

Exploration and production activities in the oil and gas industry are subject to local laws and regulations. We may be required to make large expenditures to comply with governmental laws and regulations, particularly in respect of the following matters:

•        licenses for drilling operations;

•        tax increases, including retroactive claims;

•        unitization of oil accumulations;

•        local content requirements (including the mandatory use of local partners and vendors); and

•        environmental requirements and obligations, including remediation or investigation activities.

Under these and other laws and regulations, we could be liable for personal injuries, property damage and other types of damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change, or their interpretations could change, in ways that could substantially increase our costs. These risks may be higher in the developing countries in which we conduct our operations, where there could be a lack of clarity or lack of consistency in the application of these laws and regulations. Any resulting liabilities, penalties, suspensions or terminations could have a material adverse effect on our financial condition and results of operations.

The enforcement of laws in the African countries we operate in may depend on and be subject to the interpretation of the relevant local authority. Such authority may adopt an interpretation of an aspect of local law which differs from the advice given to us by local lawyers or even previous advice given by the local authority itself. Matters of local autonomy are extremely controversial in Africa, adding further uncertainty to the interpretation and application of the relevant legal and regulatory requirements. Furthermore, there is limited or no relevant case law providing guidance on how courts would interpret such laws and the application of such laws to its concessions, join operations, licenses, license applications or other arrangements. Even where such case law exists, it lacks the binding precedential value found in the U.S. legal system.

We and our operations are subject to numerous environmental, health and safety regulations which may result in material liabilities and costs.

We and our operations are subject to various international, foreign, federal, state and local environmental, health and safety laws and regulations governing, among other things, the emission and discharge of pollutants into the ground, air or water, the generation, storage, handling, use and transportation of regulated materials and the health and safety of our employees. We are required to obtain environmental permits from governmental authorities for our operations, including drilling permits for our wells. We have not been or may not be at all times in complete compliance with these permits and the environmental laws and regulations to which we are subject, and there is a risk that these laws and regulations could change in the future or become more stringent. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators, including through the revocation of our permits or the suspension or termination of our operations. If we fail to obtain permits in a timely manner or at all (due to opposition from community or environmental interest groups, governmental delays or any other reasons), or if we face additional requirements imposed as a result of changes in or enactment of laws or regulations, such failure to obtain permits or such changes in or enactment of laws could impede or affect our operations, which could have a material adverse effect on our results of operations and financial condition.

We, as an interest owner or as the designated operator of certain of our current and future discoveries and prospects, could be held liable for some or all environmental, health and safety costs and liabilities arising out of our actions and omissions as well as those of our block partners, third-party contractors or other operators. To the extent we do not address these costs and liabilities or if we do not otherwise satisfy our obligations, our operations could be suspended or terminated. We have contracted with and intend to continue to hire third parties to perform services related to our operations. There is a risk that we may contract with third parties with unsatisfactory environmental, health and safety records or that our contractors may be unwilling or unable to cover any losses associated with their acts and omissions. Accordingly, we could be held liable for all costs and liabilities arising out of the acts or omissions of our contractors, which could have a material adverse effect on our results of operations and financial condition.

In both Namibia and Benin, there are environmental laws in place that impose certain requirements on petroleum license holders. In Namibia all license holders are required to submit an Environmental Impact Assessment (an “EIA”), a document prepared by an environmental specialist that assesses the potential environmental impact that oil and gas operations could have in the country, and an Environmental Management Plan, a detailed plan of action for a license holder that describes the steps it will take to mitigate any environmental impacts its operations may have, for approval before any seismic surveys or drilling activity can occur under a petroleum license. In addition, the NMME requires all petroleum license holders to undertake a course on the prevention of environmental damages while conducting petroleum-related operations and activities.

In Benin, a license holder under a production sharing agreement is required to undertake an EIA and be granted a certificate of environmental compliance by the Minister of Environment in before any seismic surveys or drilling activity is undertaken under the petroleum license. In addition, similar to in Namibia, it is regular practice for license holders in Benin to undertake a course on the prevention of environmental damages while conducting petroleum-related operations and activities.

We maintain insurance at levels that we believe are consistent with industry practices, but we are not fully insured against all risks. Our insurance may not cover any or all environmental claims that might arise from our future operations or at any of our license areas. If a significant accident or other event occurs and is not covered by insurance, such accident or event could have a material adverse effect on our results of operations and financial condition.

In addition, we expect continued and increasing attention to climate change issues. Various countries and regions have agreed to regulate emissions of greenhouse gases, including methane (a primary component of natural gas) and carbon dioxide (a by product of oil and natural gas combustion). The regulation of greenhouse gases and the physical impacts of climate change in the areas in which we, our customers and the end-users of our products operate could adversely impact our operations and the demand for our products.

Environmental, health and safety laws are complex, change frequently and have tended to become increasingly stringent over time. Our costs of complying with current and future climate change, environmental, health and safety laws, the actions or omissions of our block partners and third party contractors and our liabilities arising from releases of, or exposure to, regulated substances may adversely affect our results of operations and financial condition. See “Business — Environmental Matters.”

We may be exposed to liabilities under the FCPA and other anti-corruption laws, and any determination that we violated the FCPA or other such laws could have a material adverse effect on our business.

We are subject to the FCPA and other laws that prohibit improper payments or offers of payments to foreign government officials and political parties for the purpose of obtaining or retaining business. We do business and may do additional business in the future in countries and regions in which we may face, directly or indirectly, corrupt demands by officials. Although the company has implemented strict policies and training programs for its employees on such matters, we face the risk of unauthorized payments or offers of payments by one of our employees or consultants. Our existing safeguards and any future improvements may prove to be less than effective in preventing such unauthorized payments, and our employees and consultants may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the United States government may seek to hold us liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

We may incur substantial losses and become subject to liability claims as a result of future oil and natural gas operations, for which we may not have adequate insurance coverage.

We intend to maintain insurance against risks in the operation of the business we plan to develop and in amounts in which we believe to be reasonable. Such insurance, however, may contain exclusions and limitations on coverage. For example, we are not insured against political or terrorism risks. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition and results of operations.

The ongoing conflict in Ukraine could negatively affect the price of oil.

On February 24, 2022, Russia commenced a military attack on Ukraine. The outbreak of hostilities between the two countries could result in more widespread conflict and could have a severe adverse effect on the region and the markets for securities and commodities, including oil. In addition, sanctions imposed on Russia by the United States and other countries, and any sanctions imposed in the future could have a significant adverse impact on the Russian economy and related markets. The price and liquidity of oil may fluctuate widely as a result of the conflict and related events. How long such conflict and related events will last and whether it will escalate further cannot be predicted. Impacts from the conflict and related events could have significant impact on our performance, and the value of an investment in our Common Stock may decline significantly.

We may be subject to risks in connection with acquisitions and the integration of significant acquisitions may be difficult.

We periodically evaluate acquisitions of prospects and licenses, reserves and other strategic transactions that appear to fit within our overall business strategy. The successful acquisition of these assets requires an assessment of several factors, including:

•        recoverable reserves;

•        future oil and natural gas prices and their appropriate differentials;

•        development and operating costs; and

•        potential environmental and other liabilities.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject assets that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the assets to fully assess their deficiencies and potential recoverable reserves. Inspections may not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We may not be entitled to contractual indemnification for environmental liabilities and could acquire assets on an “as is” basis. Significant acquisitions and other strategic transactions may involve other risks, including:

•        diversion of our management’s attention to evaluating, negotiating and integrating significant acquisitions and strategic transactions;

•        the challenge and cost of integrating acquired operations, information management and other technology systems and business cultures with those of ours while carrying on our ongoing business;

•        difficulty associated with coordinating geographically separate organizations; and

•        the challenge of attracting and retaining personnel associated with acquired operations.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our business. If our senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

If we fail to realize the anticipated benefits of a significant acquisition, our results of operations may be adversely affected.

The success of a significant acquisition will depend, in part, on our ability to realize anticipated growth opportunities from combining the acquired assets or operations with those of ours. Even if a combination is successful, it may not be possible to realize the full benefits we may expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition or realize these benefits within the expected time frame. Anticipated benefits of an acquisition may be offset by operating losses relating to changes in commodity prices, or in oil and gas industry conditions, or by risks and uncertainties relating to the exploratory prospects of the combined assets or operations, or an increase in operating or other costs or other difficulties, including the assumption of environmental or other liabilities in connection with the acquisition. If we fail to realize the benefits we anticipate from an acquisition, our results of operations may be adversely affected.

The requirements of being a public company may strain our resources, result in more litigation and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Complying with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time consuming or costly and increase demand on our systems and resources, including management. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are required to disclose changes made in our internal control and procedures on a quarterly basis. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may also need to hire additional employees or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

These new rules and regulations may make it more expensive for us to obtain director and officer liability insurance and, in the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

By disclosing information in this prospectus and in future filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If those claims are successful, our business could be seriously harmed. Even if the claims do not result in litigation or are resolved in our favor, the time and resources needed to resolve them could divert our management’s resources and seriously harm our business.

We have identified material weaknesses in our internal controls over financial reporting, which, if not corrected, could affect the reliability of our financial statements and have other adverse consequences.

In connection with the audit of our consolidated balance sheets as of June 30, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years ended June 30, 2023 and 2022, we and our former independent registered public accounting firm have identified material weaknesses in our internal controls over financial reporting. We intend to remediate these material weaknesses during the calendar year 2023 by taking the actions described below and do not anticipate any material costs associated with remediation. Our former independent registered public accounting firm’s identification of material weaknesses did not influence our decision to replace them with our current independent registered public accounting firm. A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified relate to (a) an insufficient complement of personnel to permit the segregation of duties among personnel with access to the Company’s accounting and information systems and controls; (b) insufficient review of the cash flow statement regarding the proper presentation of deferred offering costs, proceeds from convertible notes and bank deposits; (c) a lack of controls needed to assure that (1) the accounting for its accounts payable and accrued expenses are accurate and complete; (2) the accounting for its stock compensation expense is accurate and complete; (3) the accounting for its convertible notes payable and warrants is accurate and complete; (4) an adequate review the proper presentation and disclosures of the short and long term accrued interest expense was performed; and (5) an adequate review to the initial tax assessment as it related to the reorganization of the Company and to assure the complete disclosures in the financial statements footnotes was performed. Neither we nor our former independent registered public accounting firm undertook a comprehensive assessment of our internal controls under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal controls over financial reporting. Had we performed a formal assessment of our internal controls over financial reporting, or had our former independent registered public accounting firm performed an audit of our internal control over financial reporting, additional material weaknesses or internal control deficiencies may have been identified.

To remediate our identified material weakness, our Chief Financial Officer with appropriate understanding of U.S. GAAP and financial reporting requirements set forth by the SEC, has been tasked in addressing these issues. We also plan take the following actions and adopt measures to improve our internal controls over financial reporting, including, among others: (i) hiring additional qualified accounting and financial personnel with appropriate knowledge and experience in U.S. GAAP and SEC reporting requirements, (ii) organizing regular training for our accounting staff, especially training related to U.S. GAAP and SEC reporting requirements, (iii) formulating U.S. GAAP accounting policies and procedures manual, which will be maintained, reviewed and updated, on a regular basis, to the latest U.S. GAAP accounting standards, and (iv) establishing period end financial closing policies and procedures for preparation of consolidated financial statements. However, these actions or the implementation of these measures in the future may not fully address these weaknesses in our internal control over financial reporting, and we may not be able to conclude that they have been fully remediated. Our failure to correct these deficiencies or failure to discover and address any other deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud. Finally, if we are unable to ensure effective control over financial reporting, we may fail to meet our reporting obligations and investors could lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Our effective tax rate could be materially adversely affected by several factors.

We are a U.S.-based multinational company subject to tax in the U.S. and multiple foreign tax jurisdictions. Significant judgment is required in determining our global provision for income taxes, deferred tax assets or liabilities and in evaluating our tax positions on a worldwide basis. While we believe our tax positions are consistent with the tax laws in the jurisdictions in which we conduct our business, it is possible that these positions may be challenged by jurisdictional tax authorities, which may have a significant impact on our global provision for income taxes.

Tax laws are being re-examined and evaluated globally. New laws and interpretations of the law are taken into account for financial statement purposes in the quarter or year that they become applicable. Tax authorities are increasingly scrutinizing the tax positions of companies. Many countries in the European Union, as well as a number of other countries and organizations such as the Organization for Economic Cooperation and Development (OECD) and the European Commission, are actively considering changes to existing tax laws that, if enacted, could increase our tax obligations in countries where we do business. Moreover, if the U.S. or other foreign tax authorities change applicable tax laws, our overall taxes could increase, and our business, financial condition or results of operations may be adversely impacted.

In addition, any significant changes enacted by the current U.S. presidential administration to the Code or specifically to the Tax Cuts and Jobs Act (“U.S. Tax Act”) enacted in 2017, or to regulatory guidance associated with the U.S. Tax Act, could materially adversely affect our effective tax rate.

Our business and results of operations may be materially adversely effected by inflationary and supply chain pressures.

As of the date of this prospectus, inflationary and supply chain pressures have led to increased construction materials and labor costs, specifically associated with steel, cement, and other materials. We believe we will continue to experience such pressures in future quarters, as well as potential delays in our contractors’ ability to requisition such materials. These pressures have led to an overall increase in budgeted construction costs. No assurance can be given that the costs of our projects will not exceed budgets. Any such cost overruns or delays could have a material adverse effect on our business.

We are currently negotiating a New Production Sharing Agreement with the Benin Government, and cannot guarantee we will enter into a new agreement, and this may impair our oil and gas assets, affect our operations and ultimately adversely impact our results of operations, liquidity and financial condition.

In October 2013, we signed a Production Sharing Agreement with the Benin government that was negotiated under Benin’s prior petroleum code, Law No. 2006-18, with an exploration period that would have expired in October 2022 in the event a commercial discovery was not made or the exploration period has not been extended. While we did not make a commercial discovery by October 2022, we are currently negotiating a new agreement and were granted the ability to continue to operate under the existing agreement until negotiations for the new agreement have concluded.

Negotiations for a new agreement began on or about January 26, 2019, when the Benin government adopted a new petroleum code, Law No. 2019-06. After the passing of Law No. 2019-06, in January 2021, we mutually agreed with the Benin government it would be in both parties’ best interests to negotiate a New Production Sharing Agreement in light of the new petroleum code, and are currently negotiating said agreement. We believe this agreement to be material to our intended business in Benin, and failure to consummate this agreement on terms acceptable to the company, or at all, could result in the company not being able to achieve its intended business objectives in Benin.

In the event that we are unable to reach a mutually acceptable agreement with the Benin Government, we may substantially reduce or abandon our exploration efforts in Benin, which may result in an impairment of our investment in the Production Sharing Agreement, affect our operations and ultimately adversely impact our results of operations, liquidity and financial condition.

Risks Relating to This Offering

An active and liquid trading market for our Common Stock may not develop.

Prior to this Offering, our Common Stock was not traded on any market. An active and liquid trading market for our Common Stock may not develop or be maintained after this Offering. Liquid and active trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of our shares of Common Stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Common Stock, you could lose a substantial part or all of your investment in our Common Stock. The IPO price will be negotiated between us and the representative of the underwriters and may not be indicative of the market price of our Common Stock after this Offering. Consequently, you may not be able to sell our Common Stock at prices equal to or greater than the price paid by you in the Offering.

The price of our Common Stock may be volatile, and purchasers of our Common Stock could incur substantial losses.

Our share price may be volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their Common Stock at or above the IPO price. The market price for our Common Stock is influenced by many factors, including, but not limited to:

•        the price of oil and natural gas;

•        the success of our exploration and development operations, and the marketing of any oil and natural gas we produce;

•        regulatory developments in Benin, Namibia, the United States, the United Kingdom, and foreign countries where we operate;

•        the recruitment or departure of key personnel;

•        quarterly or annual variations in our financial results or those of companies that are perceived to be similar to us;

•        market conditions in the industries in which we compete and issuance of new or changed securities;

•        analysts’ reports or recommendations;

•        the failure of securities analysts to cover our Common Stock after this Offering or changes in financial estimates by analysts;

•        the inability to meet the financial estimates of analysts who follow our Common Stock;

•        the issuance of any additional securities of ours;

•        investor perception of our company and of the industry in which we compete; and

•        general economic, political and market conditions.

A substantial portion of our total issued and outstanding shares may be sold into the market at any time. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

All of the Common Stock being sold in this Offering will be freely tradable without restrictions or further registration under the federal securities laws, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. Of the remaining Common Stock issued and outstanding upon the closing of this Offering, approximately 85% are restricted securities as defined in Rule 144 under the Securities Act. Restricted securities may be sold in the United States public market only if registered or if they qualify for an exemption from registration, including by reason of Rules 144 or 701 under the Securities Act. All of our restricted Common Stock will be eligible for sale in the public market for a period of 180 days following the effective date of the registration for this Offering, subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144, and also the lock-up agreements described under “Underwriting” in this prospectus. Additionally, we intend to register all our Common Stock that we may issue under our employee benefit plans. Once we register these Common Stock, they can be freely sold in the public market upon issuance, unless pursuant to their terms these share awards have transfer restrictions attached to them. Sales of a substantial number of our Common Stock, or the perception in the market that the holders of a large number of shares intend to sell Common Stock, could reduce the market price of our Common Stock.

The concentration of our share capital ownership among our largest shareholders, and their affiliates, will limit your ability to influence corporate matters.

After our Offering, we anticipate that our five largest shareholders will collectively own approximately 49% of our issued and outstanding Common Stock. Consequently, these shareholders have significant influence over all matters that require approval by our shareholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership will limit your ability to influence corporate matters, and as a result, actions may be taken that you may not view as beneficial.

Certain of our executive officers and directors have significant duties with, and spend significant time serving, entities that may compete with us in seeking acquisitions and business opportunities and, accordingly, may have conflicts of interest in allocating time or pursuing business opportunities.

Certain of our executive officers and directors, who are responsible for managing the direction of our operations, hold positions of responsibility with other entities (including affiliated entities) that are in the oil and natural gas industry. For example, our CEO is currently CEO of Nostra Terra Oil and Gas Company plc and certain members of our board of directors hold board seats with other companies. These executive officers and directors may become aware of business opportunities that may be appropriate for presentation to us as well as to the other entities with which they are or may become affiliated. Due to these existing and potential future affiliations, they may present potential business opportunities to other entities prior to presenting them to us, which could cause additional conflicts of interest. They may also decide that certain opportunities are more appropriate for other entities with which they are affiliated, and as a result, they may elect not to present those opportunities to us. These conflicts may not be resolved in our favor. For additional discussion of our management’s business affiliations and the potential conflicts of interest of which our stockholders should be aware, see “Certain Relationships and Related Party Transactions.”

If our listing application for our Common Stock is not approved by Nasdaq, we will not be able to consummate the Offering and will terminate this Offering.

If our listing application is not approved by Nasdaq, we will not be able to consummate the Offering and will terminate this Offering. Failure to have our Common Stock listed on Nasdaq would make it more difficult for our stockholders to dispose of our Common Stock and more difficult to obtain accurate price quotations on our Common Stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our Common Stock is not traded on a national securities exchange.

The market price of our Common Stock may be highly volatile, and you could lose all or part of your investment.

The trading price of our Common Stock is likely to be volatile. Upon the consummation of this Offering, we will have a relatively small public float due to the relatively small size of this Offering, and the concentrated ownership of our Common stock among our executive officers and directors, and greater than 5% stockholders. As a result of our small public float, our Common Stock may be less liquid and have greater stock price volatility than the common stock of companies with broader public ownership.

Our stock price could be subject to wide fluctuations in response to a variety of other factors, which include:

•        whether we achieve our anticipated corporate objectives;

•        changes in financial or operational estimates or projections;

•        termination of the lock-up agreement or other restrictions on the ability of our stockholders and other security holders to sell shares after this Offering; and

•        general economic or political conditions in the United States or elsewhere.

In addition, the stock market in general, and the stock of oil and gas companies in particular, has recently experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Such rapid and substantial price volatility, including any stock run-up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our stock. This volatility may prevent you from being able to sell your securities at or above the price you paid for your securities. If the market price of our Common Stock after this Offering does not exceed the IPO price, you may not realize any return on your investment in us and may lose some or all of your investment.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; (iii) provide certain disclosures regarding executive compensation required of larger public companies; or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.235 billion of revenues in a fiscal year, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our Common Stock to be less attractive as a result, there may be a less active trading market for our Common Stock and their trading prices may be more volatile.

If you purchase our Common Stock in this Offering, you will suffer immediate and substantial dilution of your investment.

The IPO price of the Common Stock is substantially higher than the net tangible book value per share. Therefore, if you purchase the Common Stock in this Offering, your interest will be diluted immediately to the extent of the difference between the price per Common Stock and the net tangible book value per share after this Offering. See “Dilution.”

We have broad discretion in the use of our net proceeds from the Common Stock sold in this Offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this Offering and could spend the proceeds in ways that do not improve our operating results or enhance the value of our Common Stock. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our Common Stock to decline. Pending their use, we may invest our net proceeds from this Offering in a manner that does not produce income or that loses value. See “Use of Proceeds” in this prospectus.

We do not intend to pay dividends on our Common Stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our Common Stock appreciates.

We do not plan to declare dividends on shares of our Common Stock in the foreseeable future. Consequently, your only opportunity to achieve a return on your investment in us will be if the market price of our Common Stock appreciates, which may not occur, and you sell your Common Stock at a profit. There is no guarantee that the price of our Common Stock that will prevail in the market after this Offering will ever exceed the price that you pay.

We cannot assure you that our plans to raise capital will be successful.

As of June 30, 2023, we had negative working capital of $5,506,432. Management’s plans to address this need for capital are discussed in the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We cannot assure you that our plans to raise capital will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this prospectus do not include any adjustments that might result from our inability to continue as a going concern.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that can involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, plans and objectives of management are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•        our ability to find, acquire or gain access to other discoveries and prospects and to successfully develop our current discoveries and prospects;

•        uncertainties inherent in making estimates of our oil and natural gas data;

•        the successful implementation of our and our block partners’ prospect discovery and development and drilling plans;

•        projected and targeted capital expenditures and other costs, commitments and revenues;

•        termination of or intervention in concessions, rights or authorizations granted by the Benin government, the Namibian government, or national oil companies, or any other federal, state or local governments, to us;

•        our dependence on our key management personnel and our ability to attract and retain qualified technical personnel;

•        the ability to obtain financing and the terms under which such financing may be available;

•        the volatility of oil and natural gas prices;

•        the availability and cost of developing appropriate infrastructure around and transportation to our discoveries and prospects;

•        the availability and cost of drilling rigs, production equipment, supplies, personnel and oilfield services;

•        other competitive pressures;

•        potential liabilities inherent in oil and natural gas operations, including drilling risks and other operational and environmental hazards;

•        current and future government regulation of the oil and gas industry;

•        cost of compliance with laws and regulations;

•        changes in environmental, health and safety or climate change laws, greenhouse gas regulation or the implementation of those laws and regulations;

•        environmental liabilities;

•        geological, technical, drilling and processing problems;

•        military operations, terrorist acts, wars or embargoes;

•        the cost and availability of adequate insurance coverage;

•        our vulnerability to severe weather events; and

•        other risk factors discussed in the “Risk Factors” section of this prospectus.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

INDUSTRY AND OTHER DATA

This prospectus contains industry, market and competitive position data from our own internal estimates and research as well as industry and general publications and research surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions are appropriate, neither such research nor definitions have been verified by an independent source.

The industry in which we operate is subject to risks and uncertainties due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

We estimate that the net proceeds to us from our issuance and sale in this Offering will be approximately $4.8 million(1), assuming an IPO price of $4.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $5.8 million(1). Each $1.00 increase (decrease) in the assumed IPO price of $4.50 per share would increase (decrease) the net proceeds to us from this Offering by approximately $1.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 100,000 in the number of Common Stock we are offering would increase (decrease) the net proceeds to us from this Offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $0.4 million, assuming the assumed IPO price stays the same.

The principal purposes of this Offering are to increase our capitalization and financial flexibility, to create a public market for our Common Stock and to facilitate our future access to the capital markets. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we receive from this Offering. However, we currently intend to use the net proceeds we receive from this Offering as follows:

•        approximately $4.2 million to mobilize a drilling rig to Benin, to commence exploration and drilling activities as well as additional surveys on Block B and to pay license fees in Benin;

•        approximately $0.3 million for initial surveys and license fees in Namibia;

•        approximately $0.2 million for further expansion of portfolio or further exploration activity of existing assets; and

•        approximately $0.1 million, for working capital and selling, general and administrative purposes.

We will have broad discretion over how to use the net proceeds we receive from this Offering. In the event the New Production Sharing agreement is not signed, we will divert proceeds intended to be used in Benin to continue with our exploration program in Namibia and accelerate our exploration of opportunities in other areas of Africa using the intended proceeds directed toward Benin.

We intend to invest the net proceeds we receive from this Offering that are not used as described above in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

This expected use of the net proceeds from this Offering of Common Stock represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. We may also use a portion of the net proceeds to acquire or invest in other areas of the energy industry.

We believe that the net proceeds from this Offering, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements for the next 24 months following the closing of this Offering. We have based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect. To complete exploration and development of resources we may find, if any, we will be required to raise additional capital. We may satisfy our future cash needs through the sale of equity securities, debt financings, working capital lines of credit, corporate collaborations or license agreements, interest income earned on invested cash balances or a combination of one or more of these sources.

____________

(1)      For purposes of this Use of Proceeds section, deferred offering costs in the amount of approximately $1.1 million that have already been paid by the Company through June 30, 2023 have been added back to the net proceeds calculation.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2023, as follows:

•        on an actual basis; and

•        on an as adjusted basis to give further effect to (i) our issuance and sale of 1,666,667 shares of Common Stock in this Offering at an assumed IPO price of $4.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and therefore providing net proceeds of approximately $3.6 million (assumes no exercise by the underwriters of their option to purchase additional shares from us) and (ii) and the conversion of debt and accrued liabilities totaling $1,553,521 into 831,118 shares.

Information below on an as adjusted basis is illustrative only, and our capitalization following the closing of this Offering will be adjusted based on the actual IPO price and other terms of this Offering of the Common Stock determined at pricing. You should read this information in conjunction with our financial statements and the related notes included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

	As of June 30, 2023
	Actual	As Adjusted(1)
Total indebtedness	$2,183,141	$621,824	(2)
Warrant liability	22,563 (3)	347,691	(4)
Stockholders’ equity:
Preferred stock, par value $0.0001, 10,000,000 shares authorized; 0 issued and outstanding	—	—
Common Stock, par value $0.0001, 490,000,000 shares authorized; 12,228,411 and 14,746,196 shares issued and outstanding as of June 30, 2023 actual and as adjusted, respectively	1,223	1,475	(5)
Additional paid-in capital	7,585,042	13,839,790
Accumulated other comprehensive loss	(605,202)	(605,202)
Accumulated deficit	(7,313,926)	(8,178,979)
Total stockholders’ equity	(332,863)	5,057,084
Total capitalization	$1,872,841	$6,026,599

____________

(1)      Each $1.00 increase (decrease) in the assumed IPO price of $4.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the as adjusted amount of each of cash and cash equivalents, total equity and total capitalization by approximately $1.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 shares offered by us at the assumed IPO price per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the as adjusted amount of each of cash and cash equivalents, total equity and total capitalization by approximately $0.4 million.

(2)      Includes the conversion of i) the principal and accrued interest outstanding on the Dragon Note in the amount of $479,018 into 288,767 shares of Common Stock (see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Contractual Obligations and Commitments — Note Payable — Dragon”), ii) the conversion of the balance of principal outstanding on the December 2022 Notes in the amount of $540,833 into 309,900 shares of Common Stock (see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Contractual Obligations and Commitments — Note Payable — December 2022 Financing”), iii) the conversion of accrued interest due to Gavin Burnell per the Burnell Conversion Agreement in the amount of $443,670 into 201,682 shares of Common Stock through the Accrued Interest Payable Conversion Agreement (as defined below) and iv) the conversion of an accrued liability in the amount of $90,000 due to TraDigital into 30,769 shares of Common Stock through the TraDigital Conversion Agreement (as defined below).

(3)      The fair value of these warrants (more fully described in the attached financial statements) as of June 30, 2023 was estimated using the Black-Scholes pricing model based on the following inputs and assumptions: a share price of $4.50, a risk-free interest rate of 4.13%, an expected term in years of 5.0, expected volatility of 70% and a dividends rate of 0% and a probability of the consummation of our IPO of 75%.

(4)      If converted upon IPO, the fair value of the Bolitho warrants are estimated using a Black-Scholes option model calculation based on the following inputs and assumptions: a share price of $4.50, an exercise price of $5.63, a risk-free interest rate of 4.13%, an expected term in years of 5.0, expected volatility of 70% and a dividends rate of 0%.

(5)      Includes the issuance of 20,000 shares of Common Stock at a price of $4.00 per share for an aggregate value of $80,000 described elsewhere herein. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Issuance of Common Stock to Investors” for more information.

The number of shares of our Common Stock on an as adjusted basis set forth in the table above is based on shares of our Common Stock outstanding as of and excludes:

•        up to 1,890,596 shares of Common Stock issuable upon exercise of NQSOs, ISOs, RSUs, unrestricted stock awards, stock appreciation rights, and other forms of stock-based compensation which we intend to grant to our employees and directors under the 2022 Incentive Plan, pursuant to a Registration Statement on Form S-8 to be filed immediately after the consummation of this Offering; and

•        up to 83,334 shares of Common Stock issuable upon exercise of the Representative’s Warrants issued in connection with this Offering.

DILUTION

If you invest in our Common Stock in this Offering, your ownership interest will be immediately diluted to the extent of the difference between the assumed IPO price of $4.50 per share (the midpoint of the range appearing on the front cover of this prospectus) and the as adjusted net tangible book value per share immediately upon the consummation of this Offering of the Common Stock. Net tangible book value per share represents the book value of our tangible assets less the book value of our total liabilities divided by the number of shares of Common Stock then issued and outstanding.

If you invest in our Common Stock in this Offering, your ownership interest will be immediately diluted to the extent of the difference between the assumed IPO price of $4.50 per share (the midpoint of the range appearing on the front cover of this prospectus) and the as adjusted net tangible book value per share immediately upon the consummation of this Offering. Net tangible book value per share represents the book value of our tangible assets less the book value of our total liabilities divided by the number of shares of Common Stock then issued and outstanding.

Our net tangible book value as of June 30, 2023 was ($3,101,935), or ($0.25) per share. After giving effect to our sale of 1,666,667 shares of Common Stock in this Offering at an assumed IPO price of $4.50 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and after giving effect to our conversion of debt and accrued liabilities of $1,553,521 into 831,118 shares, our as adjusted net tangible book value as of June 30, 2023 would have been approximately $5,057,084 million, or approximately $0.34 per share (assuming no exercise of the underwriters’ option to purchase additional shares). This amount represents an immediate and substantial dilution of $4.16 per share to new investors purchasing Common Stock in this Offering. The following table illustrates this dilution per share:

Assumed initial public offering price per share	$4.50
Net tangible book value per share as of June 30, 2023	$(0.25)
Increase in net tangible book value per share attributable to this Offering	$0.59
As adjusted net tangible book value per share after giving effect to this Offering	$0.34
Dilution per share to new investors participating in this Offering	$4.16

A $1.00 increase (decrease) in the assumed IPO price of $4.50 per share (the midpoint of the range appearing on the front cover of this prospectus) would increase (decrease) the as adjusted net tangible book value by approximately $1.5 million, or approximately $0.10 per share, and increase (decrease) the dilution per share to new investors by approximately $0.10 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses (assuming no exercise of the over-allotment option to purchase additional share, and assuming no exercise of the Representative’s Warrants), in each case payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 100,000 shares offered by us would increase (decrease) our as adjusted net tangible book value by approximately $0.4 million, or $0.03 per share and increase (decrease) the dilution per share to new investors by approximately $0.03 per share, assuming the assumed IPO price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will change based on the actual IPO price and other terms of this Offering determined at pricing.

If the underwriters exercise their over-allotment option in full to purchase the additional 250,001 shares in this Offering, the as adjusted net tangible book value per share after this Offering would be $0.41 per share, and the as adjusted dilution to new investors would be $4.09 per share, in each case assuming an IPO price of $4.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

The following table summarizes, on an as adjusted basis described above, as of June 30, 2023, the differences between the number of shares of Common Stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors participating in this Offering at an assumed IPO price of $4.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. As the table shows, new investors purchasing Common Stock in this Offering will pay an average price per share substantially higher than our existing stockholders paid.

(In thousands, except per share amounts and percentages)

	Shares Purchased		Total Consideration		Average Share Price
	Number	Percent	Amount	Percent
Existing stockholders	12,228,411	82.9%	$4,100,175	31.0%	$0.34
New investors	1,666,667	11.3%	7,500,000	56.7%	4.50
Issuance of shares upon conversion of Dragon Note and December 2022 Notes	598,667	4.1%	1,019,851	7.7%	1.70
Issuance of shares upon conversion of accrued liabilities	232,451	1.6%	533,670	4.0%	2.32
Issuance of shares – subsequent event	20,000	0.1%	80,000	0.6%	4.00
Total	14,746,196	100.0%	$13,233,696	100.0%	$0.90

If the underwriters exercise their over-allotment option to purchase additional shares of Common Stock, the percentage of shares of Common Stock held by existing stockholders will decrease to approximately 81.5% of the total number of shares of our Common Stock outstanding after this Offering, and the number of shares held by new investors will increase to 1,916,668, or approximately 12.8% of the total number of shares of our Common Stock outstanding after this Offering.

The foregoing tables and calculations are based on shares of our Common Stock outstanding as of and excludes:

•        up to 1,890,596 shares of Common Stock issuable upon exercise of NQSOs, ISOs, RSUs, unrestricted stock awards, stock appreciation rights, and other forms of stock-based compensation which we intend to grant to our employees and directors under the 2022 Incentive Plan, pursuant to a Registration Statement on Form S-8 to be filed immediately after the consummation of this Offering; and

•        up to 83,334 shares of Common Stock issuable upon exercise of the Representative’s Warrants issued in connection with this Offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and operating results together with our financial statements and the related notes and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. We assume no obligation to update any of these forward-looking statements. As a result of many factors, such as those set forth in the section of the prospectus captioned “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements. For convenience of presentation some of the numbers have been rounded in the text below.

Overview

The Company was incorporated in the State of Nevada on March 29, 2021. The Company is an African focused, oil and gas exploration stage company.

The Company is headquartered in Houston, Texas.

As of June 30, 2021, the Company had not commenced core operations. All activity for the period from March 29, 2021 (inception) through June 30, 2021 relates to the Company’s formation and raising funds through issuing shares of the Company’s Common Stock. The Company’s fiscal year end is June 30.

We are an independent oil and gas exploration stage company, led by an experienced management and technical team, which is focused on under-explored regions in Africa. Our current asset portfolio includes exploration prospects onshore Benin, as well as an exploration license onshore Namibia. As of the date of this prospectus, we have not drilled any wells and there can be no assurance that we will drill any wells in the future. Additionally, the Company continues to review other potential assets for expansion.

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the consolidated financial statements of the Company and its wholly owned subsidiaries, Elephant Oil Limited (UK) and Elephant Oil Benin SA (Benin). All inter-company balances and transactions among the companies have been eliminated upon consolidation.

Reverse Acquisition with EOL

Effective April 21, 2021, Elephant Oil entered into a Deed of Agreement (the “Agreement”) with Elephant Oil Limited (“EOL”), a private limited company registered in the United Kingdom on January 14, 2013 (the “Acquisition”), pursuant to which, Elephant Oil acquired all of the outstanding shares of EOL. Upon closing, EOL became a wholly-owned subsidiary of the Company (the “Acquisition”).

EOL has a wholly-owned subsidiary, Elephant Oil Benin SA (“EOB”), which is a private company incorporated in the Republic of Benin, West Africa, in 2014.

In accordance with the terms of the Agreement, Elephant Oil issued 7,739,394 shares of its Common Stock to EOL as consideration for the shares exchanged. As a result of the transaction, EOL shareholders acquired 70% of Elephant Oil’s issued and outstanding shares of Common Stock.

Immediately following the Acquisition, the Company had 11,056,278 shares of Common Stock issued and outstanding. The pre-Acquisition shareholders of the Company retained an aggregate of 3,316,884 shares of Common Stock of the Company, representing 30% ownership of the post-Acquisition Company. Therefore, upon consummation of the Acquisition, there was a change in control of the Company, with the former owners of EOL effectively acquiring control of the Company. The Acquisition was treated as a reverse recapitalization effected by a share exchange for financial and reporting purposes since Elephant Oil was deemed to be a shell corporation with nominal operations and assets at the time of the Acquisition. EOL is considered the acquirer for accounting purposes, and Elephant Oil’s historical financial statements before the Acquisition have been replaced with the historical consolidated financial statements of EOL before the Acquisition in future filings.

Impact of COVID-19 Pandemic

In March 2020, the World Health Organization characterized the outbreak of the novel strain of coronavirus, specifically identified as COVID-19, as a global pandemic. This has resulted in governments enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruption to business, resulting in a global economic slowdown. Equity markets have experienced significant volatility and weakness and the governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions.

The current challenging economic climate may lead to adverse changes in cash flows, working capital levels and/or debt balances, which may also have a direct impact on the Company’s operating results and financial position in the future. The ultimate duration and magnitude of the impact and the efficacy of government interventions on the economy and the financial effect on the Company is not known at this time. The extent of such impact will depend on future developments, which are highly uncertain and not in the Company’s control, including new information which may emerge concerning the spread and severity of COVID-19 and actions taken to address its impact, among others. The repercussions of this health crisis could have a material adverse effect on the Company’s business, financial condition, liquidity and operating results.

In response to COVID-19, the Company has implemented working practices to address potential impacts to its operations, employees and customers, and will take further measures in the future if and as required. At present, we do not believe there has been any appreciable impact on the Company specifically associated with COVID-19.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

RESULTS OF OPERATIONS

For the Years June 30, 2023 and 2022

For the fiscal year ended June 30, 2023, we incurred operating expenses of $1,721,385, as compared to $2,964,447 for the fiscal year ended June 30, 2022, for a decrease of $1,243,062. The operating expenses for the fiscal years ended June 30, 2023 and 2022 were attributable to exploration expense of $9,911 and $63,238, respectively, and selling, general and administrative expenses of $1,711,474 and $2,901,209, respectively. The decrease in selling, general and administrative expenses was attributable to a decrease in stock-based compensation expense from the prior period of approximately $1.0 million.

For the fiscal years ended June 30, 2023 and 2022, due to our minimal exploration activities, we did not experience any supply chain disruptions that materially affected our outlook or business goals and that, as a result, have materially impacted our results of operations or capital resources.

Net Loss

For the year ended June 30, 2023, we incurred a net loss of $2,542,196 and a comprehensive loss of $2,525,812.

For the year ended June 30, 2022, we incurred a net loss of $3,045,823 and a comprehensive loss of $3,198,270.

Liquidity and Capital Resources

As of June 30, 2023, we had $2,769,586 in current assets and $5,506,946 in current liabilities. We had $514 in cash and our accumulated deficit was $7,313,926.

As of June 30, 2022, we had $1,639,751 in current assets and $2,593,028 in current liabilities. We had $45,175 in cash and our accumulated deficit was $4,771,730.

Cash Flows:

	June 30,
	2023	2022
Cash used in operating activities	$(204,619)	$(493,820)
Cash used in investing activities	(125,390)	(184,763)
Cash provided by financing activities	336,061	382,793
Effect of foreign currency exchange	(50,713)	6,622
Net increase (decrease) in cash	$(44,661)	$(289,169)

Cash Flows From Operating Activities

For the year ended June 30, 2023, we used $204,619 of cash in our operating activities, which was attributable to increased expenses related to IPO and expenses related to stock-based compensation.

For the year ended June 30, 2022, we used $493,820 of cash from our operating activities, which was attributable to increased expenses related to IPO and expenses related to stock-based compensation.

Cash Flows From Investing Activities

For the year ended June 30, 2023, we used $125,390 of cash in our investing activities, which was primarily attributable to additional capital expenditures related to our oil and gas property.

For the year ended June 30, 2022, we used $184,763 of cash in our investing activities, which was primarily attributable to additional capital expenditures related to our oil and gas property.

Cash Flows From Financing Activities

For the year ended June 30, 2023, we received $336,061 of cash from our financing activities, which was primarily related to $750,000 from the issuance of notes payables to investors and $318,725 in payments for deferred offering costs.

For the year ended June 30, 2022, we received $382,793 of cash from our financing activities, which was related to $737,400 from the issuance of Common Stock and $561,445 in payments for deferred offering costs.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Exchange Act.

Contractual Obligations and Commitments

Long-term Note Payable — Bank

The Company received approximately $61,795 (£50,000 GBP) related to a loan agreement dated June 19, 2020, with Coutts & Co. bank under the UK’s Bounce Back Loan Scheme. The loan is unsecured, bears interest at 0% for the first 12 months and then 2.5% per annum thereafter, payable quarterly. The loan and any unpaid accrued interest is due in June 2026 and had balances of $12,714 and $28,303 in current and long-term liabilities, respectively, as of June 30, 2022, and balances of $12,143 and $35,368 in current and long-term liabilities, respectively, as of June 30, 2022.

Accrued interest on the note payable totaled $1,545 as of June 30, 2023, and $1,545 as of June 30, 2022. Interest expense for the above notes payable — related parties for the year ended June 30, 2023 and 2022 was $1,545 for both periods, respectively.

Note Payable — Dragon

On May 26, 2022, the Company entered into a convertible promissory note (“Dragon Note”) with Dragon Dynamic Funds (“Dragon”). The Dragon Note has a principal amount of $312,500, a purchase price of $250,000, an original issue discount of $62,500 and a maturity date of the earlier of i) August 26, 2022 or ii) the date of the IPO. The Dragon Note was funded on June 1, 2022 and bears no interest except in the event of default; prepayments can be made in advance of the maturity date by paying 120% of the amounts owed. Upon the maturity date, the Dragon Note shall be convertible into common stock at a conversion price of 70% of the price of the common stock on the date of the IPO. The Dragon Note also has 25% warrant coverage, with the number of warrants to be issued equal to $78,125, as determined in the warrant agreement. The Company issued warrants, which were valued using a Black-Scholes option-pricing model to estimate the fair value of the warrants at May 26, 2022, which is based on significant inputs not observable in the market representing a Level 3 measurement within the fair value hierarchy based on an exercise price of $4.50, an average term of 2.5 years, volatility of 70%, a dividend yield of 0% and a risk rate of 2.70, resulting in a fair value of $25,751. As of June 30, 2023, the fair value of the warrants liability was $22,563, resulting in a change in fair value of ($3,188) for the year ended June 30, 2023.

The Company also incurred debt issuance costs of $30,000 in connection with the issuance of the note and warrants. The values of the original issue discount, warrants and debt issuance costs are recorded as debt discounts and amortized into interest expense over the life of the note, which is 90 days. Additionally, per the Dragon Note, there are default contingencies regarding the interest rate and the original issue discount. If the IPO has not been completed or the note has not been repaid by the maturity date of August 26, 2022, interest will begin to accrue from the date of the lapse at a rate of 20% per annum and the original issue discount rate will increase from 20% to 30%. As of June 30, 2023, the Company has not completed its IPO or repaid the Dragon Note; as such, the OID on the Dragon Note increased by $93,750 and the Company has recorded $72,768 in accrued interest due to the default as of June 30, 2023. As of the period end date, the balance of the Dragon Note was $406,250, with interest expense of $239,781.

On March 1, 2023, Dragon and the Company entered into an amendment to the Dragon Note (“Dragon Note Amendment No. 1”) to provide for (i) the mandatory conversion of the principal amount and accrued interest of the Dragon Note into shares of the Company’s Common Stock upon the consummation of the IPO, which reflects a conversion price equal to 65% (representing a discount rate of 35%) of the IPO price, subject to change in the event that the price per share of Common Stock is higher or lower than $4.50, and (ii) the issuance of 125,000 shares of Common Stock to Dragon. On March 23, 2023, Dragon and the Company entered into a second amendment to the Dragon Note (“Dragon Note Amendment No. 2”) to provide for the mandatory conversion of the principal amount and accrued interest of the Dragon Note into shares of the Company’s Common Stock upon the consummation of the IPO, which reflects a conversion price equal to $2.925 per share of Common Stock. On April 19, 2023, the Company entered into a third amendment to the Dragon Note (“Dragon Note Amendment No. 3”), pursuant to which the Company agreed to grant registration rights on all of the shares under the Dragon Note Amendment. The aforementioned registration rights provided for 50% of the shares issued under the Dragon Note Amendment to be registered through the filing of a resale registration statement concurrent with the Company’s IPO, and the remaining 50% to be registered on a resale prospectus to be filed within six months of the date of the Company’s IPO. On May 8, 2023, the Company entered into a fourth amendment to the Dragon Note (“Dragon Note Amendment No. 4” and, with Dragon Note Amendment No. 1, Dragon Note Amendment No. 2 and Dragon Note Amendment No. 3, the “Dragon Note Amendment”), pursuant to which the resale registration rights granted under the Dragon Note Amendment No. 3 were revised such that 100% of the shares issued under the Dragon Note Amendment will be registered on a resale prospectus to be filed within six months of the date of the Company’s IPO.

Convertible Promissory Note — Individual Holder

During July 2022, the Company entered into a convertible promissory note (“IH Note”) with an individual holder. The IH Note has a principal amount of $437,500, a purchase price of $350,000, an original issue discount of $87,500 and a maturity date of the earlier of i) October 29, 2022 or ii) the date of the IPO and is convertible at the option of the holder, beginning upon the maturity date or the date of the IPO. If the holder chooses to convert, the IH Note will convert into shares of common stock and a number of warrants (collectively, “Units”) equal to the shares of common stock issued upon conversion. No warrants will be issued in the event of non-conversion. The conversion price shall equal 70% of the price of the shares of Common Stock on the date of the IPO, subject to stock splits, dividends or recapitalization. The warrants will expire on the five-year anniversary of the issue date.

The Company incurred debt issuance costs of $31,500 in connection with the issuance of the IH Note. The value of the original issue discount and debt issuance costs are recorded as debt discounts and amortized into interest expense over the life of the IH Note, which is 90 days. The IH Note bears no interest except in the event of default; prepayments can be made in advance of the maturity date by paying 120% of the amounts owed. In the event of default or the IPO has not been completed by the maturity date, the original issue discount will increase to 30% of the face value of the note. As of June 30, 2023, the balance of the IH Note Payable was $500,000 with interest expense of $249,278.

As of October 29, 2022 (the maturity date of the IH Note), the Company has not yet completed its IPO or repaid the principal balance of the IH Note and as such, is in default. Per the IH Note, because the IH note is now in default, the original issue discount has increased to 30% of the face value of the note or $150,000, increasing the principal amount of the note by $62,500 to $500,000. The IH Note also has begun to accrue interest at a rate of 20% per annum, with accrued interest of $67,778 for the year ended June 30, 2023.

December 2022 Financing

On December 16, 2022, the Company entered into a securities purchase agreement (“December 2022 SPA”) with 622 Capital LLC (“622”) relating to the issuance of a 20% Original Issue Discount Senior Note (the “December 2022 Note”). Pursuant to the December 2022 SPA, the December 2022 Note was issued with an aggregate principal amount of $500,000, an aggregate subscription amount of $400,000 and incentive shares of the Company’s common stock. The December 2022 Note has a maturity date of the earlier of i) April 16, 2023 or ii) the date of the completion of the Company’s IPO, and bears interest at a rate of 15% per annum, which will be waived in the event the IPO occurs on or before the maturity date. The December 2022 SPA also provides for the issuance of incentive shares, the number of which will be equal to approximately 0.4106% of the issued shares of the Company, estimated to be equal to 50,000 shares of Common Stock as of the closing date of the December 2022 SPA.

The Company also incurred debt issuance costs of $51,000 in connection with the issuance of the SPA. The value of the debt issuance costs and the OID ($100,000) are recorded as debt discounts and amortized into interest expense over the life of the SPA, which is 90 days. Additionally, per the SPA, there are default contingencies regarding the interest rate; if the IPO has not been completed or the note has not been repaid by the maturity date of April 16, 2023, interest will begin to accrue from the date of issuance at a rate of 15% per annum. As of June 30, 2023, the Company has not completed its IPO or repaid the note; as such, the Company has recorded $40,833 in accrued interest due to the default as of June 30, 2023. As of June 30, 2023, the balance of the SPA was $500,000, with interest expense of $284,141 for year ended June 30, 2023.

On March 6, 2023 622 and the Company entered into an amendment to the December 2022 Note (“622 Note Amendment No. 1”) to provide for (i) the mandatory conversion of the principal amount and accrued interest of the December 2022 Note into shares of the Company’s Common Stock upon the consummation of the IPO, which reflects a conversion price equal to 65% (representing a discount rate of 35%) of the IPO price, subject to change in the event that the price per share of Common Stock is higher or lower than $4.50 and (ii) the issuance of 125,000 shares of Common Stock to 622 upon the consummation of the IPO. On March 23, 2023, 622 and the Company entered into a second amendment to the 622 Note (“622 Note Amendment No. 2”) which provided for the mandatory conversion of the principal and accrued interest of the December 2022 Note upon a Liquidity Event (as defined in the December 2022 Note) into 170,940 shares of the Company’s Common Stock, which reflects a conversion price equal to $2.925 per share of Common Stock. On April 19, 2023, the Company entered into a third amendment to the December 2022 Note (“622 Note Amendment No. 3”), pursuant to which the Company agreed to grant registration rights on all of the shares under the 622 Note Amendment. The aforementioned registration rights provided for 50% of the shares issued under the 622 Note Amendment to be registered through the filing of a resale registration statement concurrent with the Company’s IPO, and the remaining 50% to be registered on a resale prospectus to be filed within six months of the date of the Company’s IPO. The 622 Note Amendment contains a standstill provision pursuant to which the Company is prohibited from offering securities of the Company prior to the IPO unless the December 2022 Note is repaid in full. On May 8, 2023, the Company entered into a fourth amendment to the December 2022 Note (“622 Note Amendment No. 4” and, with 622 Note Amendment No. 1, 622 Note Amendment No. 2 and 622 Note Amendment No. 3, the “622 Note Amendment”), pursuant to which the resale registration rights granted under 622 Note Amendment No. 3 were revised such that 100% of the shares issued under the 622 Note Amendment will be registered on a resale prospectus to be filed within six months of the date of the Company’s IPO.

TraDigital Accounts Payable Conversion Agreement

On May 8, 2023, TraDigital Marketing Group (“TraDigital”) and the Company entered into an agreement (the “TraDigital Conversion Agreement”), pursuant to which the Company will forgo payment of outstanding invoices in the aggregate amount of $90,000 owed to TraDigital in exchange for the issuance of 30,769 shares of the Company’s Common Stock upon the consummation of this Offering, which reflects a conversion price equal to $2.925 per share of Common Stock. All of the shares issued pursuant to the TraDigital Conversion Agreement, will be registered on a resale prospectus to be filed within six months of the date of the Company’s IPO.

Accrued Interest Payable Conversion Agreement

On August 25, 2023, Gavin Burnell and the Company entered into an agreement (the “Accrued Interest Payable Conversion Agreement”, and, with the Dragon Note Amendment, the 622 Note Amendment and the TraDigital Conversion Agreement, the “Conversion Agreements”), pursuant to which the Company will forgo accrued interest payable on loans in the aggregate amount of $443,670 owed to Mr. Burnell and Woodland Capital Limited in exchange for the issuance of 151,682 shares of the Company’s Common Stock upon the consummation of this Offering, which reflects a conversion price equal to $2.925 per share of Common Stock. Pursuant to the Accrued Interest Payable Conversion Agreement, if the Company does not consummate this Offering within 180 days of the date of the agreement, the agreement is void. As consideration for entering into the Accrued Interest Payable Conversion Agreement, the Company will also issue 50,000 shares of Common Stock to Mr. Burnell upon the consummation of this Offering. Mr. Burnell is a shareholder, a noteholder and former director of the Company. Mr. Burnell is also a Managing Director of Woodland Capital Limited, an English company for which Mr. Burnell holds investment and voting control interests over. All of the shares issued pursuant to the Accrued Interest Payable Conversion Agreement will be registered on a resale prospectus to be filed within six months of the date of the Company’s IPO.

Issuance of Common Stock to Investors

On August 21, 2023, the Company issued 20,000 shares of Common Stock with a par value of $0.0001 to investors at a price per share of $4.00 for an aggregate amount of $80,000.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of financial statement in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Some of the more significant estimates required to be made by management include the determination of reserves for our oil and gas property and the valuation of equity-based transactions. Accordingly, the actual results could differ significantly from those estimates.

Deferred Offering Costs

Deferred offering costs consist of professional fees, filing, regulatory and other costs incurred through the balance sheet date that are directly related to the IPO. As of June 30, 2023 and 2022, offering costs in the aggregate of $2,769,072 and $1,594,576, respectively, were deferred.

Oil and Gas Property and Exploration Costs

The Company is in the exploration stage and has not yet realized any revenues from its operations. It applies the successful efforts method of accounting for crude oil and natural gas properties. Under this method, exploration costs such as exploratory geological and geophysical costs, delay rentals and exploratory overhead are expensed as incurred. If an exploratory property provides evidence to justify potential development of reserves, drilling costs associated with the property are initially capitalized, or suspended, pending a determination as to whether a commercially sufficient quantity of proved reserves can be attributed to the area as a result of drilling. At the end of each quarter, management reviews the status of all suspended exploratory property costs in light of ongoing exploration activities; in particular, whether the Company is making sufficient progress in its ongoing exploration and appraisal efforts. If management determines that future appraisal drilling or development activities are unlikely to occur, associated exploratory well costs are expensed.

Costs to acquire mineral interests in crude oil and/or natural gas properties, drill and equip exploratory wells that find proved reserves and drill and equip development wells are capitalized. Acquisition costs of unproved leaseholds are assessed for impairment during the holding period and transferred to proven crude oil and/or natural gas properties to the extent associated with successful exploration activities. Significant undeveloped leases are assessed individually for impairment, based on the Company’s current exploration plans, and a valuation allowance is provided if impairment is indicated. Capitalized costs from successful exploration and development activities associated with producing crude oil and/or natural gas leases, along with capitalized costs for support equipment and facilities, are amortized to expense using the unit-of-production method based on proved crude oil and/or natural gas reserves on a field-by-field basis, as estimated by qualified petroleum engineers.

Oil and natural gas properties are grouped for depreciation, depletion and amortization in accordance with Accounting Standards Codification (“ASC”) ASC 932 — Extractive Activities — Oil and Gas (“ASC 932”). The basis for grouping is a reasonable aggregation of properties with a common geological structural feature or stratigraphic condition, such as a reservoir or field.

When circumstances indicate that proved oil and natural gas properties may be impaired, the Company compares net capitalized costs to the expected undiscounted pre-tax future cash flows for the associated assets grouped at the lowest level for which identifiable cash flows are independent of cash flows of other assets. If the expected undiscounted pre-tax future cash flows, based on the Company’s estimate of future crude oil and natural gas prices, operating costs, anticipated production from proved reserves, and other relevant data, are lower than the net capitalized cost, the capitalized cost is reduced to fair value. Fair value is generally estimated using the income approach described in ASC 820, “Fair Value Measurements” (“ASC 820”). If applicable, the Company may utilize prices and other relevant information generated by market transactions involving assets and liabilities that are identical or comparable to the item being measured as the basis for determining fair value. The expected future cash flows used for impairment reviews and related fair value calculations are typically based on judgmental assessments of future production volumes, commodity prices, operating costs, and capital investment plans, considering all available information at the date of review. These assumptions are applied to develop future cash flow projections that are then discounted to estimated fair value, using a discount rate believed to be consistent with those applied by market participants.

Impairment of Long-lived Assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net undiscounted cash flows expected to result from the asset, including eventual disposition. If the future net undiscounted cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and estimated fair value.

Asset Retirement Obligations

The Company measures its obligations for the retirement of the oil fields using various assumptions such as the expected period upon the expiry of the contract and the complete depletion of the oil deposits underground, the degree of the damage the operation had done to the oil field, and the related governmental requirements imposed on the Company as a contractor. The asset retirement obligation is reviewed and adjusted each quarter for any liabilities incurred or settled during the period, accretion expense and any revisions made to the estimated cash flows and changes required by the Company.

Foreign Currency Translations

The Company’s functional and reporting currency is the U.S. dollar. All transactions initiated in other currencies are translated into U.S. dollars using the exchange rate prevailing on the date of transaction. Monetary assets and liabilities denominated in foreign currencies are translated into the US dollar at the rate of exchange in effect at the balance sheet date. Unrealized exchange gains and losses arising from such transactions are deferred until realization and are included as a separate component of stockholders’ equity as a component of comprehensive loss. Upon realization, the amount deferred is recognized in income in the period when it is realized.

Translation of Foreign Operations

The financial results and position of foreign operations whose functional currency is different from the Company’s presentation currency are translated as follows:

•        assets and liabilities are translated at period-end exchange rates prevailing at that reporting date;

•        equity is translated at historical exchange rates;

•        income and expenses are translated at average exchange rates for the period;

•        cash flows are translated using average and historic (i.e., specific one-time transactions) rates.

Exchange differences arising on translation of foreign operations are transferred directly to the Company’s accumulated other comprehensive loss in the consolidated financial statements. Transaction gains and losses arising from exchange rate fluctuation on transactions denominated in a currency other than the functional currency are included in the consolidated statements of operations.

The relevant translation rates are as follows:

	June 30, 2023	June 30, 2022
Closing rate, British Pound (GBP) to US$ as of period end	1.271	1.214
Average rate, GBP to US$ for the period ended	1.204	1.332

Closing rate, West African CFA franc (XOF) to GBP as of period end	0.00126	0.00132
Average rate, XOF to GBP for the period ended	0.00133	0.00130

Quantitative and Qualitative Disclosure About Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. See “Risk Factors — Risks Relating to Our Business — Our business and results of operations may be materially adversely effected by inflationary and supply chain pressures.” We do not hold financial instruments for trading purposes.

Going Concern and Management’s Liquidity Plans

As of June 30, 2023, the Company had $514 in cash and a working capital deficit of $5,506,432, exclusive of deferred offering costs of $2,769,072. To date the Company has been funding operations through proceeds from the issuance of Common Stock and loans from related and other parties.

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern over the next twelve months from the date of issuance of these consolidated financial statements, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. As of June 30, 2023, the Company has an accumulated deficit of $7,313,926 and has experienced losses from operations and negative working capital. Based on the Company’s cash balance as of June 30, 2023, and projected cash needs for the next twelve months, management estimates that it will need to generate sufficient sales revenue and/or raise additional capital to cover operating and capital requirements. Management will need to raise the additional funds through the IPO or issuing additional shares of Common Stock or other equity securities or obtaining debt financing. Although management has been successful to date in raising necessary funding, there can be no assurance that any required future financing can be successfully completed on a timely basis, or on terms acceptable to the Company. Based on these circumstances, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these consolidated financial statements.

Accordingly, the accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The current COVID-19 pandemic could continue to, and future similar epidemics or pandemics could also, materially and adversely impact our ability to finance and conduct the Company’s business once it becomes operational and could materially and adversely impact its operations, funding, and/or financial performance. The COVID-19 pandemic has had no material impact on the Company’s current business activities which are primarily focused on compliance and fund-raising tasks. The Company has had and continues to have the same staff, same service providers and same processes as was the case prior to the pandemic.

There is an ongoing conflict involving Russia and Ukraine and the war between the two countries continues to evolve as military activity proceeds and additional sanctions are imposed. The war is increasingly affecting economic and global financial markets and exacerbating ongoing economic challenges, including issues such as rising inflation and global supply-chain disruption. While the Company does not believe this conflict currently has a material impact on its financial accounting and reporting, the degree to which it will be affected in the future largely depends on the nature and duration of uncertain and unpredictable events, and its business could be impacted. Furthermore, future global conflicts or wars could create further economic challenges, including, but not limited to, increases in inflation and further global supply-chain disruption. Consequently, the ongoing Russia/Ukraine conflict and/or other future global conflicts could result in an increase in operating expenses and/or a decrease in any future revenue and could further have a material adverse effect on the Company’s results of operations and cash flow.

Business

Overview

We are an independent oil and gas exploration stage company, led by an experienced management and technical team, which is focused on under-explored regions in Africa. Our current asset portfolio includes exploration prospects onshore in Benin, as well as an exploration license onshore in Namibia. As of the date of this prospectus, we have not drilled any wells and there can be no assurance that we will drill any wells in the future. Additionally, the Company continues to review other potential assets for expansion.

Republic of Benin

In October 2013, Elephant Oil signed the Production Sharing Agreement providing a 100% licensed interest under the PSA in onshore Block B, which is over 1.1 million acres, or 1,772 square miles or 4,590 square kilometers and is accessible by local roadways in a low-density tropical forest environment. SOBEH now known as SNH-Benin, the national oil company of Benin, has an option to acquire a 10% interest upon commercial discovery. The exploration period is 9 years and, unless extended, would have terminated in October 2022. However, we are in advanced negotiations with the Ministry of Water and Mines for a New Production Sharing Agreement. Because we are currently in negotiations for a new agreement, as per a July 2018 letter from the Ministry of Water and Mines and Article 53 of the Petroleum Code, our rights under the Production Sharing Agreement are extended and remain valid until the negotiations are finalized. We intend to continue exploring Block B while we continue negotiations with the Ministry of Water and Mines for a New Production Sharing Agreement.

The Production Sharing Agreement provides for an initial exploration phase of three years, with two possible extension phases of three years each. Elephant Oil is currently under the exploration phase, and is in the second three year extension. As discussed below, by virtue of the enactment of the Petroleum Code (as defined below), the Production Sharing Agreement is currently still in effect. In the event that a commercial discovery is made on Block B, the Production Sharing Agreement further entitles Elephant Oil to apply for and receive, subject to Benin government approval, a production license of up to 25 years, renewable for a period of up to 10 years, from the Ministry of Water and Mines.

The Production Sharing Agreement may be terminated by the Minister in charge of Hydrocarbons of the Republic of Benin upon the following scenarios: (i) if we fail to correct any significant breach, not attributable to the Government of Benin or any of its representatives, after thirty (30) days of notification of such breach; (ii) a delay of over three (3) months in payment to the Government of the Republic of Benin, for reasons not attributable to the Government of the Republic of Benin or any of its representatives; (iii) the interruption of field work that lasts over six (6) months unless either approved by the Government of the Republic of Benin or due to a Force Majeure event; (iv) breach of the agreement due to illegal operations or conducting business that violates national or international law; (v) if we fail to comply with an arbitration judgment that stems from this arrangement; or (vi) if we declare bankruptcy or goes through a court-ordered liquidation. Royalties payable under the Production Sharing Agreement are as follows: (i) for oil - we shall pay royalties at a rate of 12.5% of the total available production excluding losses regarding operations starting with the first barrels produced, and the remaining quantity of the crude oil shall be referred to as ‘‘Available Crude,” and this royalty rate shall be negotiable for the condensate; and (ii) in case of discovery of gas - both parties shall come together to define the royalties as well as the sharing proportion for the gas. Pursuant to the Production Sharing Agreement, we shall be bound to pay in accordance with the Benin Tax Code all of the taxes and dues to which we shall be subject namely the Income Tax, which shall not exceed 45% of the taxable profit.

In 2019, the government of Benin enacted the Petroleum Code and Model PSA. Prior to the enactment, Elephant Oil had held numerous discussions with the government to amend, advance and clarify its standing under the existing Production Sharing Agreement and petroleum code signed in 2013.

The government of Benin took the position that with the enactment of the Petroleum Code in 2019, it wanted all oil and gas stakeholders to negotiate and transfer their current license(s) under the new legislation. The existing Production Sharing Agreement expressly provides that upon a change in law in Benin that reduces the benefits or advantages of the contracting party, the terms of the Production Sharing Agreement shall be modified in order to balance the economic benefits of the contracting party. Elephant Oil and the government of Benin have entered into negotiations in good faith to bring the existing Production Sharing Agreement under the new code and model form.

In December 2021 Elephant Oil executed the New Production Sharing Agreement and delivered it to the government of Benin for signature and ratification. The New Production Sharing Agreement is anticipated to be signed in the fourth quarter of 2023, but there can be no assurance that it will be signed in this time frame, or at all. In the event the New Production Sharing Agreement is not signed, we will continue with our exploration program in Namibia and accelerate our exploration of opportunities in other areas of Africa using the intended proceeds directed toward Benin.

Trilogy Resource Corporation had previously operated on Block B, but ceased its operations and relinquished its title to the property in 1992. Elephant Oil began exploration on Block B in 2013, and through the date of this prospectus has continued to explore Block B, including by: (i) procuring a Full Tensor Gravity (Aero Gravity Gradiometry) survey undertaken by Fugro Airborne Surveys Pty Ltd over the entire Block B, (ii) reprocessing existing onshore 2D seismic survey prepared by Trilogy Resource Corporation and integrating such data with new offshore 2D seismic data from SNH-Benin, (iii) procuring a Passive Seismic survey undertaken by GeoDynamics Worldwide, which has helped in Elephant Oil’s understanding of the structural fabric and basin setting and (iv) procuring an Environmental and Social Impact Assessment (ESIA), which was performed by RPS Energy Limited. We commissioned a third party evaluation by RISC (UK) Limited, which was provided in June 2021, to review exploration opportunities in Block B, onshore Benin, west Africa. The RISC review suggested the probable presence of exploration opportunities in Benin Block B, in particular identifying 5 plays (groups of oil fields or prospects in the same region controlled by the same set of geological circumstances) over Block B and reviewing 15 leads (subsurface structural or stratigraphic features with the potential to have entrapped oil or natural gas) associated with one of the plays. Seismic data from the aforementioned surveys show that the offshore line ties into the onshore line, providing a discernible and exciting target for us to drill. Furthermore, Benin’s Block B is adjacent, on both sides, to oil refineries with significant production in Ghana and Nigeria. Elephant Oil plans to mobilize a drilling rig to Benin in 2024 to commence exploration drilling and additional surveys on the block. For further details on anticipated expenditures related to these plans, see “Use of Proceeds” contained elsewhere in this prospectus.

Republic of Namibia

In August 2021, Elephant Oil signed a Petroleum Agreement with Namibia for onshore Block 1919 (the “Petroleum Agreement”), which includes a minimum exploration expenditure of $5,000,000. The $5,000,000 minimum exploration expenditure condition will be deemed satisfied if the minimum work obligations are properly executed using best oil field practices, regardless of the specified expenditure amount. Elephant Oil holds a 70% working interest in Block 1919 on over 2.8 million acres, or 4,507 square miles, or 11,675 square kilometers, which is onshore and accessible by local roadways in brushland environment. Niikela Exploration (PTY) LTD holds a 20% working interest and NAMCOR, a Namibian state-owned entity, holds the remaining 10% interest in the license on a carried interest basis. In August 2022, the Company paid $100,000 in license fees under the Petroleum Agreement. The exploration period is 8 years (as described in more detail below) and, unless extended, will terminate on August 22, 2029. After a period of four years, Elephant Oil must relinquish 50% of its interest of its interest in Block 1919, and after a period of an additional two years, it must relinquish an additional 25% of its interest. Elephant Oil is currently in the second year of the initial 4 year term of the exploration period under the Petroleum Agreement, which may be extended for two additional two year terms upon the NMME’s consent, bringing the total exploration period to 8 years. In the event that an economically viable resource discovery is made at the licensed property, the Petroleum Agreement further entitles Elephant Oil to apply for and receive, subject to Namibian government approval, a production license of up to 25 years, renewable for a period of up to 10 years, from the NMME. If Elephant Oil fails to adhere to best oil field practices as prescribed in the Petroleum Act of 1991, it will be responsible for remedying the costs associated with any environmental damages caused in Block 1919.

The Petroleum Agreement shall continue to be in full force for as long as we hold an exploration license or production license. NMME may terminate the agreement with notice in writing if the Company is liquidated or it fails to comply with any final award made pursuant to arbitration proceedings arising under the Petroleum Agreement. Royalties payable under the Petroleum Agreement include a 5% quarterly royalty on the petroleum produced. Pursuant to the Petroleum Agreement, the Company shall owe a petroleum income tax of 42% of any taxable income received, as well as certain additional profits taxes depending on the accumulated net cash position of the Company at the end of each year. Further, we are subject to an annual charge under the Petroleum Agreement, pursuant to which we pay a fee equal to the number of square kilometers included in Block 1919 increased by certain multipliers which increase each time our license is renewed.

Namibia has geology that is similar tectono-stratigraphically to prolific hydrocarbon regions on both sides of the Atlantic, including the Santos and the Campos basins in Brazil, the Kwanza basin in Angola, the Congo basin to the north, the Colorado basin in Argentina and the South Pelotas basin in Uruguay. According to “Basin Evolution, Configuration Styles, and Hydrocarbon Accumulation of the South Atlantic Conjugate Margins” by Z. Wen et al., 2019, a total of 111 giant oil and gas fields with recoverable reserves of nearly 260 billion barrels of oil have been discovered along the South Atlantic.

In 2022, there were two promising offshore oil discoveries in Namibia. On February 4, 2022 Shell PLLC (NYSE: SHEL) had a major discovery in Namibia. NAMCOR, Shell Namibia Upstream B.V., and Qatar Energy, announced that the Graff-1 deep-water exploration well has made a discovery of light oil in both primary and secondary targets. The Graff-1 well has proved a working petroleum system for light oil in the Orange Basin, offshore Namibia, 270 km from the town of Oranjemund. Drilling operations commenced in early December 2021 and were safely completed in early February 2022. On February 24, 2022 TotalEnergies SE (NYSE: TTE) had a major discovery. NAMCOR announced a major light oil and associated gas discovery on the Venus-1X prospect, located in block 2913B (PEL 56) in the Orange Basin, offshore southern Namibia. The Venus-1X discovery is located approximately 290 kilometers off the coast of Namibia, in the deep-water offshore exploration block. The well was drilled to a total depth of 6,296 meters, by the Maersk Voyager drillship, and encountered a high-quality, light oil-bearing sandstone reservoir of Lower Cretaceous age. We believe these recent discoveries will make Namibia one of Africa’s centers of oil and gas operations in the coming years. We do not own any interests in the foregoing properties, and any of the information reported is not indicative of our future results. As of now we have no proved reserves and areas that we decide to drill may not yield oil and natural gas in commercial quantities or quality, or at all. Further, any estimates provided above were taken from source material, and such estimates may or may not have been prepared in conformance with recognized industry standard reporting guidelines.

In the short term, we are immediately focused on onshore activities. Reconnaissance Energy Africa Ltd. (“ReconAfrica”) has announced onshore drilling in a block Namibia in April and June of 2021 and future drilling as well as seismic studies in the Kavango Basin. We have targeted a block adjacent to the south of ReconAfrica’s block in the Kavango Basin where the drilling and seismic studies have taken place as where plan to conduct our onshore activities. For further details on anticipated expenditures related to these plans, see “Use of Proceeds” contained elsewhere in this prospectus.

Our Strategy

We believe that we will be able to achieve our primary business objective of creating value for our shareholders by executing on the following strategies:

•        In the next four years, we are focused on:

•        Moving forward on our exploration program, including mobilizing a drilling rig in 2024, followed by drilling two oil wells onshore in Benin, on what we believe to be attractive identified leads in Block B. We will also continue to complete survey work in 2023 through 2025 to identify additional structures in Block B for future drilling.

Map of Benin & Namibia

Map of “Block B” in Benin

•        In Namibia, we will begin exploration by performing surveys on shore, which we anticipate will lead to future drilling.

•        We are focused on the acquisition, exploration, appraisal and development of existing and new opportunities in Africa, including identifying, capturing and testing additional high-potential prospects to grow resources and develop reserves with an aim of generating net asset value and delivering returns to our shareholders.

•        We are led by an experienced management team with an average experience in the energy industry of over 12 years.

•        Elephant Oil actively engages with local communities and partners to ensure a strong environmental, social & governance (“ESG”) policy, including:

•        Donating numerous supplies and building schools in Benin.

•        Completing rigorous Environmental Social Impact assessment prior to work in the field.

Our Team

We are founded and led by the following management team:

•        Matthew Lofgran, Founder, Chief Executive Officer and Secretary.    Mr. Lofgran has served as our Chief Executive Officer since April 30, 2021 and as our Secretary since October 31, 2021. Mr. Lofgran has over 15 years of international oil and gas experience. Mr. Lofgran founded and served as the Managing Director of Elephant Oil Limited since 2013. He has served as the Chief Executive Officer of Nostra Terra Oil & Gas Company plc, a UK-based oil and gas exploration and production company, since 2009 where he led the expansion of Nostra Terra into the United States and the Middle East/North Africa. From 2004 to 2006, Mr. Lofgran served as the Vice President of International Business Development of Robson Energy, LLC, where he launched the oil and gas, field services and coal divisions. Mr. Lofgran holds a Global MBA and a Certificate in Oil & Gas Management from Thunderbird School of Global Management.

•        Lanre Oloniniyi, Chief Financial Officer.    Mr. Oloniniyi has served as our Chief Financial Officer since October 1, 2021. Mr. Oloniniyi has over 15 years investment experience in various business ventures between Europe, Middle East and Africa. Since September 2016, Mr. Oloniniyi has worked as the co-founder of Orbitt Limited, a financial services company. Prior to co-founding Orbitt Limited, Mr. Oloniniyi was involved in originating investment ideas and raising the required capital to grow start-ups in Africa, including Sankuru, First African Gold and Tranergy Capital Limited, an Energy focused advisory firm. He also worked at BP P.L.C. as a Senior Associate (2010 to 2016), Subsea 7 UK Ltd in Business Development (2006 to 2010), and Citigroup UK as a Fund Analyst (2005 to 2006). Mr. Oloniniyi holds a BSc in Economics from the University of Ado, an MSc degree in Energy Economics from the University of Dundee, UK and an MBA from University of Cambridge, UK.

•        Dr. Stephen Staley, Chairman.    Dr. Staley has served as our Director since November 1, 2021. Dr. Staley has over 35 years of management and technical experience in the European, African, North American and Asian oil, gas, and power sectors, including with Conoco (1986 to 1990) and BP (1983 to 1986). He has considerable experience of floating and growing junior oil and gas companies, including identifying and securing assets, fundraising, and regulatory matters. Dr. Staley was a Non-Executive Director of Cove Energy plc (2010 to 2012). More recently, Dr. Staley was the co-founder, founding CEO/Managing Director, and a Director of the publicly-listed upstream start-ups Upland Resources Ltd. (2013 to 2019), Fastnet Oil & Gas Holdings plc (2011 to 2013) and previously Independent Resources plc (2005 to 2009). He is currently non-executive chairman of Nostra Terra (2020 to present). He is also a non-executive director at 88 Energy Limited (2014 to present). Previously, Dr. Staley was the non-executive chairman of Predator Oil & Gas Holdings PLC (2018 to 2022). Dr. Staley is a Fellow of the Geological Society, holds a BSc (Hons.) in Geophysics from Edinburgh University, a Ph.D. in Petroleum Geology from Sheffield University, and an MBA from Warwick University.

•        David Blanchard, Director.    Mr. Blanchard has served as our Director since November 3, 2021. Mr. Blanchard has been the President and Owner of DB Global Energy Consultants LLC since 2015. Mr. Blanchard has over 40 years of broad industry experience in international management of operations, production, and exploration. Mr. Blanchard worked for Schlumberger/Analysts from 1976 to 1979 as logging engineer and the USGS from 1980 to 1982 as staff geologist. He worked for Marathon Oil Co. as senior explorationist from 1982 to 1997 after which he joined Devon Energy in Egypt as General Manager from 1997 to 2007. Mr. Blanchard was with El Paso Corp from 2007 to 2012 as Country Manager & VP and Energy XXI from 2012 to 2015 as Business Development Director. He has served on several Joint Venture IOC and NOC boards and AAPG President of the Africa Region from 2014 to 2016 and as a Director and Board Member of the International Petroleum Technology Conference from 2010 to 2021. He holds a BA in Geology from San Francisco State University and MSc in Studies Geology from San Jose State University. He is a Certified Petroleum Geologist and a member of the AAPG, AIPN, and SPE.

•        Peter Elliott, Director.    Mr. Elliott has served as our Director since November 3, 2021. Mr. Elliott has 30 years of experience in the international oil, gas and energy industry working in new ventures and business development. Since 2004, Mr. Elliott has served as the managing director of PVE Consulting Ltd., an international advisory consulting firm for the upstream E&P sector. Mr. Elliott worked with Halliburton between 1990 and 1993 as an offshore geologist. Between 1993 and 1997, Mr. Elliott was a senior editor at IHS Energy (Previously IEDS), and was responsible for managing the Middle East region. He worked with Schlumberger WesternGeco between 1997 and 2001, and was part of a team carrying out major multi-client seismic surveys around the coast of Africa. Mr. Elliott has also worked for Infoterra/Airbus (2001 and 2003). Mr. Elliott as a Geology degree from Sheffield University (1987 to 1990) and a Master’s degree in Petroleum Geology at the University of Aberdeen (1993).

•        Frank Ingriselli, Director.    Mr. Ingriselli served as our Director since February 22, 2022. Mr. Ingriselli currently serves as the Chief Executive Officer of Trio Petroleum Corp. Since February 2019, Mr. Ingriselli has served as the President of Indonesia Energy Corp. (NYSEAMERICAN: INDO). With over 40 years of experience in the energy industry, Mr. Ingriselli is a seasoned leader and entrepreneur with wide-ranging exploration and production experience in diverse geographies, business climates and political environments. From 2005 to 2018, Mr. Ingriselli was the founder, President, CEO and Chairman of PEDEVCO Corp. and Pacific Asia Petroleum, Inc., both energy companies which are or were listed on the NYSE American. Prior to founding these two companies, from 1979 to 2001, Mr. Ingriselli worked at Texaco in diverse senior executive positions involving exploration and production, power and gas operations, merger and acquisition activities, pipeline operations and corporate development. The positions Mr. Ingriselli held at Texaco included President of Texaco Technology Ventures, President and CEO of the Timan Pechora Company (owned by affiliates of Texaco, Exxon, Amoco, Norsk Hydro and Lukoil), and President of Texaco International Operations, where he directed Texaco’s global initiatives in exploration and development. While at Texaco, Mr. Ingriselli, among other activities, led Texaco’s initiatives in exploration and development in China, Russia, Australia, India, Venezuela and many other countries. Mr. Ingriselli has served as an independent member of the Board of Directors of NXT Energy Solutions Inc. (TSX:SFD; OTC QB:NSFDF) since 2019 and is also on the Board of Trustees of the Eurasia Foundation, and is the founder and Chairman of Brightening Lives Foundation, Inc., a charitable public foundation. From 2016 through 2018, Mr. Ingriselli founded and was the President and CEO of Blackhawk Energy Ventures Inc. which endeavored to acquire oil and gas assets in the United States for development purposes. Mr. Ingriselli graduated from Boston University in 1975 with a B.S. in business administration. He also earned an M.B.A. from New York University in both finance and international finance in 1977 and a J.D. from Fordham University School of Law in 1979.

Financial Overview

We have experienced losses since inception and at June 30, 2023, had an accumulated deficit of approximately $7,313,926 million. We expect to incur additional losses in the future and expect cumulative losses to increase. Since June 2021, we have received approximately $1.3 million in equity financing in connection with which we issued 587,112 shares of Common Stock to accredited investors through a series of financings conducted pursuant to the Rule 506(b) Regulation D “safe harbor” for the private offering exemption of Section 4(a)(2) of the Securities Act.

Competition

The oil and gas industry is competitive. We encounter strong competition from other independent operators and from major oil companies in acquiring and developing licenses. Many of these competitors have financial and technical resources and personnel substantially larger than ours. As a result, our competitors may be able to pay more for desirable oil and natural gas assets, or to evaluate, bid for and purchase a greater number of licenses than our financial or personnel resources will permit. Furthermore, these companies may also be better able to withstand the financial pressures of unsuccessful wells, sustained periods of volatility in financial and commodities markets and generally adverse global and industry-wide economic conditions, and may be better able to absorb the burdens resulting from changes in relevant laws and regulations, which may adversely affect our competitive position.

We might also be affected by competition for drilling rigs and the availability of related equipment. Higher commodity prices generally increase the demand for drilling rigs, supplies, services, equipment and crews. Shortages of, or increasing costs for, experienced drilling crews and equipment and services may restrict our ability to drill wells and conduct our operations.

The oil and gas industry as a whole has experienced continued volatility. Recently, the impact of COVID-19 decreased demand for oil, which also resulted in significant declines in oil prices. As the COVID pandemic has dissipated in its severity and economies have re-opened, prices have rebounded significantly. Dated Brent crude, the benchmark for international oil sales, ranged from approximately $50 to $86 per barrel during 2021, approximately $65 to $138 per barrel during 2022 and approximately $71 to $90 per barrel during 2023 (year-to-date).

Title to Property

We believe that we have satisfactory title to our oil and natural gas assets in accordance with standards generally accepted in the international oil and gas industry. Our licenses are subject to customary royalty and other interests, restrictions and encumbrances customary in the oil and gas industry that we believe do not materially interfere with the use of, or affect the carrying value of, our interests.

Environmental Matters

General

We are subject to various stringent and complex international, foreign, federal, state and local environmental, health and safety laws and regulations governing matters including the emission and discharge of pollutants into the ground, air or water; the generation, storage, handling, use and transportation of regulated materials; and the health and safety of our employees. At the federal level, among the more significant laws and regulations that may affect our business and the oil and gas industry are: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, also known as “CERCLA” or Superfund; the Oil Pollution Act of 1990; the Resource Conservation and Recovery Act, also known as “RCRA”; the Clean Air Act; Federal Water Pollution Control Act of 1972, or the Clean Water Act; and the Safe Drinking Water Act of 1974. These laws and regulations may, among other things:

•        require the acquisition of various permits before operations commence or for operations to continue;

•        enjoin some or all of the operations or facilities deemed not in compliance with permits;

•        restrict the types, quantities and concentration of various substances that can be released into the environment in connection with oil and natural gas drilling, production and transportation activities;

•        limit, cap, tax or otherwise restrict emissions of GHG and other air pollutants or otherwise seek to address or minimize the effects of climate change;

•        limit or prohibit drilling activities in certain locations lying within protected or otherwise sensitive areas; and

•        require measures to mitigate or remediate pollution, including pollution resulting from our block partners’ or our contractors’ operations.

Compliance with these regulations may constitute a significant cost and effort for us. No specific accounting for environmental compliance has been projected by us at this time. We are not presently aware of any environmental demands, claims, or adverse actions, litigation or administrative proceedings in which our acquired property is involved or subject to, or arising out of any predecessor operations.

In addition, we are subject to certain environmental regulations in Benin and Namibia, where our current operations are focused. For further information, see “Risk Factors — Risks Relating to our Business — We and our operations are subject to numerous environmental, health and safety regulations which may result in material liabilities and costs.”

In the event of a breach of environmental regulations, these environmental regulatory agencies have a broad range of alternative or cumulative remedies which include: ordering a clean-up of any spills or waste material and restoration of the soil or water to conditions existing prior to the environmental violation; fines; or enjoining further drilling, completion or production activities. In certain egregious situations the agencies may also pursue criminal remedies against us or our principal officers.

Moreover, public interest in the protection of the environment continues to increase.

According to common industry practice, under agreements governing the terms of use of the drilling rigs contracted by us or our block or lease partners, the drilling rig contractors typically indemnify us and our block partners in respect of pollution and environmental damage originating above the surface of the water and from such drilling rig contractor’s property, including their drilling rig and other related equipment. Furthermore, pursuant to the terms of the operating agreements for our blocks and leases, except in certain circumstances, each block or lease partner is responsible for its share of liabilities in proportion to its participating interest incurred as a result of pollution and environmental damage, containment and clean-up activities, loss or damage to any well, loss of oil or natural gas resulting from a blowout, crater, fire, or uncontrolled well, loss of stored oil and natural gas, as well as for plugging or bringing under control any well. We maintain insurance coverage typical of the industry in the areas we operate in; these include property damage insurance, loss of production insurance, wreck removal insurance, control of well insurance, general liability including pollution liability to cover pollution from wells and other operations. We also participate in an insurance coverage program for the FPSOs which we own. We believe our insurance is carried in amounts typical for the industry relative to our size and operations and in accordance with our contractual and regulatory obligations.

Governmental Regulations

Benin Government Regulation

The petroleum sector of The Republic of Benin (the “Benin Government”) is governed by the Petroleum Code. The Ministry of Water and Mines is responsible for regulating the hydrocarbon sector. The Petroleum Code applies to petroleum operations, namely prospecting, research and exploitation and explicitly excludes activities relating to the downstream petroleum sector and refining.

The Benin Government adopted a model form production sharing agreement in 2019 (Model Form PSA) as a basis for licensing agreements between the Benin Government and third parties (each, a “PSA”). The agreement provides for an exploration term of nine (9) years with three subphases, consisting of an initial exploration period of four years, a first renewal period of three years and a second renewal period of two years. After this exploration term, to the extent commercially viable resources are discovered, there is an exploitation (i.e., development and production) phase of twenty-five (25) years. Assignment of rights under the agreement requires consent of the Benin Government.

SOBEH holds a carried interest in all PSAs of 13% of profits under the contracts on behalf of the Benin Government. Under the fiscal terms of the Petroleum Act, a royalty is paid to the Benin Government at a rate 14% on oil and 5% on gas for each barrel sold. Profit sharing between the Benin Government and a contractor (“Contractor”) under each PSA is governed by the “R — factor” (the ratio of the profit splits between the Benin Government and Contractor) with Contractor rates ranging between 45%-55% of the production profits received under the PSAs. Cost recovery of expenditures by Contractor in connection with oil and gas operations is at the rate of 70% of exploration, exploitation and production costs. As described in each PSA, Contractor is obligated to pay certain annual fees to the Benin Government in support of international business costs, which can include hydrocarbon promotion costs, legal and fiscal costs as well as training costs.

The tax rate on petroleum operations is 45% of “Tax Oil” (oil profits after royalties and cost recoveries are paid out), paid by the Benin Government on behalf of the Contractor. Under the PSA, the income tax due by the Contractor is deemed to be included in the oil profit received by the State, which will then pay the income tax.

Namibia Government Regulation

The petroleum sector of The Government of the Republic of Namibia (the “Namibia Government”) is governed by the Petroleum Act of 1991 and Petroleum Tax Act 1991. The Ministry of Mines and Energy is responsible for governing the sector.

A third-party contractor (the “Third-Party Contractor”) is granted rights to oil and gas through the grant of a Petroleum License (the “License”). The License provides for an exploration term of eight (8) years and a production license with a term of twenty-five (25) years. The License provides for a 5% royalty to the Namibia Government and a carried interest for the Namibia Government of 10% on each barrel of oil sold through the national oil company, NAMCOR, who is a signatory and party to the License. Assignment of the license requires consent of the Namibia Government.

In addition to the royalty listed above, the fiscal regime requires an annual payment of a surface royalty by the Third-Party Contractor based upon number of square kilometers in the License area. Further, training fees are payable by the Third-Party Contractor to the Namibia Government in support of Namibian citizens.

The taxation rate for petroleum is 35% with a provision for an Additional Profits Tax (APT) payable by the Contractor of 4-6% of the after-tax net cash flows from petroleum operations.

Employees

As of September 20, 2023, we had one part-time employee and three full-time employees. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Facilities

Our principal executive office is located at Pennzoil Place, 700 Milam, Suite 1300, Houston, TX 77002. We rent approximately 400 ft of space. We lease our office in Houston, TX.

Legal Proceedings

We are not currently subject to any material legal proceedings.

MANAGEMENT

Executive Officers, Non-executive employees and Directors

The following table sets forth the name, age as of September 20, 2023, and position of the individuals who serve as directors and executive officers of the Company. The following also includes certain information regarding the individual experience, qualifications, attributes and skills of our directors and executive officers as well as brief statements of those aspects of our directors’ backgrounds that led us to conclude that they are qualified to serve as directors.

Name	Age	Position
Executive Officers
Matthew Lofgran	48	Chief Executive Officer, Secretary and Director
Lanre Oloniniyi	43	Chief Financial Officer

Non-Employee Directors
Dr. Stephen Staley	63	Chairman of the Board
David Blanchard	69	Director
Peter Elliott	55	Director
Frank Ingriselli	69	Director

Executive Officers

Each executive officer serves at the discretion of our board and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

•        Matthew Lofgran, Founder, Chief Executive Officer and Secretary.    Mr. Lofgran has served as our Chief Executive Officer since April 30, 2021 and as our Secretary since October 31, 2021. Mr. Lofgran has over 15 years of international oil and gas experience. Mr. Lofgran founded and served as the Managing Director of Elephant Oil Limited since 2013. He has served as the Chief Executive Officer of Nostra Terra Oil & Gas Company plc, a UK-based oil and gas exploration and production company, since 2009 where he led the expansion of Nostra Terra into the United States and the Middle East/North Africa. From 2004 to 2006, Mr. Lofgran served as the Vice President of International Business Development of Robson Energy, LLC, where he launched the oil and gas, field services and coal divisions. Mr. Lofgran holds a Global MBA and a Certificate in Oil & Gas Management from Thunderbird School of Global Management.

•        Lanre Oloniniyi. Chief Financial Officer.    Mr. Oloniniyi has served as our Chief Financial Officer since October 1, 2021. Mr. Oloniniyi has over 15 years investment experience in various business ventures between Europe, Middle East and Africa. Since September 2016, Mr. Oloniniyi has worked as the co-founder of Orbitt Limited, a financial services company. Prior to co-founding Orbitt Limited, Mr. Oloniniyi was involved in originating investment ideas and raising the required capital to grow start-ups in Africa, including Sankuru, First African Gold and Tranergy Capital Limited, an Energy focused advisory firm. He also worked at BP P.L.C. as a Senior Associate (2010 to 2016), Subsea 7 UK Ltd in Business Development (2006 to 2010), and Citigroup UK as a Fund Analyst (2005 to 2006). Mr. Oloniniyi holds a BSc in Economics from the University of Ado, an MSc degree in Energy Economics from the University of Dundee, UK and an MBA from University of Cambridge, UK.

Non-Employee Directors

•        Dr. Stephen Staley, Chairman.    Dr. Staley has served as our Director since November 1, 2021. Dr. Staley has over 35 years of management and technical experience in the European, African, North American and Asian oil, gas, and power sectors. More recently, Dr. Staley was the co-founder, founding CEO/Managing Director, and a Director of the publicly-listed upstream start-ups Upland Resources Ltd. (2013 to 2019), Fastnet Oil & Gas Holdings plc (2011 to 2013), and Independent Resources PLC (2005 to 2009). He is the Non-Executive Chairman of Nostra Terra (2020 to present). He is also a non-executive director at 88 Energy Limited (2014 to present). Previously, Dr. Staley was non-executive chairman of Predator Oil & Gas Holdings PLC (2018 to 2022). Dr. Staley is a Fellow of the Geological Society, holds a BSc (Hons.) in Geophysics from Edinburgh University, a Ph.D. in Petroleum Geology from Sheffield University, and an MBA from Warwick University.

•        David Blanchard, Director.    Mr. Blanchard has served as our Director since November 3, 2021. Mr. Blanchard has been the President and Owner of DB Global Energy Consultants LLC since 2015. Mr. Blanchard has over 40 years of broad industry experience in international management of operations, production, and exploration. Mr. Blanchard worked for Schlumberger/Analysts from 1976 to 1979 as logging engineer and the USGS from 1980 to 1982 as staff geologist. He worked for Marathon Oil Co. as senior explorationist from 1982 to 1997 after which he joined Devon Energy in Egypt as General Manager from 1997 to 2007. Mr. Blanchard was with El Paso Corp from 2007 to 2012 as Country Manager & VP and Energy XXI from 2012 to 2015 as Business Development Director. He has served on several Joint Venture IOC and NOC boards and AAPG President of the Africa Region from 2014 to 2016 and as a Director and Board Member of the International Petroleum Technology Conference from 2010 to 2021. He holds a BA in Geology from San Francisco State University and MSc in Studies Geology from San Jose State University. He is a Certified Petroleum Geologist and a member of the AAPG, AIPN, and SPE.

•        Peter Elliott, Director.    Mr. Elliott has served as our Director since November 3, 2021. Mr. Elliott has 30 years of experience in the international oil, gas and energy industry working in new ventures and business development. Since 2004, Mr. Elliott has served as the managing director of PVE Consulting Ltd., an international advisory consulting firm for the upstream E&P sector. Mr. Elliott worked with Halliburton between 1990 and 1993 as an offshore geologist. Between 1993 and 1997, Mr. Elliott was a senior editor at IHS Energy (Previously IEDS), and was responsible for managing the Middle East region. He worked with Schlumberger WesternGeco between 1997 and 2001, and was part of a team carrying out major multi-client seismic surveys around the coast of Africa. Mr. Elliott has also worked for Infoterra/Airbus (2001 and 2003). Mr. Elliott as a Geology degree from Sheffield University (1987 to 1990) and a Master’s degree in Petroleum Geology at the University of Aberdeen (1993).

•        Frank Ingriselli, Director.    Mr. Ingriselli served as our Director since February 22, 2022. Mr. Ingriselli currently serves as the Chief Executive Officer of Trio Petroleum Corp. Since February 2019, Mr. Ingriselli has served as the President of Indonesia Energy Corp. (NYSEAMERICAN: INDO). With over 40 years of experience in the energy industry, Mr. Ingriselli is a seasoned leader and entrepreneur with wide-ranging exploration and production experience in diverse geographies, business climates and political environments. From 2005 to 2018, Mr. Ingriselli was the founder, President, CEO and Chairman of PEDEVCO Corp. and Pacific Asia Petroleum, Inc., both energy companies which are or were listed on the NYSE American. Prior to founding these two companies, from 1979 to 2001, Mr. Ingriselli worked at Texaco in diverse senior executive positions involving exploration and production, power and gas operations, merger and acquisition activities, pipeline operations and corporate development. The positions Mr. Ingriselli held at Texaco included President of Texaco Technology Ventures, President and CEO of the Timan Pechora Company (owned by affiliates of Texaco, Exxon, Amoco, Norsk Hydro and Lukoil), and President of Texaco International Operations, where he directed Texaco’s global initiatives in exploration and development. While at Texaco, Mr. Ingriselli, among other activities, led Texaco’s initiatives in exploration and development in China, Russia, Australia, India, Venezuela and many other countries. Mr. Ingriselli has served as an independent member of the Board of Directors of NXT Energy Solutions Inc. (TSX:SFD; OTC QB:NSFDF) since 2019 and is also on the Board of Trustees of the Eurasia Foundation, and is the founder and Chairman of Brightening Lives Foundation, Inc., a charitable public foundation. From 2016 through 2018, Mr. Ingriselli founded and was the President and CEO of Blackhawk Energy Ventures Inc. which endeavored to acquire oil and gas assets in the United States for development purposes. Mr. Ingriselli graduated from Boston University in 1975 with a B.S. in business administration. He also earned an M.B.A. from New York University in both finance and international finance in 1977 and a J.D. from Fordham University School of Law in 1979.

Technical Team

•        Ian Bulley.    Mr. Bulley was a key member of the Hardman Resources team that discovered the East Africa Rift oil province and supervised an exploration team of 3 geoscientists that contributed to the discovery of Mauritania’s first producible hydrocarbons. Mr. Bulley has over 35 years of exploration and development experience with major oil companies and independents in Africa, Asia, the Middle East and the North Sea. During that time Mr. Bulley gained expertise in basin to prospect evaluations, field development and well operations planning. and was a principal geologist in the Cairn Energy New Ventures team where he was instrumental in Cairn’s entry into its onshore Côte d’Ivoire licenses and entry into Mauritania. Mr. Bulley holds an MSc from Imperial College, London in Petroleum Geology, and is a member of the Petroleum Exploration Society of Great Britain.

•        Matt Tyrell.    Mr. Tyrell is an expert in Africa geology and farmouts, coordinating between oil companies and host countries to deliver opportunities. Mr. Tyrell has over 20 years of experience planning, acquiring and interpreting geological and geophysical data leading to successful completion of work programs. Mr. Tyrell has extensive knowledge of the petroleum systems, oil company activities and strategies, license round processes and block licenses of Africa and South America. Mr. Tyrell also has significant exposure to international projects including onshore Africa, offshore East & West Africa, Mediterranean, Brazil, Eastern Canada, onshore US, UK and Norwegian North Sea.

•        Simon Lucas.    Mr. Lucas is a 30-year drilling professional with a track record of delivery of offshore and onshore wells in established and frontier operating environments. Mr. Lucas’ expertise includes leadership and management of well design and operations, and recruitment and supervision of onshore and offshore personnel. Mr. Lucas has over 14 years drilling experience with Shell alone and has been an Engineering Manager and Operations Manager for numerous oil operators such as SDX Energy, Europa Oil & Gas, and Silverstone Energy. Mr. Lucas holds a BEng with Honors from the University of Nottingham in Mining Engineering and is a Chartered Engineer.

•        Chris “Kofi” Amenyinyor.    Mr. Amenyinyor is an entrepreneur in international business development. Mr. Amenyinyor has represented numerous foreign companies in West Africa. For Elephant Oil, Mr. Amenyinyor maintains strong relationships between the company and the Benin government while working on logistics and support for various projects. Chris is the founder of Christ’s Ambassadors for Nations, a non-governmental organization based in Ghana. Mr. Amenyinyor has also been involved in numerous investment ventures associated with the export of tropical products in and out of West Africa (Togo, Côte d’Ivoire, Burkina Faso and Niger). Mr. Amenyinyor is multi-lingual, with fluency in English and French.

•        Wil Kohou.    Mr. Kohou is an experienced oil and gas professional with a background in electrical engineering. Over the past 13 years, Mr. Kohou has focused on the upstream and downstream oil industry. Mr. Kohou was formerly a project engineer at SIR (a Total partly owned refinery in Côte d’Ivoire). Mr. Kohou was also an engineering supervisor for companies including Halliburton and GE Oil and Gas. Mr. Kohou has extensive experience in the drilling and completion of complex unconventional horizontal oil and gas wells such as in the Permian Basin, Eagle Ford, and Barnett Shale plays with a proven expertise in troubleshooting and designing ballistic systems. Mr. Kohou is a proven negotiator with an in-depth knowledge of regulations surrounding the oil and gas industry in the USA and Côte d’Ivoire.

Board Composition and Election of Directors

Our board of directors currently consists of five members. Under our second amended and restated bylaws, the number of directors who shall constitute the Board shall equal not less than one nor more than 10, as the Board or majority stockholders may determine by resolution from time to time.

Director Independence

Our board has determined that Matthew Lofgran currently has relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, such that he is not “independent” as that term is defined under the rules of the Nasdaq Stock Market LLC, or the Nasdaq rules. As permitted by Nasdaq, we intend to phase in compliance with the Nasdaq’s director independence requirements within the schedule outlined in the Nasdaq’s rules. Our board as determined and Dr. Stephen Staley, Peter Elliott, Frank Ingriselli and David Blanchard are all “independent” as that term is defined under Nasdaq rules. That schedule requires a majority of the members of our Board to be independent within one year of listing. It also requires one member of each Board committee be independent at the time of listing, a majority of Board committee members to be independent within 90 days of listing, and all Board committee members to be independent within one year from listing.

Classified Board of Directors

In accordance with our second amended and restated bylaws, our board of directors will be divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Effective upon the closing of this Offering, our directors will be divided among the three classes as follows:

•        the Class I directors will be David Blanchard and his term will expire at our first annual meeting of stockholders following this Offering;

•        the Class II directors will be Dr. Stephen Staley and Frank Ingriselli and their terms will expire at our second annual meeting of stockholders following this Offering; and

•        the Class III directors will be Matthew Lofgran and Peter Elliott, and their terms will expire at our third annual meeting of stockholders following this Offering.

Our articles of incorporation and second amended and restated bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company. Our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock entitled to vote in the election of directors.

Board Elections

In accordance with our second amended and restated bylaws, our stockholders shall elect the directors at our annual meeting of stockholders (except as otherwise provided therein for the filling of vacancies). Each director shall hold office until his death, resignation, retirement, removal, or disqualification, or until his successor shall have been elected and qualified.

Board Leadership Structure

Our board has determined that upon completion of this Offering our corporate governance guidelines will provide that, if the chairman of the board is a member of management or does not otherwise qualify as independent, the independent directors of the board may elect a lead director. The lead director’s responsibilities would include, but would not be not limited to: presiding over all meetings of the board of directors at which the chairman is not present, including any executive sessions of the independent directors; approving board meeting schedules and agendas; and acting as the liaison between the independent directors and the chief executive officer and chairman of the board. Our corporate governance guidelines will further provide the flexibility for our board of directors to modify our leadership structure in the future as it deems appropriate.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors will not have a standing risk management committee, but will rather administer this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee will also monitor compliance with legal and regulatory requirements. Our nominating and corporate governance committee will monitor the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors will be regularly informed through committee reports about such risks.

Board Committees

Following this Offering, we will have the following board of directors committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The anticipated composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors. Upon our listing on the Nasdaq Capital Market, each committee’s charter will be available under the Corporate Governance section of our website at http://elephant-oil.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Audit Committee.    The audit committee’s responsibilities will include:

•        appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•        overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•        reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•        coordinating our board of directors’ oversight of our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•        discussing our risk management policies;

•        meeting independently with our internal auditing staff, if any, registered public accounting firm and management;

•        reviewing and discussing with management our compliance with the FCPA;

•        reviewing and approving or ratifying any related person transactions; and

•        preparing the audit committee report required by the United States Securities and Exchange Commission (“SEC”) rules.

After this Offering, we expect that the initial members of our audit committee will be Dr. Stephen Staley (chairman), David Blanchard, Frank Ingriselli and Peter Elliott. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board has determined that Dr. Stephen Staley is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. However, a minority of the members of the audit committee may be exempt from the heightened audit committee independence standards for one year from the date of effectiveness of the registration statement of which this prospectus forms a part. Our board of directors has determined that Dr. Stephen Staley is independent under the heightened audit committee independence standards of the SEC and Nasdaq.

As allowed under the applicable rules and regulations of the SEC and the Nasdaq, we intend to phase in compliance with the audit committee composition requirements prior to the end of the one-year transition period. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq.

Compensation Committee.    The compensation committee’s responsibilities include:

•        reviewing and approving, or recommending for approval by the board of directors, the compensation of our Chief Executive Officer and our other executive officers;

•        overseeing and administering our cash and equity incentive plans;

•        reviewing and making recommendations to our board of directors with respect to director compensation;

•        reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required; and

•        preparing the annual compensation committee report required by SEC rules, to the extent required.

After this Offering, we expect that the members of our compensation committee will be Frank Ingriselli (chairman), David Blanchard, Dr. Stephen Staley and Peter Elliott. Each of the members of our compensation committee is independent under the applicable rules and regulations of Nasdaq and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee’s responsibilities include:

•        identifying individuals qualified to become board members;

•        recommending to our board of directors the persons to be nominated for election as directors and to each board committee;

•        developing and recommending to our board of directors corporate governance guidelines, and reviewing and recommending to our board of directors proposed changes to our corporate governance guidelines from time to time;

•        overseeing a periodic evaluation of our board of directors; and

•        Develop effective Environmental, Social and Governance (ESG) policies within the corporate governance guidelines to address social responsibility aimed at providing appropriate support to local communities within areas subject to hydrocarbon exploration operations, and environmental goals aimed at limiting the environmental footprint of operations, ameliorating any changes to the environment and targeting mechanisms to reduce or offset the carbon footprint of operations.

After this Offering, we expect that the members of our nominating and corporate governance committee will be Peter Elliott (co-chairman), David Blanchard (co-chairman), Frank Ingriselli and Dr. Stephen Staley. Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of Nasdaq relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee will have been a current or former officer or employee. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation committee during the last completed fiscal year.

Code of Ethics and Code of Conduct

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon our listing the Nasdaq Capital Market, our code of business conduct and ethics will be available under the Corporate Governance section of our website at http://elephant-oil.com. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq rules concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation

The following sets forth the compensation paid by us to our named executive officers during the fiscal years ended 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Matthew Lofgran,	2023	180,000	—	—	—	—	180,000
Chief Executive Officer(1)	2022	180,000	—	—	—	—	180,000

Lanre Oloniniyi,	2023	84,000	—	—	—	—	84,000
Chief Financial Officer(2)	2022	63,000	—	—	282,440	—	345,440

____________

(1)      No cash compensation was paid to Mr. Lofgran in fiscal years ended June 30, 2023 and 2022 pursuant to his employment agreement. All such compensation earned ($180,000 as of June 30, 2023 and $180,000 as of June 30, 2022) has been accrued each fiscal year, respectively.

(2)      Of the aggregate $84,000 compensation as of June 30, 2023 and $345,440 compensation as of June 30, 2022 earned, $21,000 and $49,000, respectively, represents cash compensation paid to Mr. Oloniniyi pursuant to his employment agreement. The unpaid amount of such compensation earned ($63,000 as of June 30, 2023 and $14,000 as of June 30, 2022) has been accrued each fiscal year, respectively. The balance of Mr. Oloniniyi’s compensation of $282,440 as of June 30, 2022 consists of the fair value of options, 50% of which vested and became exercisable on the first anniversary of the date of grant, or October 1, 2022, and the remaining 50% will vest on the second anniversary of the date of grant, or October 1, 2023.

Outstanding Equity Awards at Year-End

The following table provides information on outstanding equity awards (option awards) as of June 30, 2023 to our Named Executive Officers.

Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options		Option exercise price	Option expiration date
Matthew Lofgran	—	—		—		—	—
Lanre Oloniniyi(1)	—	200,000	(1)	200,000	(1)	$1.41	10/01/31

____________

(1)      50% of the options vested and become exercisable on the first anniversary of the date of grant, or October 1, 2022, and the remaining 50% will vest on the second anniversary of the date of grant, or October 1, 2023, subject to the option holder’s continuous service as of each vesting date.

Employment Agreements

Employment Agreement — Matthew Lofgran

Effective as of April 29, 2021, we entered into an employment agreement with our CEO, Matt Lofgran. Mr. Lofgran’s employment commenced on April 29, 2021 and is “at-will” under governing law, subject to being terminable on 90 days written notice by either party at any time, provided, in the event of a “Cause” termination, no notice is required. Mr. Lofgran will report directly the Board.

We have agreed to pay Mr. Lofgran a salary of $180,000 (all of such compensation being deferred until the Company’s Common Stock is publicly traded), provided his salary will increase to $360,000 on the first date the Company’s Common Stock is publicly traded. He is eligible for an annual bonus, which began in the year 2021, targeted at 50% of base salary, as determined by the Board based on his performance and the achievement by the Company of financial, operating and other objectives set by the Board. Mr. Lofgran also receives a standard benefit package, twenty vacation days per annum, and reimbursement for reasonable business and travel expenses.

We may terminate Mr. Lofgran’s employment with or without Cause. “Cause” means the Company’s termination of Executive’s employment with the Company as the result of: (i) Mr. Lofgran’s willful misconduct or gross negligence in the course of carrying out his duties that results in material economic or reputational harm to the Company; (ii) Mr. Lofgran’s conviction of or plea of guilty or nolo contendere to a felony; (iii) a material breach by Mr. Lofgran of the Agreement; or (iv) a material breach of any of the Company’s written policies; provided that we will give Mr. Lofgran at least fifteen days to cure any termination under (iii) or (iv), if curable, after written notice is provided by us within 90 days following the Company’s knowledge of the breach giving rise to such notice.

Mr. Lofgran may resign with or without Good Reason. “Good Reason” means Mr. Lofgran’s Executive’s resignation after: (i) a diminution of his titles, duties, responsibilities, or authorities as set forth in this Agreement or his being required to report to another person other than the Board; (ii) a reduction in Mr. Lofgran’s Base Salary, annual cash bonus opportunity, or the Company’s failure to pay earned compensation; (iii) relocation of Mr. Lofgran office with the Company by more than 20 miles; or (iv) a material breach by the Company of the Agreement or any written agreement with Mr. Lofgran; provided, however, Mr. Lofgran must give notice within 90 days following the events giving rise to Good Reason, and the Company has a thirty day cure right.

In the event of a termination without Cause or resignation for Good Reason, we have agreed, if Mr. Lofgran signs a release in a form provided by the Company, to pay Mr. Lofgran severance of for the one year period of time following the separation date: (i) a prior year’s Annual Bonus, if not yet paid, (ii) Base Salary continuation at the rate in effect immediately prior to the separation, and (iii) monthly payments in an amount equal to, on an after tax basis, Mr. Lofgran’s monthly COBRA premiums.

Mr. Lofgran has agreed to the Company’s standard form of Confidentiality, Non-Solicitation, and Non-Compete Agreement, appended hereto, as a condition of execution of the Agreement.

Employment Agreement — Lanre Oloniniyi

On October 1, 2021, we executed a consulting agreement with Lanre Oloniniyi. Mr. Oloniniyi is responsible for the planning, managing, and implementation of all of our finance operations, reporting to the Chief Executive Officer. The consulting agreement included annualized compensation of $84,000, which we agreed to increase to $220,000 upon completion of our IPO and a grant of 200,000 options at an exercise price of $2.25 per option to purchase our Common Stock. The options vest fifty (50) percent on the first anniversary of the date of grant and fifty (50) percent on the second anniversary, in all cases subject to continued provision of consulting services as of such vesting dates. The agreement was terminable on ten days written notice from either party. On June 20, 2022, concurrent with the execution of Mr. Oloniniyi’s employment agreement as described below, we terminated the consulting agreement and agreed to continue the vesting of Mr. Oloniniyi’s options upon his entering into the employment agreement.

On June 20, 2022, we entered into an employment agreement with Mr. Oloniniyi to serve as Chief Financial Officer of the Company. Mr. Oloniniyi’s appointment shall continue until terminated by either party upon not less than 6 months’ prior written notice. The agreement includes annualized compensation of $84,000, which will increase to $220,000 upon completion of our IPO and continues the vesting of Mr. Oloniniyi’s grant of 200,000 options at an exercise price of $2.25 per option to purchase our Common Stock. The agreement also contains customary expense reimbursement, holiday pay, sick pay and termination provisions.

Incentive Award Plans

2022 Incentive Plan

In February 2022, we adopted and approved the 2022 Incentive Plan. Under the 2022 Incentive Plan, we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the 2022 Incentive Plan, as it is currently contemplated, are summarized below. Until implemented, the terms of the 2022 Incentive Plan and, accordingly, this summary, are subject to change.

Types of Awards.    The 2022 Incentive Plan provides for the grant of NQSOs, ISOs, restricted stock awards, RSUs, unrestricted stock awards, stock appreciation rights, and other forms of stock based compensation.

Eligibility and Administration.    Employees, officers, consultants, directors, and other service providers of the Company and its affiliates are eligible to receive awards under the 2022 Incentive Plan. The 2022 Incentive Plan is administered by the board with respect to awards to non-employee directors and by the Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of the company’s directors and/or officers (all such bodies and delegates referred to collectively as the plan administrator), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, and/or other applicable law or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2022 Incentive Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the 2022 Incentive Plan, including any vesting and vesting acceleration conditions.

Share Reserve.    Pursuant to the 2022 Incentive Plan, we have reserved 1,890,596 shares of the Common Stock for issuance thereunder, which reserve shall be increased annually beginning on January 1, 2023 and ending on and including January 1, 2032, equal to the lesser of (A) 10% of the aggregate number of shares of Common Stock outstanding after our IPO (including shares outstanding issued pursuant to the exercise of the underwriter’s over-allotment option) (B) such smaller number of shares as is determined by our board. The share reserve is subject to the following adjustments:

•        The share limit is increased by the number of shares subject to awards granted that later are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares.

•        Shares that are withheld upon exercise to pay the exercise price of a stock option or satisfy any tax withholding requirements are added back to the share reserve and again are available for issuance under the 2022 Incentive Plan.

Awards issued in substitution for awards previously granted by a company that merges with, or is acquired by, the Company do not reduce the share reserve limit under the 2022 Incentive Plan.

Director Compensation.    The 2022 Incentive Plan provides for an annual limit on non-employee director compensation of $750,000 in the fiscal year of a non-employee director’s initial service as a non-employee member of the board of directors of the Company. This limit applies to the sum of both equity grants that could be awarded to non-employee directors during a fiscal year (based on their value under ASC Topic 718 on the grant date) and cash compensation, such as cash retainers and meeting fees earned during a fiscal year. Notwithstanding the foregoing, the board reserves the right to make an exception to these limits due to extraordinary circumstances without the participation of the affected director receiving the additional compensation.

Stock Options.    ISOs may be granted only to employees of the Company, or to employees of a parent or subsidiary of the Company, determined as of the date of grant of such options. An ISO granted to a prospective employee upon the condition that such person becomes an employee shall be deemed granted effective on the date such person commences employment. The exercise price of an ISO shall not be less than 100% of the fair market value of the shares covered by the awards on the date of grant of such option or such other price as may be determined pursuant to the Internal Revenue Code of 1986, as amended from time to time (the “Code”). Notwithstanding the foregoing, an ISO may be granted with an exercise price lower than the minimum exercise price set forth above if such award is granted pursuant to an assumption or substitution for another option in a manner that complies with the provisions of Section 424(a) of the Code. Notwithstanding any other provision of the 2022 Incentive Plan to the contrary, no ISO may be granted under the 2022 Incentive Plan after 10 years from the date that the 2022 Incentive Plan was adopted. No ISO shall be exercisable after the expiration of 10 years after the effective date of grant of such award, subject to the following sentence. In the case of an ISO granted to a ten percent stockholder, (i) the exercise price shall not be less than 110% of the fair market value of a share on the date of grant of such ISO, and (ii) the exercise period shall not exceed 5 years from the effective date of grant of such ISO.

Restricted Stock and Restricted Stock Units.    The committee may award restricted stock and RSUs under the 2022 Incentive Plan. Restricted stock awards consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified vesting conditions are not satisfied. RSU awards result in the transfer of shares of stock to the participant only after specified vesting conditions are satisfied. A holder of restricted stock is treated as a current shareholder and shall be entitled to dividend and voting rights, whereas the holder of a restricted stock unit is treated as a shareholder with respect to the award only when the shares are delivered in the future. RSUs may include dividend equivalents. Specified vesting conditions may include performance goals to be achieved during any performance period and the length of the performance period. The committee may, in its discretion, make adjustments to performance goals based on certain changes in the Company’s business operations, corporate or capital structure or other circumstances. When the participant satisfies the conditions of an RSU award, the Company may settle the award (including any related dividend equivalent rights) in shares, cash or other property, as determined by the committee, in its sole discretion.

Other Shares or Share-Based Awards.    The committee may grant other forms of equity-based or equity-related awards other than stock options, restricted stock or restricted stock units. The terms and conditions of each stock based award shall be determined by the committee.

Clawback Rights.    Awards granted under the 2022 Incentive Plan will be subject to recoupment or clawback under the Company’s clawback policy or applicable law, both as in effect from time to time.

Sale of the Company.    Awards granted under the 2022 Incentive Plan do not automatically accelerate and vest, become exercisable (with respect to stock options), or have performance targets deemed earned at target level if there is a sale of the Company. The Company does not use a “liberal” definition of change in control as defined in Institutional Shareholder Services’ proxy voting guidelines. The 2022 Incentive Plan provides flexibility to the committee to determine how to adjust awards at the time of a sale of the Company.

No Repricing.    The 2022 Incentive Plan prohibits the amendment of the terms of any outstanding award, and any other action taken in a manner to achieve (i) the reduction of the exercise price of NQSOs, ISOs or stock appreciation rights (collectively, “Stock Rights”); (ii) the cancellation of outstanding Stock Rights in exchange for cash or other awards with an exercise price that is less than the exercise price or base price of the original award; (iii) the cancellation of outstanding Stock Rights with an exercise price or base price that is less than the then current fair market value of a share of Common Stock in exchange for other awards, cash or other property; or (iv) otherwise effect a transaction that would be considered a “repricing” for the purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted without stockholder approval.

Transferability of Awards.    Except as described below, awards under the 2022 Incentive Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The committee has discretion, however, to permit certain transfer of awards to other persons or entities.

Adjustments.    As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2022 Incentive Plan and any outstanding awards, as well as the exercise price or base price of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

Amendment and Termination.    The board of directors may amend, modify or terminate the 2022 Incentive Plan without stockholder approval, except that stockholder approval must be obtained for any amendment that, in the reasonable opinion of the board or the committee, constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of a stock exchange on which shares of Common Stock are then listed. The 2022 Incentive Plan will terminate upon the earliest of (1) termination of the 2022 Incentive Plan by the board of directors, or (2) the tenth anniversary of the board adoption of the 2022 Incentive Plan. Awards outstanding upon expiration of the 2022 Incentive Plan shall remain in effect until they have been exercised or terminated, or have expired.

Director Compensation

No compensation was paid to our non-employee directors for services rendered during the fiscal years ended 2023 and 2022.

The material terms of the non-employee director compensation program, as it is currently contemplated, are summarized below.

The non-employee director compensation program will provide for annual retainer fees and/or long-term equity awards for our non-employee directors. We expect each non-employee director will receive an annual retainer of $50,000 plus an additional $10,000 for each board committee that he or she is on. A non-employee director serving as chairman of the board will receive an additional annual retainer of $20,000. The non-employee directors, other than Frank Ingriselli, will also receive stock options to purchase 125,000 shares of Common Stock of the Company (whereas Mr. Ingriselli will be receiving 200,000 stock options), and the non-employee director serving as chairman of the board will also receive additional stock options to purchase 75,000 shares of Common Stock of the Company, with 50% vesting after the first year and 50% vesting after the second year.

Compensation under our non-employee director compensation policy will be subject to the annual limits on non-employee director compensation set forth in the 2022 Incentive Plan, as described above, but such limits will not apply prior to the first calendar year following the calendar year in which this Offering is completed. Our board of directors or its authorized committee may modify the non-employee director compensation program from time to time in the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, subject to the annual limit on non-employee director compensation set forth in the 2022 Incentive Plan. As provided in the 2022 Incentive Plan, our board of directors or its authorized committee may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the board of directors or its authorized committee may determine in its discretion.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since March 29, 2021 (inception) to which we have been a party in which the amount involved will be the lesser of $120,000 or 1% of our assets, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Accounts Payable

The Company had accounts payable to Matthew Lofgran, our Chief Executive Officer, of $502,941 as consideration for consulting services rendered to the Company, due upon demand as of June 30, 2021. Additionally, the Company had accounts payable as consideration for consulting services rendered to the Company, due upon demand, to Gavin Burnell, a shareholder, a noteholder and former director of the Company, of $177,308 as of June 30, 2021, due upon demand and non-interest bearing.

These accounts payable were settled through the issuance of 212,111 and 79,222 shares of Common Stock to Mr. Lofgran and Mr. Burnell, respectively, in August 2021, with a balance of $25,000 remaining due to Mr. Lofgran.

The Company has accounts payable to Lanre Oloniniyi; Mr. Oloniniyi is responsible for the planning, managing, and implementation of all the Company’s finance operations, reporting to the Chief Executive Officer. As of June 30, 2023, the balance owed is $73,143.

Accrued Interest Payable

On August 25, 2023, Gavin Burnell and the Company entered into the Accrued Interest Payable Conversion Agreement, pursuant to which the Company will forgo accrued interest payable on loans in the aggregate amount of $443,670 owed to Mr. Burnell and Woodland Capital Limited in exchange for the issuance of 151,682 shares of the Company’s Common Stock upon the consummation of this Offering, which reflects a conversion price equal to $2.925 per share of Common Stock. Pursuant to the Accrued Interest Payable Conversion Agreement, if the Company does not consummate this Offering within 180 days of the date of the agreement, the agreement is void. As consideration for entering into the Accrued Interest Payable Conversion Agreement, the Company will also issue 50,000 shares of Common Stock to Mr. Burnell upon the consummation of this Offering. Mr. Burnell is a shareholder, a noteholder and former director of the Company. Mr. Burnell is also a Managing Director of Woodland Capital Limited, an English company for which Mr. Burnell holds investment and voting control interests over.

Current Maturities, Notes Payable — Related Parties

The current maturities of notes payable — related parties consist of the following:

	June 30, 2023	June 30, 2022
Loan from Gavin Burnell, shareholder and former director of the Company, dated December 7, 2013, unsecured, bearing interest at 15% per annum, due December 31, 2022	$253,148	$241,779
Loan from Woodland Capital (controlled by Gavin Burnell) dated November 4, 2013, unsecured, bearing interest at 15%, due December 31, 2022	63,570	60,715
Total Notes payable – related parties	316,718	302,494
Less Current maturities, notes payable – related parties	316,718	302,494
Long-term notes payable – related parties	$—	$344,245

Accrued interest on the above notes payable — related parties totaled $492,299 and $424,815 as of June 30, 2023 and 2022, respectively. The accrued interest is due at maturity.

Aggregate current maturities of the notes payable — related parties as of June 30, 2023 are due in future fiscal years as follows:

2023	$316,718
$316,718

Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director and executive officer generally to the fullest extent permitted under the Nevada Revised Statutes, including indemnification and advancement of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Policies and Procedures for Related Person Transactions

Our board will adopt a written related person transaction policy, to be effective immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved will be the lesser of $120,000 or 1% of assets the average of our total assets at year-end for the last two completed fiscal years, in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of September 20, 2023 by:

•        each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Common Stock (other than NEOs and directors);

•        each of our NEOs;

•        each of our directors; and

•        all of our executive officers and directors as a group.

The number of shares of Common Stock beneficially owned by each stockholder is determined in accordance with the rules issued by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, subject to any community property laws.

Percentage ownership of our Common Stock before this Offering is based on 12,248,411 shares of Common Stock outstanding as of September 20, 2023. Percentage ownership of our Common Stock after this Offering is based on 14,746,196 shares of Common Stock outstanding after this Offering. Percentage ownership of our Common Stock after this Offering also assumes (i) the conversion of debt and accrued liabilities totaling $1,553,521 into 831,118 shares of Common Stock. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Common Stock subject to options, restricted units, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of September 20, 2023 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

To calculate a stockholder’s percentage of beneficial ownership of Common Stock, we must include in the numerator and denominator those shares of Common Stock, as well as those shares of Common Stock underlying options, warrants and convertible securities, that such stockholder is considered to beneficially own. Shares of Common Stock, and Common Stock underlying options, warrants and convertible securities, held by other stockholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership of each of the stockholders may be different.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Elephant Oil Corp., Pennzoil Place, 700 Milam, Suite 1300, Houston, TX 77002. To our knowledge, there is no arrangement, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

	Beneficial Ownership Before the Offering Common Stock		Beneficial Ownership After the Offering Common Stock
Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders:
Adrian Beeston(1)	1,326,753	10.83%	1,326,753	9.00%
Stephen Lundy	707,822	5.78%	707,822	4.8.01%
Gavin John Burnell(2)	2,224,383	18.16%	2,426,065	16.45%

Named Executive Officers and Directors:
Matthew Lofgran	2,688,733	21.95%	2,688,733	18.23%
Lanre Oloniniyi(3)	200,000	1.61%	200,000	1.34%
Dr. Stephen Staley(4)	100,000	*	100,000	*
David Blanchard(5)	62,500	*	62,500	*
Peter Elliott(6)	293,311	2.38%	293,311	1.98%
Frank Ingriselli(7)	100,000	*	100,000	*
All directors and executive officers as a group (6 persons)	3,444,544	26.97%	3,444,544	22.56%

____________

(1)      Mr. Beeston’s address is 7 Carrer Major 34, Es Capdella, Calvia, lles Balears, Spain.

(2)      The Common Stock beneficially owned by Mr. Burnell are represented by (i) 1,097,716 shares of Common Stock personally owned by Mr. Burnell; (ii) 201,682 shares of Common Stock to be issued to Mr. Burnell upon the consummation of this Offering in connection with the Accrued Interest Payable Conversion Agreement; and (iii) 659,091 shares of Common Stock owned by Hot Rocks Investments PLC, an English company for which Gavin Burnell owns 24.07% of the membership interests and holds investment and voting control interests over with an address of Hot Rocks Investments PLC 60 Gracechurch Street, London, UK EC3V0HR; and (iii) 467,576 shares Common Stock owned by Woodland Capital Limited, an English company for which Gavin Burnell is a Managing Director and holds investment and voting control interests over with an address of 39 Cheval Place, Knightsbridge, London, SW71EW.

(3)      Includes 200,000 shares subject to options exercisable within 60 days of September 20, 2023.

(4)      Includes 100,000 shares subject to options exercisable within 60 days of September 20, 2023.

(5)      Includes 62,500 shares subject to options exercisable within 60 days of September 20, 2023.

(6)      The Common Stock beneficially owned by Mr. Elliott are represented by: (i) 133,182 shares of Common Stock personally owned by Mr. Elliott, (ii) 81,160 shares of Common Stock owned by PVE Consulting Limited, an English Company for which Mr. Elliott owns 100% of the membership interest, with an address of LBW Accountants, Enterprise House, The Courtyard, Old Courthouse Road, Bromborough, Wirral CH62 4UE, (iii) 16,469 shares of Common Stock owned by Cove Energy Ltd., a British Virgin Islands company for which Mr. Elliott is a director and owner who holds investment and voting control interests over the entity, with an address of Offshore Incorporations Centre, Road Town, Tortola, BVI, and (iv) 62,500 shares subject to options exercisable within 60 days of September 20, 2023.

(7)      Includes 100,000 shares subject to options exercisable within 60 days of September 20, 2023.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes important terms of our capital stock and certain provisions of our articles of incorporation and second amended and restated bylaws. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

General

The Company is authorized to issue an aggregate of 500,000,000 shares. The authorized capital stock is divided into 490,000,000 shares of Common Stock having a par value of $0.0001 per share and 10,000,000 shares of Preferred Stock having a par value of $0.0001 per share. As of September 20, 2023, there were 12,248,411 shares of our Common Stock outstanding, held by approximately 98 stockholders of record and no shares of our preferred stock outstanding.

Common Stock

All shares of Common Stock of the Company are one and the same class, identical in all respects and have equal rights, powers and privileges.

Voting.    Except as otherwise provided for by resolution of the Board of Directors, the holders of outstanding shares of Common Stock have the exclusive right to vote on all matters requiring stockholder action. On each matter on which holders of Common Stock are entitled to vote, each outstanding share of such Common Stock is entitled to one vote.

Dividends.    Subject to the rights of holders of any series of outstanding preferred stock, holders of shares of Common Stock have equal rights of participation in the dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Company legally available therefor.

Liquidation.    Subject to the rights of holders of any series of outstanding preferred stock, holders of shares of Common Stock have equal rights to receive the assets and funds of the Company available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary.

Rights and Preferences.    Holders of our Common Stock will have no preemptive, conversion or subscription rights, and there will be no redemption or sinking funds provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of share of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable.    All of our outstanding shares of Common Stock are, and the shares of Common Stock to be issued in this Offering will be, fully paid and nonassessable.

Preferred Stock

Shares of preferred stock of the Company may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, if any, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed in the resolution or resolutions providing for the issue of such series, adopted by the Board of Directors. The resolutions providing for issuance of any series of preferred stock may provide that such series shall be superior to, rank equally with or be junior to any other series of preferred stock to the extent permitted by law and the terms of any other series of preferred stock.

Representative’s Warrants

Upon the closing of this Offering, there will be up to 83,334 shares of Common Stock issuable upon exercise of the Representative’s Warrants. See “Underwriting — Representative’s Warrants” below for a description of the Representative’s Warrants.

Anti-Takeover Provisions

Provisions of the Nevada Revised Statutes, our articles of incorporation and our second amended and restated bylaws could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition would benefit our stockholders. Such provisions of the Nevada Revised Statutes, our articles of incorporation and our second amended and restated bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Nevada Anti-Takeover Statutes

Pursuant to our articles of incorporation, we have elected not to be governed by the terms and provisions of Nevada’s control share acquisition laws (Nevada Revised Statutes 78.378 – 78.3793), which prohibit an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power.

Pursuant to our articles of incorporation, we have also elected not to be governed by the terms and provisions of Nevada’s combination with interested stockholders statute (Nevada Revised Statutes 78.411 – 78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10 percent or more of the corporation’s voting stock, or otherwise has the ability to influence or control such corporation’s management or policies.

Bylaws

In addition, various provisions of our second amended and restated bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of the company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. Our second amended and restated bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote for the election of directors, and except as provided by Nevada law, our board of directors shall have the power to adopt, amend or repeal the second amended and restated bylaws by a vote of not less than a majority of our directors. Any bylaw provision adopted by the board of directors may be amended or repealed by the holders of a majority of the outstanding shares of capital stock entitled to vote for the election of directors. Our second amended and restated bylaws also contain limitations as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting. Additionally, the Nevada Revised Statutes and our second amended and restated bylaws also provide that no director may be removed by less than a two-thirds vote of the issued and outstanding shares entitled to vote on the removal. Our second amended and restated bylaws also permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a shareholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

Our second amended and restated bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of our shareholders, including proposed nominations of persons for election to the board of directors. Shareholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given us timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. Although our second amended and restated bylaws do not give the board of directors the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our second amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock are available for our board of directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee stock plans. The existence of our authorized but unissued shares of Common Stock could render it more difficult or discourage an attempt to obtain control of the company by means of a proxy context, tender offer, merger or other transaction since our board of directors can issue large amounts of capital stock as part of a defense to a take-over challenge. In addition, we have authorized in our articles of incorporation 10,000,000 shares of preferred stock, none of which are currently designated or outstanding. However, the board acting alone and without approval of our stockholders can designate and issue one or more series of preferred stock containing super-voting provisions, enhanced economic rights, rights to elect directors, or other dilutive features, that could be utilized as part of a defense to a take-over challenge.

Supermajority Voting Provisions

Nevada Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s articles of incorporation, unless a corporation’s articles of incorporation or bylaws, as the case may be, require a greater percentage. Although our articles of incorporation and amended and restated bylaws do not currently provide for such a supermajority vote on any matters, our board of directors can amend our second amended and restated bylaws and we can, with the approval of our stockholders, amend our articles of incorporation to provide for such a super-majority voting provision.

Cumulative Voting

Furthermore, neither the holders of our Common Stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few shareholders of a significant portion of our issued and outstanding Common Stock and lack of cumulative voting makes it more difficult for other shareholders to replace our board of directors or for a third party to obtain control of our company by replacing its board of directors.

Classification of Board of Directors

Our second amended and restated bylaws provide for a “staggered” or “classified” board of directors whereby the directors of the Board are divided into three classes. Each class shall be elected for three-year terms. For more information, please see “Management — Classified Board of Directors.”

Listing

We intend to apply to have our Common Stock listed on The Nasdaq Capital Market under the symbol “ELEP.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock will be VStock Transfer, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this Offering, there was no public market for our Common Stock, and no predictions can be made about the effect, if any, that market sales of our Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, future sales of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock and could impair our ability to raise capital through future sales of our securities. See “Risk Factors — Risks Relating to this Offering — A substantial portion of our total issued and outstanding shares may be sold into the market at any time. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.” Furthermore, although we intend to apply to have our Common Stock listed on the Nasdaq Capital Market, we cannot assure you that there will be an active public trading market for our Common Stock.

Upon the closing of this Offering, based on the number of shares of our Common Stock outstanding as of September 20, 2023, we will have an aggregate of 14,746,196 shares of our Common Stock outstanding (such number of shares includes the 831,118 shares of Common Stock issued pursuant to the Conversion Agreements). Of these shares of our Common Stock, all of the shares sold in this Offering (or shares if the underwriters exercise in full their option to purchase additional shares) will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

Of the remaining shares of our Common Stock, approximately 85% will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. We expect that substantially all of these shares will be subject to the 180-day lock-up period under the lock-up agreements described below. Upon expiration of the lock-up period, we estimate that approximately 14,746,196 shares of our Common Stock will be available for sale in the public market, subject in some cases to applicable volume limitations under Rule 144.

Lock-Up and Market Standoff Agreements

All of our directors, executive officers and certain of our security holders are subject to lock-up agreements or market standoff provisions that, subject to certain exceptions, prohibit them from directly or indirectly offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to purchase, granting any option, right or warrant to purchase or otherwise transferring or disposing of any shares of our Common Stock, options to acquire shares of our Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, whether now owned or hereafter acquired, or entering into any swap or any other agreement or any transaction that transfer, in whole or in part, directly or indirectly, the economic consequence of ownership, for a period of 180 days following the date of this prospectus, without the prior written consent of the Representative. See the section entitled “Underwriting.”

Rule 144

Affiliate Resales of Restricted Securities.    In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our Common Stock for at least six months would be entitled to sell in “brokers transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three month-period that does not exceed the greater of:

•        1% of the number of our Common Stock then outstanding, which will equal approximately 147,461 shares of our Common Stock immediately after this Offering; or

•        the average weekly reported trading volume in shares of our Common Stock on the Nasdaq Capital Market during the four calendar weeks preceding the date on which a notice of the sale on Form 144 is filed with the SEC with respect to such sale.

Affiliates resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and the Nasdaq concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities.    In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our Common Stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

In general, under Rule 701 of the Securities Act, each of our employees, officers, directors, consultants or advisors who purchases shares of our Common Stock from us in connection with a compensatory stock or option plan or other written agreement executed before the effective date of the registration statement under the Securities Act is entitled to resell such shares 90 days after such effective date in reliance on Rule 144. An affiliate of ours can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of ours can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

The SEC has indicated that Rule 701 will apply to typical options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

Equity Incentive Plans

We intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of Common Stock reserved for issuance under our 2022 Incentive Plan. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this Offering. Accordingly, shares registered under the Form S-8 registration statement will be available for sale in the open market following the registration statement’s effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable. For a complete description of these transactions, please see the sections “Executive Compensation — 2022 Incentive Plan” in this prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO
NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our Common Stock issued pursuant to this Offering, but does not purport to be a complete and comprehensive analysis of all potential tax consequences. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not addressed herein. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our Common Stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Common Stock.

This discussion is limited to non-U.S. holders that hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstances, including the impact of the alternative minimum tax or the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to non-U.S. holders subject to special rules, including, without limitation:

•        U.S. expatriates and certain former citizens or long-term residents of the United States;

•        persons holding our Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•        banks, insurance companies, and other financial institutions;

•        brokers, dealers or traders in securities or currencies;

•        persons that hold more than 5% of our Common Stock, directly or indirectly;

•        “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        corporations organized outside of the United States, any state thereof or the District of Columbia that are nonetheless treated as U.S. taxpayers for U.S. federal income tax purposes;

•        partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•        tax-exempt organizations or governmental organizations;

•        persons deemed to sell our Common Stock under the constructive sale provisions of the Code;

•        persons for whom our Common Stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

•        persons who hold or receive our Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•        qualified foreign pension funds as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock being taken into account in an applicable financial statement; and

•        tax-qualified retirement plans.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our Common Stock, the tax treatment of a partner (or person or entity treated as a partner) will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Common Stock and the partners in such partnerships should consult their tax advisors regarding the United States federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS LEGAL OR TAX ADVICE AND DOES NOT SERVE AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our Common Stock that is neither a “U.S. person,” nor an entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust, or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Common Stock in the foreseeable future. However, if we do make distributions on our Common Stock, such distributions of cash or property on our Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Disposition of Common Stock.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our Common Stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the non-U.S. holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Non-U.S. holders may be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our Common Stock in connection with the conduct of a trade or business within the United States and dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly completed and executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. If a non-U.S. holder holds stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to such agent. The non-U.S. holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities (e.g., partnerships) rather than corporations or individuals.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty, provided the non-U.S. holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Disposition of Common Stock

Subject to the discussions below on backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock unless:

•        the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•        the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•        our Common Stock constitute U.S. real property interests, or USRPIs, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Common Stock, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we would be a USRPHC if our USRPIs comprise (by fair market value) at least 50 percent of our business assets. We believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Common Stock by a non-U.S. holder will not be subject to U.S. federal income tax if our Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of our Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period. There can be no assurance that our Common Stock will continue to qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are a USRPHC and your ownership of our Common Stock exceeds 5%, you will be taxed on such disposition generally in the manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to the provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Subject to the discussion below on FATCA, payments of dividends on our Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a U.S. person and the holder either certifies under penalties of perjury its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions (including deemed distributions) on our Common Stock paid to the non-U.S. holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. Such information returns generally include the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. In addition, proceeds of the sale or other taxable disposition of our Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a U.S. person or the holder otherwise establishes an exemption. Proceeds of a disposition of our Common Stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRAS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code and applicable Treasury Regulations (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA), on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of our Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Common Stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations, eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

We will not pay additional amounts or “gross up” payments to holders as a result of any withholding or deduction for taxes imposed under FATCA. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors should consult their tax advisors regarding the potential application of FATCA to their investment in our Common Stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENT OR PROPOSED CHANGE IN APPLICABLE LAW.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, as to be filed herewith, between us and the underwriters named below, for which Spartan Capital Securities, LLC (“Spartan Capital”) is acting as Representative, the underwriter named below has severally agreed to purchase, and we have agreed to sell to the underwriter Common Stock. If our listing application is not approved by Nasdaq, we will not be able to consummate the Offering and will terminate the Offering.

Underwriter	Number of Shares
Spartan Capital Securities, LLC	1,666,667
Total	1,666,667

Under the terms of the underwriting agreement, the underwriters are committed to purchasing all of the Common Stock offered by this prospectus if the underwriters buy any such shares. The underwriters’ obligation to purchase the shares is subject to satisfaction of certain conditions, including, among others, the continued accuracy of representations and warranties made by us in the underwriting agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus.

The underwriters initially propose to offer our Common Stock directly to the public at the IPO price set forth on the front cover page of this prospectus and to certain dealers at such offering price less a concession not to exceed $4.74 per share. After the IPO of the Common Stock, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside the United States may be made by affiliates of certain of the underwriters.

We have agreed to indemnify the underwriters against specified liabilities, including some liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Common Stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the Underwriting Agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$4.50	$7,500,000	$8,625,000
Underwriting discounts and commissions to be paid by us	$0.36	$600,000	$690,000
Proceeds, before expenses, to us	$4.14	$6,900,000	$7,935,000

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, will be approximately $3.2 million. We have agreed to pay the Representative for certain fees and out-of-pocket accountable expenses in connection with this Offering, which includes, among other things, the Representative’s legal fees up to $175,000. Additionally, one percent (1.0%) of the gross proceeds raised in this Offering will be provided to the Representative for non-accountable expenses.

Representative’s Warrants

We have agreed to issue Representative Warrants to Spartan Capital upon the closing of this Offering to purchase up to five percent (5%) of the total number of shares of Common Stock being sold in this Offering, including Common Stock sold to cover over-allotments, if any. The exercise price of the Representative’s Warrants is equal to $4.95 per Share of Common Stock (110% of the offering price of each Share of Common Stock offered hereby). The Representative’s Warrants will be exercisable at any time and from time to time, in whole or in part, during the four and a half-year period commencing six months from the effective date of this Offering. The Representative’s Warrants shall not be redeemable. We are registering hereby the issuance of the Representative’s Warrants and the shares of Common Stock issuable upon exercise of such warrants. The Representative’s Warrants and the shares of Common Stock underlying the Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Representative’s Warrants may not be sold, transferred, assigned, pledged or hypothecated or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities for a period of 180 days following the effective date of the registration for this Offering, except that they may be assigned, in whole or in part, to any officer or partner of the Representative, and to members of the underwriting syndicate or selling group (or to officers or partners thereof), or as otherwise permitted, in compliance with FINRA Rule 5110(g)(2). The Representative’s Warrants will contain provisions for one demand registration of the sale of the underlying shares of Common Stock at our expense and unlimited “piggyback” registration rights for a period of five (5) years after the effective date of the registration statement for this Offering at our expense. The exercise price and number of shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock split or other corporate events and as otherwise permitted under Rule 5110(f)(2)(G) of FINRA.

Over-Allotment Option

We have granted an option to the underwriters to purchase, in the aggregate, up to 250,001 shares of Common Stock in this Offering, representing an additional fifteen percent (15%) of the Common Stock sold in this Offering of the Common Stock, at the IPO price less the underwriting discount. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the Underwriting Agreement.

Right of First Refusal

We have also granted Spartan Capital a 12-month right of first refusal to act as sole investment banker, sole book-runner, and/or sole placement agent, for any public and private equity and debt offering, including all equity linked financings.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this Offering. The Representative may agree to allocate a number of Common Stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Tail Financing

If, during the 18 month period following the closing of this Offering, we consummate a financing with investors with whom Spartan Capital had contacted or introduced to us during the period in which we engaged Spartan Capital, we will pay Spartan Capital a fee equal to 8% of the proceeds of such financing and warrants to purchase a number of shares of our common stock equal to 5% of the aggregate number of shares of our common stock sold in such offering at an exercise price equal to 110% of the offering price of the shares of our common stock sold in such offering.

Pricing of the Offering

Prior to this Offering, there has been no public market for our Common Stock. The IPO price was determined by negotiations between us and the Representative. Among the factors considered in determining the IPO price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Lock-ups

We, all of our directors, executive officers and certain of our security holders are subject to lock-up agreements that, subject to certain exceptions, prohibit them from directly or indirectly offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to purchase, granting any option, right or warrant to purchase or otherwise transferring or disposing of any shares of our Common Stock, options to acquire shares of our Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, whether now owned or hereafter acquired, or entering into any swap or any other agreement or any transaction that transfer, in whole or in part, directly or indirectly, the economic consequence of ownership, for a period of 180 days following the date of this prospectus, without the prior written consent of Spartan Capital.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares of Common Stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our shares of Common Stock. However, the Representative may engage in transactions that stabilize the price of the Common Stock, such as bids or purchases to peg, fix or maintain that price.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the Representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Common Stock or preventing or retarding a decline in the market price of the Common Stock. As a result, the price of the Common Stock may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Nasdaq Capital Market Listing Application

We have applied to have our Common Stock listed on the Nasdaq Capital Market under the symbol “ELEP,” which listing is a condition to this Offering.

Passive Market Making

In connection with this Offering, underwriters, and selling group members may engage in passive market making transactions in our securities on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

In connection with the Offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to Elephant Oil and to persons and entities with relationships with Elephant Oil, for which they received or will receive customary fees and expenses.

Selling Restrictions

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this Offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Regulation, or each, a Relevant Member State, an offer to the public of any shares of our Common Stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our Common Stock may be made at any time under the following exemptions under the Prospectus Regulation, if they have been implemented in that Relevant Member State:

(i)     to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(ii)    to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the Representative for any such offer; or

(iii)   in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of our Common Stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our Common Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Common Stock to be offered so as to enable an investor to decide to purchase any shares of our Common Stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

Each underwriter has represented and agreed that:

(a)     it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA) received by it in connection with the issue or sale of the shares of our Common Stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)    it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Common Stock in, from or otherwise involving the United Kingdom.

Hong Kong

Shares of our Common Stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to shares of our Common Stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of

Hong Kong) other than with respect to shares of our Common Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of Common Stock.

Accordingly, the shares of Common Stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Common Stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Common Stock. The shares of Common Stock may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Common Stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Common Stock. The shares of Common Stock may only be transferred en bloc without subdivision to a single investor.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Common Stock may not be circulated or distributed, nor may the shares of our Common Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where shares of our Common Stock are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired shares of our Common Stock under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

LEGAL MATTERS

The validity of the shares of Common Stock covered by this prospectus will be passed upon for us by Sherman & Howard L.L.C. and certain other legal matters will be passed upon for us by McDermott Will & Emery LLP. Certain legal matters in connection with this Offering will be passed upon for the underwriters by Lucosky Brookman LLP.

EXPERTS

The financial statements of Elephant Oil Corp. as of June 30, 2023 and 2022 appearing in this prospectus have been audited by BF Borgers CPA PC, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Elephant Oil Corp. to continue as a going concern as described in Note 3 to the financial statements, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

On November 9, 2022, we dismissed Marcum LLP (“Marcum”), as our independent auditor. This dismissal was ratified by the audit committee of our board of directors and approved by our board of directors.

Marcum audited our financial statements for the fiscal years ended June 30, 2022 and June 30, 2021, which were issued under auditing standards generally accepted in the United States. The audit report issued by Marcum on October 12, 2022, including the restatement reported in the consolidated statement of cash flows for the year ended June 30, 2021 in the audited financial statements for the year ended June 30, 2021, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles, but included an emphasis of matter paragraph that there was substantial doubt as to the Company’s ability to continue as a going concern. Marcum did not provide an audit opinion on our financial statements for any period subsequent to the fiscal year ended June 30, 2022.

During the years ended June 30, 2022 and 2021, (i) there were no “disagreements” between us and Marcum (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such period, and (ii) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K except for material weaknesses in internal controls relating to (a) an insufficient complement of personnel to permit the segregation of duties among personnel with access to the Company’s accounting and information systems and controls; (b) insufficient review of the cash flow statement regarding the proper presentation of deferred offering costs, proceeds from convertible notes and bank deposits; (c) a lack of controls needed to assure that (1) the accounting for its accounts payable and accrued expenses are accurate and complete; (2) the accounting for its stock compensation expense is accurate and complete; (3) the accounting for its convertible notes payable and warrants is accurate and complete; (4) an adequate review the proper presentation and disclosures of the short and long term accrued interest expense was performed; and (5) an adequate review to the initial tax assessment as it related to the reorganization of the Company and to assure the complete disclosures in the financial statements footnotes was performed. Marcum has not provided any audit services subsequent to October 12, 2022.

We provided Marcum with a copy of the foregoing disclosures and requested Marcum to furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not Marcum agrees with the above disclosures. A copy of Marcum’s letter is filed as Exhibit 16.2 to the registration statement of which this prospectus is a part.

On November 9, 2022, we engaged BF Borgers CPA PC (“Borgers”), as our independent registered public accounting firm, which engagement has been ratified by the audit committee of our board of directors and approved by our board of directors. During the years ended June 30, 2022 and 2021, we (or any person on our behalf) did not consult with Borgers regarding any of the matters described in Items 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the shares of Common Stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Upon completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

Elephant Oil Corp.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2023 AND 2022

Report of Independent Registered Public Accounting Firm

To the stockholders and the board of directors of
Elephant Oil Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Elephant Oil Corp. as of June 30, 2023 and June 30, 2022, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023 and June 30, 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA PC

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company’s auditor since 2022

Lakewood, CO
September 7, 2023

ELEPHANT OIL CORP.
CONSOLIDATED BALANCE SHEETS

	June 30, 2023	June 30, 2022
ASSETS
Current assets:
Cash	$514	$45,175
Deferred offering costs	2,769,072	1,594,576
Total current assets	2,769,586	1,639,751

Deposit	55,000	55,000
Oil and gas property, not subject to amortization	2,377,800	2,155,743
Total assets	$5,202,386	$3,850,494

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,158,259	$1,563,589
Accounts payable – related parties	98,143	25,000
Accrued interest – related parties	492,299	424,815
Current maturities, note payable – bank	12,714	12,143
Current maturities, note payable – related parties	316,718	302,494
Notes payable – investors, net of discounts	1,406,250	239,236
Warrant liability	22,563	25,751
Total current liabilities	5,506,946	2,593,028

Long-term liabilities:
Note payable – bank	28,303	35,368
Total long-term liabilities	28,303	35,368
Total liabilities	5,535,249	2,628,396

Commitments and Contingencies (Note 7)

Stockholders’ (deficit) equity:
Preferred stock, par value $0.0001, 10,000,000 shares authorized; 0 issued and outstanding	—	—
Common stock, par value $0.0001, 490,000,000 shares authorized; 12,228,411 and 12,178,411 shares issued and outstanding as of June 30, 2023 and June 30, 2022, respectively	1,223	1,218
Additional paid-in capital	7,585,042	6,641,748
Accumulated other comprehensive loss	(605,202)	(649,138)
Accumulated deficit	(7,313,926)	(4,771,730)
Total stockholders’ (deficit) equity	(332,863)	1,222,098
Total liabilities and stockholders’ (deficit) equity	$5,202,386	$3,850,494

The accompanying notes are an integral part of these consolidated financial statements.

ELEPHANT OIL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended June 30,
	2023	2022
Revenue	$—	$—

Operating expenses:
Exploration expense	9,911	63,238
Selling, general and administrative	1,711,474	2,901,209
Total operating expenses	1,721,385	2,964,447
Loss from operations	(1,721,385)	(2,964,447)

Other (expenses) income
Interest expense	(824,113)	(101,547)
Change in fair value of warrants liability	3,188	—
Gain on foreign currency transactions	114	20,171
Total other (expenses)	(820,811)	(81,376)

Loss before income taxes	(2,542,196)	(3,045,823)
Provision for income taxes	—	—
Net loss	$(2,542,196)	$(3,045,823)

Weighted-average common shares outstanding, basic and diluted	12,205,256	12,198,951
Basic and diluted net loss per common share	$(0.21)	$(0.25)

Comprehensive loss:
Net loss	$(2,542,196)	$(3,045,823)
Foreign currency translation adjustment	16,384	(152,447)
Comprehensive loss:	$(2,525,812)	$(3,198,270)

The accompanying notes are an integral part of these consolidated financial statements.

ELEPHANT OIL CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Shares	Amount
Balance at July 1, 2021	11,300,722	$1,130	$3,166,190	$(496,691)	$(1,725,907)	$944,722
Issuance of common stock for cash, net	342,667	34	737,366	—	—	737,400
Issuance of common stock in satisfaction of related party payables	291,334	29	650,808	—	—	650,837
Issuance of common stock in satisfaction of third party payables	79,733	8	179,391	—	—	179,399
Foreign exchange translation	—	—	—	(152,447)	—	(152,447)
Retirement of common stock	(588,854)	(59)	59			—
Stock-based compensation:				—	—	—
Common stock	752,809	76	1,693,745	—	—	1,693,821
Options	—	—	214,189	—	—	214,189
Net loss	—	—	—	—	(3,045,823)	(3,045,823)
Balance at June 30, 2022	12,178,411	$1,218	$6,641,748	$(649,138)	$(4,771,730)	$1,222,098

Balance at July 1, 2022	12,178,411	$1,218	$6,641,748	$(649,138)	$(4,771,730)	$1,222,098
Issuance of common stock in connection with SPA	50,000	5	92,303	—	—	92,308
Stock-based compensation
Options	—	—	850,991	—	—	850,991
Foreign exchange translation	—	—	—	43,936	—	43,936
Net loss	—	—	—	—	(2,542,196)	(2,542,196)
Balance at June 30, 2023	12,228,411	$1,223	$7,585,042	$(605,202)	$(7,313,926)	$(332,863)

The accompanying notes are an integral part of these consolidated financial statements.

ELEPHANT OIL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,542,196)	$(3,045,823)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest – debt discount	543,421	44,987
Debt discount – shares	92,308	—
Stock-based compensation	850,991	1,908,010
Foreign currency translation gain	(114)	(20,171)
Change in fair value of warrants	(3,188)	—
Changes in operating assets and liabilities:
Prepaid expenses	—	(42,428)
Accounts payable and accrued liabilities	778,102	596,857
Accounts payable, related parties	73,143	13,080
Accrued interest, related parties	2,914	51,668
Net cash used in operating activities	(204,619)	(493,820)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of oil and gas property	(125,390)	(184,763)
Net cash used in investing activities	(125,390)	(184,763)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash proceeds from private placement offering, net	—	737,400
Principal payments on bank loan	(12,714)	(13,162)
Proceeds from notes payable – investors	750,000	250,000
Payments for debt issuance costs	(82,500)	(30,000)
Payments on deferred offering costs	(318,725)	(561,445)
Net cash from financing activities	336,061	382,793

Effect of foreign currency exchange	(50,713)	6,622

NET CHANGE IN CASH	(44,661)	(289,169)
Cash – Beginning of period	45,175	334,344
Cash – End of period	$514	$45,175

SUPPLEMENTAL CASH FLOW INFORMATION:
Non-cash investing and financing activities:
Common stock issued for relief of related party accounts payable	$—	$650,837
Common stock issued for relief of third party accounts payable	$—	$179,399
Deferred offering costs in accounts payable	$855,771	$861,081

The accompanying notes are an integral part of these consolidated financial statements.

ELEPHANT OIL CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — NATURE OF organization and business

Company Organization

Elephant Oil Corp. and Subsidiaries (“Elephant Oil” or the “Company”) was incorporated in the State of Nevada on March 29, 2021. The Company is engaged in oil and gas exploration and development focused on underexplored areas onshore in West Africa, specifically, the Republic of Benin and the Republic of Namibia. The Company’s headquarters is located in Houston, Texas, USA, and it is currently in the exploration stage and has not commenced drilling or production.

Acquisition of EOL

Effective April 21, 2021, Elephant Oil entered into a Deed of Agreement (the “Agreement”) with Elephant Oil Limited (“EOL”), a private limited company registered in the United Kingdom on January 14, 2013 (the “Acquisition”), pursuant to which, Elephant Oil acquired all of the outstanding shares of EOL. Upon closing, EOL became a wholly-owned subsidiary of the Company (the “Acquisition”).

EOL has a wholly-owned subsidiary, Elephant Oil Benin SA (“EOB”), which is a private company incorporated in the Republic of Benin, West Africa, in 2014.

In accordance with the terms of the Agreement, Elephant Oil issued 7,739,394 shares of its common stock (“Common Stock”) to EOL as consideration for the shares exchanged. As a result of the transaction, EOL shareholders acquired 70% of Elephant Oil’s issued and outstanding shares of Common Stock.

Immediately following the Acquisition, the Company completed a reverse acquisition whereby the pre-Acquisition shareholders of the Company retained an aggregate of 3,316,884 shares of Common Stock of the Company, representing 30% ownership of the post-Acquisition Company. Therefore, upon consummation of the Acquisition, there was a change in control of the Company, with the former owners of EOL effectively acquiring control of the Company. The Acquisition was treated as a reverse recapitalization effected by a share exchange for financial and reporting purposes since Elephant Oil was deemed to be a shell corporation with nominal operations and assets at the time of the Acquisition. EOL is considered the acquirer for accounting purposes (with Elephant Oil considered the acquiree), and EOL’s historical financial statements represent the consolidated financial statements of the Company for preceding and current periods. Subsequent to this transaction the Company’s shares increased to 11,056,278.

Production Sharing Agreement with Republic of Benin

In October 2013, the Company signed the Production Sharing Agreement providing a 100% licensed interest under the PSA in onshore Block B, which is over 1.1 million acres, or 1,772 square miles or 4,590 square kilometers onshore. The Benin Hydrocarbons Corporation (“SOBEH”), a Benin state-owned entity, has an option to acquire a maximum of a 10% interest upon commercial discovery. In the event that a commercial discovery is made on the block, the Production Sharing Agreement further entitles the Company to apply for and receive, subject to Benin government approval, a production license of up to 25 years, renewable for a period of up to 10 years, from the Benin Ministry of Water and Mines. On January 26, 2019, the Benin government adopted a new petroleum code, Law No. 2019-06 (the “Petroleum Code”).

Petroleum Agreement with Republic of Namibia

In August 2021, Elephant Oil signed a Petroleum Agreement with Namibia for onshore Block 1919 (the “Petroleum Agreement”). Elephant Oil holds a 70% production interest on over 2.8 million acres, or 4,507 square miles, or 11,675 square kilometers, onshore. Niikela Exploration (PTY) LTD holds a 20% production interest and NAMCOR, a Namibian state-owned entity, holds the remaining 10% interest in the license on a carried interest basis. In the event that an economically viable resource discovery is made at the licensed property, the Petroleum Agreement further entitles Elephant Oil to apply for and receive, subject to Namibian government approval, a production license of up to 25 years, renewable for a period of up to 10 years, from the Namibia Ministry of Mines and Energy (the “NMME”).

ELEPHANT OIL CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — NATURE OF organization and business (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements. Such consolidated financial statements and accompanying notes are the representations of Company’s management, who is responsible for their integrity and objectivity.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, EOL and EOL’s wholly-owned subsidiary, Elephant Oil Benin SA (“EOB”), a private company incorporated in the Republic of Benin, West Africa. EOL is considered the acquirer for accounting purposes, and EOL’s historical financial statements represent the consolidated financial statements of the Company for preceding and current periods. All inter-company balances and transactions among the companies have been eliminated upon consolidation.

These consolidated financial statements are presented in U.S. Dollars.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or

ELEPHANT OIL CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

more future confirming events. Some of the more significant estimates required to be made by management include the determination of reserves for our oil and gas property and the valuation of equity-based transactions. Accordingly, actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 30, 2023 or 2022. The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits as guaranteed by the Federal Deposit Insurance Corporation. The Company mitigates this risk by maintaining its cash in sound financial institutions with strong credit ratings. Additionally, Company has not experienced any losses on such accounts.

Deferred Offering Costs

Deferred offering costs consist of professional fees, filing, regulatory and other costs incurred through the balance sheet date that are directly related to an Initial Public Offering (“IPO”). As of June 30, 2023 and 2022, offering costs in the aggregate of $2,769,072 and $1,594,576, respectively, were deferred.

Oil and Gas Property and Exploration Costs — Successful Efforts

The Company is in the exploration stage and has not yet realized any revenues from its operations. It applies the successful efforts method of accounting for crude oil and natural gas properties. Under this method, exploration costs such as exploratory geological and geophysical costs, delay rentals and exploratory overhead are expensed as incurred. If an exploratory property provides evidence to justify potential development of reserves, drilling costs associated with the property are initially capitalized, or suspended, pending a determination as to whether a commercially sufficient quantity of proved reserves can be attributed to the area as a result of drilling. At the end of each quarter, management reviews the status of all suspended exploratory property costs in light of ongoing exploration activities; in particular, whether the Company is making sufficient progress in its ongoing exploration and appraisal efforts. If management determines that future appraisal drilling or development activities are unlikely to occur, associated exploratory well costs are expensed.

Costs to acquire mineral interests in crude oil and/or natural gas properties, drill and equip exploratory wells that find proved reserves and drill and equip development wells are capitalized. Acquisition costs of unproved leaseholds are assessed for impairment during the holding period and transferred to proven crude oil and/or natural gas properties to the extent associated with successful exploration activities. Significant undeveloped leases are assessed individually for impairment, based on the Company’s current exploration plans, and a valuation allowance is provided if impairment is indicated. Capitalized costs from successful exploration and development activities associated with producing crude oil and/or natural gas leases, along with capitalized costs for support equipment and facilities, are amortized to expense using the unit-of-production method based on proved crude oil and/or natural gas reserves on a field-by-field basis, as estimated by qualified petroleum engineers.

Oil and natural gas properties are grouped for depreciation, depletion and amortization in accordance with Accounting Standards Codification (“ASC”) ASC 932 — Extractive Activities — Oil and Gas (“ASC 932”). The basis for grouping is a reasonable aggregation of properties with a common geological structural feature or stratigraphic condition, such as a reservoir or field.

When circumstances indicate that proved oil and natural gas properties may be impaired, the Company compares net capitalized costs to the expected undiscounted pre-tax future cash flows for the associated assets grouped at the lowest level for which identifiable cash flows are independent of cash flows of other assets. If the expected undiscounted pre-tax future cash flows, based on the Company’s estimate of future crude oil and natural gas prices, operating costs, anticipated production from proved reserves, and other relevant data, are lower than the net capitalized cost, the capitalized cost is reduced to fair value with an impairment loss recorded equal to the difference between the asset’s carrying value and estimated fair value. Fair value is generally estimated using the income approach described in

ELEPHANT OIL CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC 820, “Fair Value Measurements” (“ASC 820”). If applicable, the Company may utilize prices and other relevant information generated by market transactions involving assets and liabilities that are identical or comparable to the item being measured as the basis for determining fair value. The expected future cash flows used for impairment reviews and related fair value calculations are typically based on judgmental assessments of future production volumes, commodity prices, operating costs, and capital investment plans, considering all available information at the date of review. These assumptions are applied to develop future cash flow projections that are then discounted to estimated fair value, using a discount rate believed to be consistent with those applied by market participants. See Note 4 for further discussion.

Impairment of Long-lived Assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net undiscounted cash flows expected to result from the asset, including eventual disposition. If the future net undiscounted cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and estimated fair value.

For the years ended June 30, 2023 and 2022, the Company had no impairment loss on long-lived assets.

Asset Retirement Obligations

The Company measures its obligations for the retirement of the oil fields using various assumptions such as the expected period upon the expiry of the contract and the complete depletion of the oil deposits underground, the degree of the damage the operation had done to the oil field, and the related governmental requirements imposed on the Company as a contractor. The asset retirement obligation is reviewed and adjusted each quarter for any liabilities incurred or settled during the period, accretion expense and any revisions made to the estimated cash flows and changes required by the Company.

As of June 30, 2023 and 2022, the Company had no asset retirement obligations.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions shall be recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as a distribution to related party.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ELEPHANT OIL CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company utilizes ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates. A valuation allowance is recorded when it is “more likely than not” that a deferred tax asset will not be realized. At June 30, 2023 and 2022, the Company’s net deferred tax asset has been fully reserved.

For uncertain tax positions that meet a “more likely than not” threshold, the Company recognizes the benefit of uncertain tax positions in the consolidated financial statements. The Company’s practice is to recognize interest and penalties, if any, related to uncertain tax positions in income tax expense in the consolidated statements of operations when a determination is made that such expense is likely. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company’s wholly owned subsidiary, EOL, is subject to corporate income tax filing requirements in the United Kingdom.

Fair Value of Financial Instruments

As defined in ASC 820, Fair Value Measurements and Disclosures, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.

Level 1:

Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

Level 3:

Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. The significant unobservable inputs used in the fair value measurement for nonrecurring fair value measurements of long-lived assets include pricing models, discounted cash flow methodologies and similar techniques.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding during the reporting period. Diluted earnings per share is computed similar to basic earnings per share, except the weighted average number of shares of Common Stock outstanding are increased to include additional shares from the assumed exercise of share options, if dilutive.

ELEPHANT OIL CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following common stock equivalents are excluded from the calculation of the weighted average of shares of Common Stock outstanding, because their inclusion would have been anti-dilutive:

	As of June 30, 2023	As of June 30, 2022
Convertible Notes – Dragon (see Note 6, Note 7)(1)	159,672	138,889
Convertible Notes – IH (see Note 6, Note 7)(2)	189,259	—
Options(3)	343,519	136,338
Total potentially dilutive securities	692,450	275,227

____________

(1)      The Dragon Note has a principal amount of $312,500, a purchase price of $250,000, an original issue discount of $62,500 and a maturity date of the earlier of i) August 2022 or ii) the date of the IPO. Upon the maturity date, the Dragon Note shall be convertible into common stock at a conversion price of 70% of the price of the common stock on the date of the IPO. As of August 2022, due to the arrival of the maturity date, the original issued discount and principal amount increased by $93,750 per the terms of the Dragon Note.

(2)      The IH Note has a principal amount of $437,500, a purchase price of $350,000, an original issue discount of $87,500 and a maturity date of the earlier of i) October 29, 2022 or ii) the date of the IPO. Upon maturity date, the IH Note may be converted into common stock and a number of warrants equal to the number of shares of converted common stock at a conversion price of 70% of the price of the common stock on the date of the IPO. As of October 2022, due to the arrival of the maturity date, the original issue discount and principal amount increased by $62,500 per the terms of the IH Note.

(3)      Options have been granted under the 2022 Incentive Plan; see Note 7.

Foreign Currency Translations

The Company maintains is books and records in its local currencies, British Pounds and West African Francs, which are the functional currencies of the economic environment in which their operations are conducted. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the rate of exchange in effect at the balance sheet date. The resulting exchange differences are recorded in the consolidated statements of operations and comprehensive income.

The reporting currency of the Company is the US Dollar and the accompanying consolidated financial statements have been expressed in the US Dollar. In accordance with ASC Topic 830-30, Translation of Financial Statement, assets and liabilities of the Company whose functional currency is not the US Dollar are translated into the US Dollar, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. Stockholders’ (deficit) equity is translated at historical exchange rate at the time of transaction. The gains and losses resulting from translation of financial statements are recorded as a separate component of accumulated other comprehensive income within the consolidated statements of stockholders’ (deficit) equity.

Translation of Foreign Operations

The financial results and position of foreign operations whose functional currency is different from the Company’s presentation currency are translated as follows:

•        assets and liabilities are translated at period-end exchange rates prevailing at that reporting date;

•        equity is translated at historical exchange rates;

•        income and expenses are translated at average exchange rates for the period; and

•        cash flows are translated using average and historic (i.e., specific one-time transactions) rates.

ELEPHANT OIL CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Exchange differences arising on translation of foreign operations are transferred directly to the Company’s accumulated other comprehensive loss in the consolidated financial statements. Transaction gains and losses arising from exchange rate fluctuation on transactions denominated in a currency other than the functional currency are included in the consolidated statements of operations.

The relevant translation rates are as follows:

	June 30, 2023	June 30, 2022
Closing rate, British Pound (GBP) to US	$1.271	1.214
Average rate, GBP to US$ for the period	1.204	1.332

Closing rate, West African CFA franc (XOF) to GBP	0.00126	0.00132
Average rate, XOF to GBP for the period	0.00133	0.00130

Environmental Expenditures

The operations of the Company have been, and may in the future be, affected from time to time in varying degree by changes in environmental regulations, including those for future reclamation and site restoration costs. Both the likelihood of new regulations and their overall effect upon the Company vary greatly and are not predictable. The Company’s policy is to meet or, if possible, surpass standards set by relevant legislation by application of technically proven and economically feasible measures.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefits. All of these types of expenditures incurred since inception have been charged against earnings due to the uncertainty of their future recoverability. Estimated future reclamation and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries.

Comprehensive Loss

Financial Accounting Standards Board (“FASB”) ASU Topic No. 220, “Comprehensive Income,” establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. As of June 30, 2023 and 2022, the Company had no material items of other comprehensive loss except for the foreign currency translation adjustment.

Recently Adopted Accounting Pronouncements

In May 2021, the FASB issued ASU 2021-04 “Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815- 40) Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options” which clarifies and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. An entity should measure the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange as follows: i) for a modification or an exchange that is a part of or directly related to a modification or an exchange of an existing debt instrument or line-of-credit or revolving-debt arrangements (hereinafter, referred to as a “debt” or “debt instrument”), as the difference between the fair value of the modified or exchanged written call option and the fair value of that written call option immediately before it is modified or exchanged; ii) for all other modifications or exchanges, as the excess, if any, of the fair value of the modified or exchanged written call option over the fair value of that written call option immediately before it is modified or exchanged. The Company adopted the amendments in this Update as of January 1, 2022, in which such adoption had no material effects on the financial statements.

ELEPHANT OIL CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Other Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As of June 30, 2023, the Company had $514 in cash and a working capital deficit of $5,506,432, exclusive of deferred offering costs. To date the Company has been funding operations through proceeds from the issuance of common stock and debt.

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern over the next twelve months from the date of issuance of these consolidated financial statements, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. As of June 30, 2023, the Company had an accumulated deficit of $7,313,926 and has experienced losses from continuing operations and a negative working capital. Based on the Company’s cash balance as of June 30, 2023 and projected cash needs for the next twelve months, management estimates that it will need to raise additional capital to cover operating and working capital requirements. Management will need to raise the additional funds through the IPO (see Note 9) or by issuing additional shares of common stock or other equity securities or obtaining debt financing. Although management has been successful to date in raising necessary funding, there can be no assurance that any required future financing can be successfully completed on a timely basis, or on terms acceptable to the Company. Based on these circumstances, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Accordingly, the accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

There is an ongoing conflict involving Russia and Ukraine and the war between the two countries continues to evolve as military activity proceeds and additional sanctions are imposed. The war is increasingly affecting economic and global financial markets and exacerbating ongoing economic challenges, including issues such as rising inflation and global supply-chain disruption. While the Company does not believe this conflict currently has a material impact on its financial accounting and reporting, the degree to which it will be affected in the future largely depends on the nature and duration of uncertain and unpredictable events, and its business could be impacted. Furthermore, future global conflicts or wars could create further economic challenges, including, but not limited to, increases in inflation and further global supply-chain disruption. Consequently, the ongoing Russia/Ukraine conflict and/or other future global conflicts could result in an increase in operating expenses and/or a decrease in any future revenue and could further have a material adverse effect on the Company’s results of operations and cash flow.

The Company’s ability to further develop operations is contingent upon obtaining adequate financial resources through an IPO (see Note 9).

NOTE 4 — OIL AND GAS PROPERTIES

The following tables summarize the Company’s oil and gas activities.

	As of June 30, 2023	As of June 30, 2022
Oil and gas properties – not subject to amortization	$2,377,800	$2,155,743
Accumulated impairment	—	—
Oil and gas properties – not subject to amortization, net	$2,377,800	$2,155,743

ELEPHANT OIL CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — OIL AND GAS PROPERTIES (cont.)

The following shows the movement of the oil and gas properties — not subject to amortization balance.

Oil & Gas Properties
July 1, 2021	$2,243,018
Capital expenditures	184,763
Effect of foreign exchange translation	(272,038)
June 30, 2022	$2,155,743
Capital expenditures	125,390
Effect of foreign exchange translation	96,667
June 30, 2023	$2,377,800

During the years ended June 30, 2023 and 2022, the Company incurred aggregated development costs, which were capitalized, of $125,390 and $184,763, respectively, mainly for the purpose of the geological and geophysical studies, drilling of wells and license fees.

The Company did not record any impairment to the oil and gas property for the years ended June 30, 2023 or 2022 as all capitalized costs represent exploratory development costs pending further development on the consolidated balance sheets. There is no depletion related to the oil and gas property as of June 30, 2023 as the Company does not currently have production.

Regarding the Company’s license in Benin, the Production Sharing Agreement (as defined below) covering Block B includes three exploration phases covering nine years, from its effective date. The production period is for 25 years and can be extended an additional 10 years. The Company is currently in negotiation for a new form of production sharing agreement and anticipates its signing in 2023.

Regarding the Company’s license in Namibia, the Petroleum Agreement for onshore Block 1919 includes three exploration phases covering eight years, from its effective date. The production period is for 25 years.

Republic of Benin

In October 2013, Elephant Oil signed a Production Sharing Agreement with Benin (the “Production Sharing Agreement”) providing a 100% licensed interest under the PSA in onshore Block B, which is over 1.1 million acres, or 1,772 square miles or 4,590 square kilometers onshore and is accessible by local roadways in a low-density tropical forest environment. SOBEH (now known as SNH-Benin), the national oil company of Benin, has an option to acquire a maximum of a 10% interest upon commercial discovery. The exploration period is 9 years and, unless extended, would have terminated in October 2022. However, the Company is in advanced negotiations with the Ministry of Water and Mines of Benin (the “Ministry of Water and Mines”) for a New Production Sharing Agreement. Because the Company is currently in negotiations for a new agreement, as per a July 2018 letter from the Ministry of Water and Mines and Article 53 of the Petroleum Code, the rights under the Production Sharing Agreement are extended and remain valid until the negotiations are finalized. The Company intends to continue exploring Block B while it continues negotiations with the Ministry of Water and Mines for the new agreement.

The Company believes that the new Production Sharing Agreement with the Republic of Benin will either a) be ratified by the government of Benin as it stands or b) be further negotiated to acceptable agreement terms if additional discussions are required. In the unlikely event that the Company and the government of Benin are unable to reach a mutually acceptable agreement, the Company may substantially reduce or abandon its exploration efforts in the Republic of Benin, which may result in an impairment of its investment in the Benin Production Sharing Agreement. As of June 30, 2023, the Company has $2,063,661 recorded in Oil and Gas properties — not subject to amortization which relates to the current Benin Production Sharing Agreement.

ELEPHANT OIL CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — OIL AND GAS PROPERTIES (cont.)

Republic of Namibia

In August 2021, Elephant Oil signed a Petroleum Agreement with Namibia for onshore Block 1919 (the “Petroleum Agreement”), which includes a minimum exploration expenditure of $5,000,000. The $5,000,000 minimum exploration expenditure condition will be deemed satisfied if the minimum work obligations are properly executed using best oil field practices, regardless of the specified expenditure amount. Elephant Oil holds a 70% production interest in Block 1919 on over 2.8 million acres, or 4,507 square miles, or 11,675 square kilometers, which is onshore and accessible by local roadways in brushland environment. Niikela Exploration (PTY) LTD holds a 20% production interest and NAMCOR, a Namibian state-owned entity, holds the remaining 10% interest in the license on a carried interest basis. The exploration period is 8 years and, unless extended, will terminate on August 22, 2029. In the event that an economically viable resource discovery is made at the licensed property, the Petroleum Agreement further entitles Elephant Oil to apply for and receive, subject to Namibian government approval, a production license of up to 25 years, renewable for a period of up to 10 years, from the NMME. The Company made payments of $125,390 for license fees in the fiscal year 2023.

NOTE 5 — RELATED PARTY TRANSACTIONS

Accounts Payable — Related Parties

The Company had accounts payable to Matthew Lofgran, our Chief Executive Officer, of $502,941, due upon demand as of June 30, 2021. Additionally, the Company had accounts payable, due upon demand, to Gavin Burnell, a shareholder, a noteholder and former director of the Company, of $177,308 as of June 30, 2021, due upon demand and non-interest bearing.

These accounts payable were settled through the issuance of 212,111 and 79,222 shares of common stock to Mr. Lofgran and Mr. Burnell, respectively, in August 2021, with a balance of $25,000 remaining due Mr. Lofgran as of September 30, 2022. The balance of $25,000 remained as of June 30, 2023.

The total of these related party accounts payable was $655,500, which is the fair value of the 291,333 aggregate shares of Common Stock issued based on the most recent cash sales price of $2.25 per share for the Company’s common stock, thus no gain or loss resulted. No cash was exchanged in these accounts payable settlements.

In August 2021, the Company issued an aggregate of 79,733 shares of common stock to settle accounts payable to third parties of $179,399, which approximates the fair value of the shares issued of $2.25 per share based on the most recent cash sales price of the Company’s common stock, thus no gain or loss resulted. No cash was exchanged in these accounts payable settlements.

The Company has accounts payable to Lanre Oloniniyi; Mr. Oloniniyi is responsible for the planning, managing, and implementation of all the Company’s finance operations, reporting to the Chief Executive Officer (see Note 7). As of June 30, 2023, the balance owed is $73,143.

Current Maturities, Notes Payable — Related Parties

The current maturities of notes payable — related parties consist of the following:

	June 30, 2023	June 30, 2022
Loan from Gavin Burnell, shareholder and former director of the Company, dated December 7, 2013, unsecured, bearing interest at 15% per annum, due December 31, 2023	$253,148	$241,779
Loan from Woodland Capital (controlled by Gavin Burnell) dated November 4, 2013, unsecured, bearing interest at 15%, due December 31, 2023	63,570	60,715
Total Notes payable – related parties	316,718	302,494
Less Current maturities, notes payable – related parties	316,718	302,494
Long-term notes payable – related parties	$—	$—

ELEPHANT OIL CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

Accrued interest on the above notes payable totalled $492,299 and $424,815 as of June 30, 2023 and 2022, respectively. Interest expense for the above notes payable — related parties for the years ended June 30, 2023 and 2022 was $45,276 and $50,123, respectively. The accrued interest is due at maturity.

Aggregate current maturities of the related party notes payable as of June 30, 2023 are due in future fiscal years as follows:

2024	$316,718
$316,718

Accrued Interest Payable Conversion Agreement

On August 25, 2023, Gavin Burnell and the Company entered into an agreement (the “Accrued Interest Payable Conversion Agreement”) (see Note 10), pursuant to which the Company will forgo accrued interest payable on loans in the aggregate amount of $443,670 owed to Mr. Burnell and Woodland Capital Limited in exchange for the issuance of 151,682 shares of the Company’s Common Stock upon the consummation of this Offering, which reflects a conversion price equal to $2.925 per share of Common Stock. Pursuant to the Accrued Interest Payable Conversion Agreement, if the Company does not consummate this Offering within 180 days of the date of the agreement, the agreement is void. As consideration for entering into the Accrued Interest Payable Conversion Agreement, the Company will also issue 50,000 shares of Common Stock to Mr. Burnell upon the consummation of this Offering. Mr. Burnell is a shareholder, a noteholder and former director of the Company. Mr. Burnell is also a Managing Director of Woodland Capital Limited, an English company for which Mr. Burnell holds investment and voting control interests over. All of the shares issued pursuant to the Accrued Interest Payable Conversion Agreement will be registered on a resale prospectus to be filed within six months of the date of the Company’s IPO.

NOTE 6 — NOTES PAYABLE

Note Payable — Bank (Bounce Back Loan Scheme)

The Company received $61,795 (£50,000 GBP) related to a loan agreement dated June 19, 2020, with Coutts & Co. bank under the UK’s Bounce Back Loan Scheme. The loan is unsecured, bears interest at 0% for the first 12 months and then 2.5% per annum thereafter, payable quarterly. The loan and any unpaid accrued interest is due in June 2026 and has balances of $12,714 and $28,303 in current and long-term liabilities, respectively, as of June 30, 2023, and balances of $12,143 and $35,368 in current and long-term liabilities, respectively, as of June 30, 2022.

Accrued interest on the note payable totalled $1,545 and $1,545 as of June 30, 2023 and 2022, respectively. Interest expense for the above notes payable for the years ended June 30, 2023 and 2022 was $1,545 and $1,545, respectively.

Aggregate maturities of the note payable — bank as of June 30, 2023 are due in future fiscal years as follows:

2024	$16,407
2025	16,407
2026	8,203
$41,017

Notes Payable — Investors, net of Discounts

On May 26, 2022, the Company entered into a convertible promissory note (“Dragon Note”) with Dragon Dynamic Funds (“Dragon”) (see Note 7). The Dragon Note has a principal amount of $312,500, a purchase price of $250,000, an original issue discount of $62,500 and a maturity date of the earlier of i) August 2022 or ii) the date of the IPO. The Dragon Note was funded on June 1, 2022 and bears no interest except in the event of default; prepayments can be made in advance of the maturity date by paying 120% of the amounts owed. Upon the maturity date, the Dragon Note shall be convertible into common stock at a conversion price of 70% of the price of the common stock on the date of

ELEPHANT OIL CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — NOTES PAYABLE (cont.)

the IPO. The Dragon Note also has 25% warrant coverage, with the number of warrants to be issued equal to $78,125, as determined in the warrant agreement (see Note 2, Note 7). The Company issued warrants, which were valued using a Black-Scholes option-pricing model to estimate the fair value of the warrants at May 26, 2022, which is based on significant inputs not observable in the market representing a Level 3 measurement within the fair value hierarchy based on an exercise price of $4.65, an average term of 2.5 years, volatility of 70%, a dividend yield of 0% and a risk rate of 2.70, resulting in a fair value of $25,751. As of June 30, 2023, the fair value of the warrants liability was $22,563, resulting in a change in fair value of ($3,188) for the year ended June 30, 2023; the change in fair value was determined using the following inputs: an exercise price of $4.65, a term of 5.13 years, volatility of 70%, a dividend yield of 0% and a risk rate of 4.13.

The Company also incurred debt issuance costs of $30,000 in connection with the issuance of the note and warrants. The values of the original issue discount (“OID”), warrants and debt issuance costs are recorded as debt discounts and amortized into interest expense over the life of the note, which is 90 days. Additionally, per the Dragon Note, there are default contingencies regarding the interest rate and the original issue discount. If the IPO has not been completed or the note has not been repaid by the maturity date of August 26, 2022, interest will begin to accrue from the date of the lapse at a rate of 20% per annum and the original issue discount rate will increase from 20% to 30%. As of June 30, 2023, the Company has not completed its IPO or repaid the Dragon Note; as such, the OID on the Dragon Note increased by $93,750 and the Company has recorded $72,768 in accrued interest due to the default as of June 30, 2023. As of the period end date, the balance of the Dragon Note was $406,250, with interest expense of $239,781 and $44,987 for the years ended June 30, 2023 and 2022, respectively.

On March 1, 2023, Dragon and the Company entered into an amendment to the Dragon Note (“Dragon Note Amendment No. 1”) to provide for (i) the mandatory conversion of the principal amount and accrued interest of the Dragon Note into shares of the Company’s Common Stock upon the consummation of the IPO, which reflects a conversion price equal to 65% (representing a discount rate of 35%) of the IPO price, subject to change in the event that the price per share of Common Stock is higher or lower than $4.50, and (ii) the issuance of 125,000 shares of Common Stock to Dragon. On March 23, 2023, Dragon and the Company entered into a second amendment to the Dragon Note (“Dragon Note Amendment No. 2”) to provide for the mandatory conversion of the principal amount and accrued interest of the Dragon Note into shares of the Company’s Common Stock upon the consummation of the IPO, which reflects a conversion price equal to $2.925 per share of Common Stock.

On April 19, 2023, the Company entered into a third amendment to the Dragon Note (“Dragon Note Amendment No. 3”), pursuant to which the Company agreed to grant registration rights on all of the shares under the Dragon Note Amendment. The aforementioned registration rights provided for 50% of the shares issued under the Dragon Note Amendment to be registered through the filing of a resale registration statement concurrent with the Company’s IPO, and the remaining 50% to be registered on a resale prospectus to be filed within six months of the date of the Company’s IPO. On May 8, 2023, the Company entered into a fourth amendment to the Dragon Note (“Dragon Note Amendment No. 4” and, with Dragon Note Amendment No. 1, Dragon Note Amendment No. 2 and Dragon Note Amendment No. 3, the “Dragon Note Amendment”), pursuant to which the resale registration rights granted under the Dragon Note Amendment No. 3 were revised such that 100% of the shares issued under the Dragon Note Amendment will be registered on a resale prospectus to be filed within six months of the date of the Company’s IPO.

Notes Payable — Individual Holder, Net of Discounts

During July 2022, the Company entered into a convertible promissory note (“IH Note”) with an individual holder. The IH Note has a principal amount of $437,500, a purchase price of $350,000, an original issue discount of $87,500 and a maturity date of the earlier of i) October 29, 2022 or ii) the date of the IPO and is convertible at the option of the holder, beginning upon the maturity date or the date of the IPO. If the holder chooses to convert, the IH Note will convert into shares of common stock and a number of warrants (collectively, Units) equal to the shares of common stock issued upon conversion. No warrants will be issued in the event of non-conversion. The conversion price shall equal 70% of the price of the Units on the date of the IPO, subject to stock splits, dividends or recapitalization. The warrants will expire on the five-year anniversary of the issue date.

ELEPHANT OIL CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — NOTES PAYABLE (cont.)

The Company incurred debt issuance costs of $31,500 in connection with the issuance of the IH Note. The value of the original issue discount and debt issuance costs are recorded as debt discounts and amortized into interest expense over the life of the IH Note, which is 90 days. The IH Note bears no interest except in the event of default; prepayments can be made in advance of the maturity date by paying 120% of the amounts owed. In the event of default or the IPO has not been completed by the maturity date, the original issue discount will increase to 30% of the face value of the note. As of June 30, 2023, the Company has not completed its IPO or repaid the IH Note; as such, the OID on the IH Note increased by $62,500 and the Company has recorded $67,778 in accrued interest due to the default as of June 30, 2023. As of the period end date, the balance of the IH Note was $500,000, with interest expense of $249,278 for the year ended June 30, 2023, respectively.

Securities Purchase Agreement (“SPA”) with 622 Capital, Net of Discounts

On December 16, 2022, the Company entered into a SPA with 622 Capital (“622”) for 20% OID senior notes with an aggregate principal amount of $500,000, an OID of $100,000 and an aggregate subscription amount of $400,000. The SPA has a maturity date of the earlier of i) April 16, 2023 or ii) the completion of the Company’s IPO, and bears interest at a rate of 15% per annum, which will be waived in the event the IPO occurs on or before the maturity date. The SPA also provides for the issuance of incentive shares, the number of which will be equal to approximately 0.4106% of the issued shares of the Company, or 50,000 shares of Common Stock, as of the closing date of the SPA. The incentive shares were recorded at a fair value of $3.00 per share, and their relative fair value of $92,308 was recorded as a discount to the Notes and will be amortized into interest expense over the life of the SPA, which is 90 days.

The Company also incurred debt issuance costs of $51,000 in connection with the issuance of the SPA. The value of the debt issuance costs and the OID ($100,000) are recorded as debt discounts and amortized into interest expense over the life of the SPA, which is 90 days. Additionally, per the SPA, there are default contingencies regarding the interest rate; if the IPO has not been completed or the note has not been repaid by the maturity date of April 16, 2023, interest will begin to accrue from the date of issuance at a rate of 15% per annum. As of June 30, 2023, the Company has not completed its IPO or repaid the note; as such, the Company has recorded $40,833 in accrued interest due to the default as of June 30, 2023. As of June 30, 2023, the balance of the SPA was $500,000, with interest expense of $284,141 for year ended June 30, 2023.

On March 6, 2023, 622 and the Company entered into an amendment to the SPA (“622 Note Amendment No. 1”) to provide for (i) the mandatory conversion of the principal amount and accrued interest of the SPA into shares of the Company’s Common Stock upon the consummation of the IPO, which reflects a conversion price equal to 65% (representing a discount rate of 35%) of the IPO price, subject to change in the event that the price per share of Common Stock is higher or lower than $4.50 and (ii) the issuance of 125,000 shares of Common Stock to 622. On March 23, 2023, 622 and the Company entered into a second amendment to the SPA (“622 Note Amendment No. 2”) which provided for the mandatory conversion of the principal and accrued interest of the SPA upon a Liquidity Event (as defined in the SPA) into shares of the Company’s Common Stock, which reflects a conversion price equal to $2.925 per share of Common Stock.

On April 19, 2023, the Company entered into a third amendment to the SPA (“622 Note Amendment No. 3”), pursuant to which the Company agreed to grant registration rights on all of the shares under the 622 Note Amendment. The aforementioned registration rights provided for 50% of the shares issued under the 622 Note Amendment to be registered through the filing of a resale registration statement concurrent with the Company’s IPO, and the remaining 50% to be registered on a resale prospectus to be filed within six months of the date of the Company’s IPO. The 622 Note Amendment contains a standstill provision pursuant to which the Company is prohibited from offering securities of the Company prior to the IPO unless the SPA is repaid in full. On May 8, 2023, the Company entered into a fourth amendment to the SPA (“622 Note Amendment No. 4” and, with 622 Note Amendment No. 1, 622 Note Amendment No. 2 and 622 Note Amendment No. 3, the “622 Note Amendment”), pursuant to which the resale registration rights granted under the 622 Note Amendment No. 3 were revised such that 100% of the shares issued under the 622 Note Amendment will be registered on a resale prospectus to be filed within six months of the date of the Company’s IPO.

ELEPHANT OIL CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company is subject to various claims that arise in the ordinary course of business. Management believes that any liability of the Company that may arise out of or with respect to these matters will not materially adversely affect the financial position, results of operations, or cash flows of the Company.

2022 Incentive Plan

In February 2022, the Company adopted and approved the 2022 Incentive Plan. Under the 2022 Incentive Plan, the Company may (a) grant options to purchase common stock and (b) offer to sell and issue restricted shares of common stock (collectively, “Awards”) to selected employees, officers, directors and consultants of the Company as an incentive to such eligible persons in order to attract and retain highly competent persons as directors, officers, key employees, consultants and independent contractors by providing them opportunities to acquire shares of common stock of the Company. The Company has reserved 1,890,596 shares of its common stock for issuance in connection with the 2022 Equity Incentive Plan.

Stock Options

A summary of the option activity during the years ended June 30, 2023 and 2022 is presented below:

	Number of Options	Weighted-average Exercise Price per Share
Outstanding, July 1, 2021	—	$—
Granted	650,000	2.25
Expired	—	—
Exercised	—	—
Outstanding, June 30, 2022	650,000	2.25
Granted	490,000	2.25
Expired	—	—
Exercised	—	—
Outstanding, June 30, 2023	1,140,000	$2.25

Exercisable, June 30, 2023	570,000	$2.25

A summary of outstanding and exercisable stock options as of June 30, 2023 is presented below:

Stock Options Outstanding		Stock Options Exercisable
Exercise Price	Number of Shares	Weighted Average Remaining Life in Years	Number of Shares
$2.25	1,140,000	8.4	570,000

During the year ended June 30, 2023, the Company granted ten-year options for the purchase of an aggregate of 490,000 shares of common stock at an exercise price of $2.25 per share to eight employees/directors of the Company, pursuant to the 2022 Incentive Plan. The options had an aggregate grant date value of $682,629 and vest as follows: 50% of the shares underlying the options shall vest on the first anniversary of the option grant, with the remainder vesting on the second anniversary of the option grant.

ELEPHANT OIL CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — COMMITMENTS AND CONTINGENCIES (cont.)

The assumptions used in the Black-Scholes valuation method for these options which were issued in the fiscal year 2023 were as follows:

Risk free interest rate	2.85% – 3.45%
Expected term (years)	9.14 – 9.57
Expected volatility	70%
Expected dividends	0%

During the year ended June 30, 2022, the Company granted ten-year options for the purchase of an aggregate of 650,000 shares of common stock at an exercise price of $2.25 per share to four employees/directors of the Company, pursuant to the 2022 Incentive Plan. The options had an aggregate grant date value of $904,295 and vest as follows: 50% of the shares underlying the options shall vest on the first anniversary of the option grant, with the remainder vesting on the second anniversary of the option grant.

The assumptions used in the Black-Scholes valuation method for these options which were issued in the fiscal year 2022 were as follows:

Risk free interest rate	1.93% – 3.34%
Expected term (years)	9.61 – 9.70
Expected volatility	70%
Expected dividends	0%

These assumptions listed above for 2023 and 2022 were derived using i) the risk free interest rate published by the federal reserve on the date of grant, ii) the expected term used is the average of the contractual term plus the weighted average vesting term, iii) the volatility was derived using rates from third-party valuation reports of other financial instruments for the applicable quarter and iv) the expected dividends rate used is taken from the applicable option award agreement.

The Company recognized stock-based compensation expense of $850,991 and $214,189 for the years ended June 30, 2023 and 2022, respectively, related to the amortization of stock options. As of June 30, 2023, there was $521,744 of unrecognized stock-based compensation expense that will be recognized over the weighted average remaining vesting period of 1.43 years.

Employee Agreement — Lanre Oloniniyi

On October 1, 2021, the Company executed a consulting agreement with Lanre Oloniniyi. Mr. Oloniniyi is responsible for the planning, managing, and implementation of all our finance operations, reporting to the Chief Executive Officer. The consulting agreement included annualized compensation of $84,000, which the Company agreed to increase to $220,000 upon completion of our IPO and a grant of 200,000 options at an exercise price of $2.25 per option to purchase our Common Stock. The options vest fifty (50) percent on the first anniversary of the date of grant and fifty (50) percent on the second anniversary, in all cases subject to continued provision of consulting services as of such vesting dates. The agreement was terminable on ten days written notice from either party. On June 20, 2022, concurrent with the execution of Mr. Oloniniyi’s employment agreement as described below, the Company terminated the consulting agreement and agreed to continue the vesting of Mr. Oloniniyi’s options upon his entering into the employment agreement.

On June 20, 2022, the Company entered into an employment agreement with Mr. Oloniniyi to serve as Chief Financial Officer of the Company. Mr. Oloniniyi’s appointment shall continue until terminated by either party upon not less than 6 months’ prior written notice. The agreement includes annualized compensation of $84,000, which will increase to $220,000 upon completion of our IPO and continues the vesting of Mr. Oloniniyi’s grant of 200,000 options at an exercise price of $2.25 per option to purchase our Common Stock. The agreement also contains customary expense reimbursement, holiday pay, sick pay and termination provisions.

ELEPHANT OIL CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — COMMITMENTS AND CONTINGENCIES (cont.)

Services Agreement — TraDigital Marketing Group

On March 15, 2022, the Company executed a consulting agreement with TraDigital Marketing Group (“TraDigital”) for strategic advisory and digital marketing services. The consulting agreement includes monthly compensation of $10,000 and a one-time, initial stock compensation of 100,000 shares of Common Stock; the term of the agreement is for one year, after which the agreement will continue on a month-to-month basis, unless written cancellation is tendered by either party. As of March 15, 2022, the 100,000 shares were effectively issued at a price of $2.25 per share for an aggregate value of $225,000.

On May 8, 2023, TraDigital and the Company entered into an agreement (the “TraDigital Conversion Agreement”), pursuant to which the Company will forgo payment of outstanding invoices in the aggregate amount of $90,000 owed to TraDigital in exchange for the issuance of 30,769 shares of the Company’s Common Stock upon the consummation of this Offering, which reflects a conversion price equal to $2.925 per share of Common Stock. All of the shares pursuant to the TraDigital Conversion Agreement will be registered on a resale prospectus to be filed within six months of the date of the Company’s IPO.

Offering Agreement — Spartan Capital Securities, LLC.

During May 2022, the Company entered into an agreement whereby it will issue warrants to Spartan Capital Securities, LLC (“Spartan”), as representative of the underwriters, upon the closing of this offering (the Company’s IPO), which entitle it to purchase up to 5% of the total number of shares of Common Stock being sold in this offering.

Note Payable — Investors, net of discounts

On May 26, 2022, the Company entered into the Dragon Note, which has a principal amount of $312,500, a purchase price of $250,000, an original issue discount of $62,500 and a maturity date of the earlier of i) August 2022 or ii) the date of the IPO. Upon the maturity date, the Dragon Note shall be convertible into common stock at a conversion price of 70% of the price of the common stock on the date of the IPO. The Dragon Note also has 25% warrant coverage, with the number of warrants to be issued equal to $78,125 (see Note 2). As of August 2022, due to the arrival of the maturity date, the original issued discount and principal amount increased by $93,750 per the terms of the Dragon Note. See Note 6 above for further information.

Note Payable — Individual Holder, net of discounts

On July 30, 2022, the Company entered into the IH Note, which has a principal amount of $437,500, a purchase price of $350,000, an original issue discount of $87,500 and a maturity date of the earlier of i) October 29, 2022 or ii) the date of the IPO. Upon the earlier of the maturity date or the date of the IPO, the IH Note may be converted into common stock and a number of warrants equal to the number of shares of converted common stock (collectively, Units) at a conversion price of 70% of the price of the Units on the date of the IPO. No warrants will be issued in the event of non-conversion (see Note 2). As of October 2022, due to the arrival of the maturity date, the original issue discount and principal amount increased by $62,500 per the terms of the IH Note. See Note 6 above for further information.

Securities Purchase Agreement (“SPA”), net of discounts

On December 16, 2022, the Company entered into a SPA with a holder for 20% original issue discount (“OID”) senior notes with an aggregate principal amount of $500,000, an OID of $100,000 and an aggregate subscription amount of $400,000. The SPA has a maturity date of the earlier of i) April 16, 2023 or ii) the completion of the Company’s IPO, and bears interest at a rate of 15% per annum, which will be waived in the event the IPO occurs on or before the maturity date. The SPA also provides for the issuance of incentive shares, the number of which will be equal to approximately 0.4106% of the issued shares of the Company, or 50,000 shares of Common Stock, as of the closing date of the SPA. See Note 6 above for further information.

ELEPHANT OIL CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — INCOME TAXES

The Company accounts for income taxes under ASC 740-10, which provides for an asset and liability approach of accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributed to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes.

The Company’s wholly owned subsidiary, EOL, is subject to corporate income tax filing requirements in the United Kingdom. In April 2023 the UK tax rate went from 19% to 25%.

Due to the Company’s net losses, there were no provisions for income taxes for the years ended June 30, 2023 and 2022. The Company’s effective tax rate was lower than the U.S. federal statutory rate of 21% primarily due to changes in the valuation allowance. The change in the valuation allowance had an impact of (23.02%) and (9.06%) on the U.S. federal statutory rate for June 30, 2023, and 2022, respectively.

	2023	2022
US Federal Statutory Rate	21.00%	21.00%
Changes due to:
Stock-Based Compensation	(0.00)%	(11.68)%
Foreign Income taxed at Different Rates	3.79%	(0.10)%
Valuation allowance	(23.01)%	(9.06)%
Other	(1.78)%	(0.16)%
Effective Tax Rate	—	—

Significant components of the Company’s deferred tax assets as of June 30, 2023 and 2022 are summarized below.

	2023	2022
Deferred tax assets:
Net operating loss carryforwards (U.K.)	$257,000	$195,000
Stock-Based Compensation	224,000	45,000
Business Organization/Start-up Costs	397,000	148,000
Accrued Wages	82,000	44,000
Accrued interest (UK)	159,000	102,000
Exploration Costs	15,000	13,000
Foreign Currency Translation Adjustments	127,000	136,000
Total deferred tax asset	1,261,000	683,000

Deferred tax liabilities:
Change in fair market value of warrant liability	(1,000)	—
Total deferred liability	(1,000)	—
Valuation allowance	(1,260,000)	(683,000)
	$—	$—

As of June 30, 2023, the Company had approximately $1.0 million of UK net operating loss carry forwards and no material U.S. federal net operating losses. Future utilization of the net operating loss carry forwards is subject to certain limitations under Section 382 of the Internal Revenue Code and under corporate tax filing requirements in the United Kingdom. The Company believes that the issuance of its Common Stock in exchange for EOL on April 26, 2021 resulted in an “ownership change” under these rules and regulations. Additionally, the Company’s Acquisition may not meet the requirements of a tax-free reorganization (“Reorganization”) under Section 368 of the Internal Revenue Code. Accordingly, the Company’s ability to utilize their net operating losses generated prior to this date may be limited.

ELEPHANT OIL CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — INCOME TAXES (cont.)

To the extent that the tax deduction is included in a net operating loss carry forward and is in excess of amounts recognized for book purposes, no benefit will be recognized until the loss carry forward is recognized. Upon utilization and realization of the carry forward, the corresponding change in the deferred asset and valuation allowance will be recorded as additional paid-in capital.

The Company provides for a valuation allowance when it is more likely than not that it will not realize a portion of the deferred tax assets. The Company has established a valuation allowance against the net deferred tax asset due to the uncertainty that enough taxable income will be generated in those taxing jurisdictions to utilize the assets. Therefore, the Company has not reflected any benefit of such deferred tax assets in the accompanying financial statements. Our net deferred tax asset and valuation allowance increased by $577,000 and $307,000 in the years ended June 30, 2023 and 2022, respectively.

The Company reviewed all income tax positions taken or that they expect to be taken for all open years and determined that the income tax positions are appropriately stated and supported for all open years, except for the Reorganization transaction described above. The company will complete their analysis within the next interim period to determine if a reserve for uncertain tax positions is required. The Company may be subject to income tax examinations for the various taxing authorities which vary by jurisdiction.

In accordance with ASC 740-10-25-6, the Company shall initially recognize the financial statement effects of a tax position when it is more likely-than-not, based on the technical merits, that the position will be sustained upon examination. At the date of filing the Company does not believe they have any uncertain tax positions.

NOTE 9 — STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue an aggregate of 500,000,000 shares. The authorized capital stock is divided into: (i) 490,000,000 shares of Common Stock having a par value of $0.0001 per share and (ii) 10,000,000 shares of preferred stock having a par value of $0.0001 per share.

In August 2021, the Company granted an aggregate of 79,733 shares of common stock with a fair value of $2.25 per share in satisfaction of an aggregate of $179,399 in accounts payable resulting in no gain or loss to various vendors (see Note 5).

In August 2021, the Company granted an aggregate of 291,334 shares of common stock with a fair value of $2.25 per share in satisfaction of an aggregate of $655,500 in accounts payable resulting in no gain or loss to related parties (see Note 5).

During March 2022, the Company effectively issued 100,000 shares of its $0.0001 par common stock to TraDigital for compensation for services at a price of $2.25 per share for an aggregate value of $225,000 (see Note 7).

During May 2022, the Company issued 63,955 shares of common stock with an aggregate fair value of $143,898 to a third party for services rendered. The fair value of the shares was recorded as compensation expense during the period ended June 30, 2022.

During the year ended June 30, 2022, the Company entered into subscription agreements with investors in connection with an offering of the Company’s Common Stock at a price of $2.25 per share for a total of 342,667 shares for aggregate gross proceeds received of $737,400, net of transaction costs of $33,600 related to the offering.

On December 16, 2022, the Company issued a number of shares equal to approximately 0.4106% of the issued shares of the Company as of that date, or 50,000 shares of Common Stock, with an aggregate fair value of $150,000 and a relative fair value of $92,308, to a note holder in connection with a SPA.

ELEPHANT OIL CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — STOCKHOLDERS’ EQUITY (cont.)

IPO

The Company intends to offer shares of its Common Stock for sale in an IPO; the Company is currently in the final phase of the offering.

Underwriter Warrants — EF Hutton

On June 15, 2021, the Company entered into an agreement (the “Offering Agreement”) whereby it will issue warrants to EF Hutton, division of Benchmark Investments, LLC, as representative of the underwriters, upon the closing of this offering, which entitle it to purchase up to 5% of the total number of shares of Common Stock being sold in this offering (the “Underwriter Warrants”). The exercise price of the warrants is equal to 125% of the offering price of the Common Stock offered. The Underwriter Warrants will be exercisable at any time and from time to time, in whole or in part, during the four and a half-year period commencing six months from the effective date of the offering.

During May 2022, the Company and EF Hutton entered into a settlement agreement and release, whereby both parties mutually agreed to terminate the Offering Agreement signed on June 15, 2021. Neither party owes any obligations under such agreement and any individuals who were issued shares will execute the necessary documents to cancel these shares.

During May 2022, the Company entered into an agreement (the “Spartan Offering Agreement”) whereby it will issue warrants to Spartan Capital Securities, LLC (“Spartan”), as representative of the underwriters, upon the closing of this offering, which entitle it to purchase up to 5% of the total number of shares of Common Stock being sold in this offering (the “Spartan Underwriter Warrants”).

Common Stock — EF Hutton

On October 14, 2021, Elephant Oil signed an Advisory Agreement with EF Hutton, division of Benchmark Investments, LLC, pursuant to which EF Hutton will act as exclusive financial advisor to Elephant Oil, in connection with providing general financial advisory to Elephant Oil (the “Advisory Agreement”). In consideration of EF Hutton’s services, Elephant Oil agreed to issue 4.99% of its common stock, computed as of the Advisory Agreement date, to certain individuals and an entity affiliated with EF Hutton as of the date of the Advisory Agreement, which totalled an aggregate of 588,854 shares of Common Stock with a fair value of $1,324,921, or $2.25 per common share, issued on October 14, 2021.

On May 11, 2022, the Company and EF Hutton entered into a settlement agreement and release, whereby both parties mutually agreed to terminate the Advisory Agreement signed on October 14, 2021. Neither party owes any obligations under such agreement and any individuals who were issued shares will execute the necessary documents to cancel these shares. The Company retired the 588,854 shares previously issued to EF Hutton in May 2022.

Underwriter Warrants — Spartan Capital Securities, LLC.

During May 2022, the Company entered into an agreement (the “Spartan Offering Agreement”) whereby it will issue warrants to Spartan Capital Securities, LLC (“Spartan”), as representative of the underwriters, upon the closing of this offering, which entitle it to purchase up to 5% of the total number of shares of Common Stock being sold in this offering (the “Spartan Underwriter Warrants”). The exercise price of the warrants is equal to 110% of the offering price of the Common Stock offered. The Spartan Underwriter Warrants will be exercisable at any time and from time to time, in whole or in part, during the five-year period from the effective date of the offering. The Spartan Underwriter Warrants shall not be redeemable. The Spartan Underwriter Warrants may not be sold, transferred, assigned, pledged or hypothecated or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities for a period of 360 days following the effective date of the Spartan Offering Agreement, except that they may be assigned, in whole or in part, to any officer or partner of the representative, and to members of the underwriting syndicate or selling group (or to officers or partners thereof), or as otherwise permitted, in compliance with FINRA Rule 5110(g)(2). The Spartan Underwriter Warrants will contain provisions for one demand registration of the sale of the underlying shares of Common Stock at our expense and unlimited “piggyback” registration rights for a period of five (5) years after the effective date of the registration statement for this offering at our expense.

ELEPHANT OIL CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — SUBSEQUENT EVENTS

The Company has evaluated events and transactions subsequent to June 30, 2023, through the date the consolidated financial statements were issued. Except as noted below, there are no other subsequent events identified that would require disclosure in the consolidated financial statements.

Issuance of Common Stock to Investors

On August 21, 2023, the Company issued 20,000 shares of Common Stock with a par value of $0.0001 to investors at a price per share of $4.00 for an aggregate amount of $80,000.

Amendment to Accrued Interest Payable Conversion Agreement — Gavin Burnell

On August 25, 2023, the Company entered into an amendment to the Accrued Interest Payable Conversion Agreement it has with Gavin Burnell (see Note 5); the amendment states that if the Company does not consummate its IPO within 180 days of the signing of the amendment, then the agreement (and issuance of the shares provided for) will be void.

Elephant Oil Corp.

1,666,667 Shares of Common Stock

_________________

PROSPECTUS

_________________

SPARTAN CAPITAL SECURITIES, LLC

        , 2023

Through and including                , 2023 (the 25th day after the date of this Offering), all dealers effecting transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the Offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. Included in the table are our actual deferred offering costs through June 30, 2023, as well as additional estimated amounts for legal, accounting and other filing fees. Certain amounts are not estimated including the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq listing fee.

Amount
SEC registration fee	$1,114
FINRA filing fee	2,017
Initial listing fee	95,000
Accountants’ fees and expenses	1,157,077
Legal fees and expenses	1,444,523
Underwriter non-accountable expenses	75,000
Transfer agent’s fees and expenses	3,333
Printing and Edgar expenses	118,921
Miscellaneous	295,218
Total expenses	$3,192,203

Item 14. Indemnification of Directors and Officers.

We are a Nevada corporation. The Nevada Revised Statutes and certain provisions of our second amended and restated bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our second amended and restated bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not a result of intentional misconduct, fraud or a knowing violation of law. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of our stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for intentional misconduct, fraud or a knowing violation of law.

Indemnification may also be granted pursuant to the terms of agreements that may be entered in the future or pursuant to a vote of stockholders or directors. The Nevada Revised Statutes also grant us the power to purchase and maintain insurance, which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

To the maximum extent permitted by law, our articles of incorporation eliminate or limit the liability of our directors to us or our shareholders for monetary damages for breach of a director’s fiduciary duty as a director.

We intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will generally provide, among other things, for indemnification to the fullest extent permitted by law and our articles of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our articles of incorporation and amended and restated bylaws.

We are in the process of obtaining standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments that we may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The underwriting agreement, filed as Exhibit 1.1 to this registration statement, will provide for indemnification, under certain circumstances, by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding unregistered securities issued by us within the past three years. Also included is the consideration received by us for such unregistered securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

1.      In June 2021, the Company entered into various subscription agreements in connection with its private placement (the “June 2021 Offering”) seeking to raise funds through the sale of shares of the Company’s Common Stock at a price of $2.25 per share. In June 2021, the Company issued a total of 244,444 shares for aggregate proceeds received of approximately $522,000 related to the June 2021 Offering.

2.      From July 2021 through June 2022, the Company entered into additional subscription agreements in connection with the offering of the Company’s Common Stock at a price of $2.25 per share for a total of 342,667 shares for aggregate gross proceeds received of approximately $737,400.

3.      In August 2021, the Company entered into various settlement agreements with several vendors and related parties, which pursuant to which the Company granted an aggregate of 371,067 shares of Common Stock with a fair value of $2.25 per share in satisfaction of an aggregate of approximately $830,300 in accounts payable resulting in no gain or loss.

4.      In December 2022, the Company issued a total of 50,000 shares of Common Stock in connection with the December 2022 SPA.

5.      In August 2023, the Company issued a total of 20,000 shares to three existing shareholders of the Company at a price of $4.00 per share, resulting in aggregate proceeds of $80,000.

The offer and sale of all securities listed in this Item 15 was made to a limited number of accredited investors and qualified institutional buyers in reliance upon exemptions from the registration requirements pursuant to Section 4(a)(2) under the Securities Act and Regulation D promulgated under the Securities Act. Individuals who purchased securities as described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Exhibit
1.1**	Form of Underwriting Agreement
3.1**	Articles of Incorporation of Elephant Oil Corp.
3.2**	Bylaws of Elephant Oil Corp.
3.3**	Amended and Restated Bylaws of Elephant Oil Corp.
3.4**	Second Amended and Restated Bylaws of Elephant Oil Corp.
4.1**	Specimen Common Stock Certificate evidencing the shares of Common Stock
4.2**	Form of Representative’s Warrant
5.1**	Opinion of Sherman & Howard L.L.C.
10.1**

Petroleum Agreement, dated August 23, 2021, by and among Elephant Oil Ltd., The Government of the Republic of Namibia, Niikela Elporation (PTY) Ltd., and Namcor E&P Exploration and Production (PTY) Ltd

10.2**	Production Sharing Contract, dated October 5, 2013, by and among Elephant Oil Ltd., and the Government of the Republic of Benin.
10.3**	Form of Indemnification Agreement
10.4**	Employment Agreement between Elephant Oil Corp. and Matthew Lofgran
10.5**	Employment Agreement between Elephant Oil Corp. and Lanre Oloniniyi
10.6**	Convertible Promissory Note with Dragon Dynamic Funds
10.7**	Convertible Promissory note with John Bolitho
10.8**	Securities Purchase Agreement with 622 Capital LLC
10.9**	Original Issue Discount Senior Note (included in exhibit 10.8)
10.10**	Amendment to Convertible Promissory Note with Dragon Dynamic Funds
10.11**	Amendment to Convertible Promissory Note with 622 Capital LLC
10.12**	Accounts Receivable Conversion Agreement with TraDigital Marketing Group
10.13**	Amended and Restated Accrued Interest Payable Conversion Agreement with Gavin Burnell
10.14**	Amendment No. 2 to Convertible Promissory Note with Dragon Dynamic Funds
10.15**	Amendment No. 2 to Convertible Promissory Note with 622 Capital LLC
10.16**	Amended and Restated Accounts Receivable Conversion Agreement with TraDigital Marketing Group
10.17**	Second Amended and Restated Accrued Interest Payable Conversion Agreement with Gavin Burnell
10.18**	Amendment No. 3 to Convertible Promissory Note with Dragon Dynamic Funds
10.19**	Amendment No. 3 to Convertible Promissory Note with 622 Capital LLC
10.20**	Second Amended and Restated Accounts Receivable Conversion Agreement with TraDigital Marketing Group
10.21**	Third Amended and Restated Accrued Interest Payable Conversion Agreement with Gavin Burnell
10.22**	Amendment No. 4 to Convertible Promissory Note with Dragon Dynamic Funds
10.23**	Amendment No. 4 to Convertible Promissory Note with 622 Capital LLC
10.24**	Third Amended and Restated Accounts Receivable Conversion Agreement with TraDigital Marketing Group
10.25**	Fourth Amended and Restated Accrued Interest Payable Conversion Agreement with Gavin Burnell
10.26**	Fifth Amended and Restated Accrued Interest Payable Conversion Agreement with Gavin Burnell
10.27**	Subscription Agreement with Breakspear Ventures
10.28**	Subscription Agreement with Sebastian Marr
10.29**	Subscription Agreement with John Alston
16.1**	2022 Incentive Plan
16.2**	Letter from Marcum LLP to the Securities Exchange Commission dated December 12, 2022
21.1**	Subsidiaries of the Registrant
23.1*	Consent of Independent Registered Public Accounting Firm (BF Borgers CPA PC)
23.2**	Consent of Sherman & Howard L.L.C. (included in Exhibit 5.1)
23.3**	Consent of RISC (UK) Limited

Exhibit Number	Description of Exhibit
24.1**	Power of Attorney
99.1**#	July 2018 Letter from the Ministry of Water and Mines of Benin
107**	Filing Fee Table

____________

*        Filed herewith.

**      Previously Filed.

#        English translation of original French document.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on this 20th day of September 2023.

ELEPHANT OIL CORP.
By:	/s/ Matthew Lofgran
Matthew Lofgran
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date
/s/ Matthew Lofgran	Chief Executive Officer	September 20, 2023
Matthew Lofgran	(principal executive officer)
/s/ Lanre Oloniniyi	Chief Financial Officer	September 20, 2023
Lanre Oloniniyi	(principal financial and accounting officer)
*	Director	September 20, 2023
Dr. Stephen Staley
*	Director	September 20, 2023
David Blanchard
*	Director	September 20, 2023
Peter Elliott
*	Director	September 20, 2023
Frank Ingriselli
*By:	/s/ Matthew Lofgran
Name: Matthew Lofgran
Title: Attorney-in-Fact